Form 10KSB, Exhibit 13
period 1995-12-31
CORNING NATURAL GAS CORP
filed 1996-05-01
CIK 24751

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

                              WITNESSETH
          WHEREAS, the National Labor Relations Board on March 23, 1967, following a representation election held on March 15, 1967, in Case No. 3-RC-4093, found, determined and certified that the Union has been designated and selected by a majority of the employees of the Company, in the unit described below, as their representative for the purposes of collective bargaining, and that, pursuant to Section 9(a) of the National Labor Relations Act, as amended, the Union is the exclusive representative of all the employees in such unit for the

                               - Page 2 -
9/1/95
purposes of collective bargaining with respect to rates of pay, wages, hours of employment, and other conditions of employment; and the unit is described as all production and maintenance employ
subdivisions in which it operates and is adequately protected therewith.
     (3) Since the Company's business is seasonal by quarters, sales for each quarter of the year vary and are not comparable. Sales for calendar years vary depending on variations in temperature, but the Company's Weather Normalization Clause (WNC) serves to stabilize net revenue from the effects of temperature variations. The WNC allows the Company to adjust customer billings to compensate for fluctuations in net revenue caused by temperatures which are higher or lower than the thirty year average temperature for the period. Degree days, which represent the number of degrees that the average daily temperature falls below 65 degrees Fahrenheit, totaled 6,772 in 1995 and 7,008 in 1994.
     (4) The Company has three major customers, the details of which appear in the notes to the financial statements in the attached 1995 Annual Report to Shareholders which is incorporated by reference thereto.
     (5) Historically, the Company's competition in the residential market has been primarily from electricity in cooking, water heating and clothes drying, and to a very small degree, in heating. The price of gas remains low in comparison to that of electricity in the Company's service territory and the Company's competitive position in the residential market continues to be very strong. Approximately 99% of the Company's general service customers heat with gas.
     In recent years competition from oil has developed in the industrial market. The Company has been able to counteract much of this competition, to date, through the transportation of customer owned gas for a transportation charge. The end use customer contracts on the spot market for the purchase of the gas, usually at substantial savings. The Company's transportation rate is equal to the lowest unit rate of the appropriate rate classification, exclusive of gas costs, hence the profit margin is maintained. Additionally, under the recent deregulated environment there is opportunity for the Company to increase revenue by selling its upstream pipeline capacity to transportation customers. The Company is authorized to retain 15% of such revenue and 85% is returned to firm customers in the form of lower gas costs. Transportation customers that pay for this capacity are virtually assured that their supply will not be interrupted. Revenues derived from the resale of this capacity were $154,033 in 1995 and $244,638 in 1994. Discounting due to excess capacity available in the marketplace was primarily responsible for the decrease in revenue. For those willing to bear some risk, the Company has an interruptible transportation rate for its large industrial customers whereby the customer may elect to avoid payment of demand charges but bears the risk of partial or total upstream interruption of service during certain periods. To maintain industrial load in the event that oil prices temporarily drop below the equivalent gas price, the Company continues to maintain a flexible transportation rate schedule. This flexible rate, however, was not utilized in 1995 and has been invoked only once since its inception.
     In September 1995 the Company purchased the assets of a local gas distribution company, Finger Lakes Gas Company, through the Federal Bankruptcy Court. Finger Lakes Gas served customers in the Hammondsport, NY area and had a customer base of approximately 320 customers. The Company was able to purchase this all plastic system with a bid of $560,000. The Company was pleased to purchase these assets that originally cost over $1.5 million to construct for its relatively low bid. The nearly new, all plastic, system was already connected and serving 320 customers with a potential to add 200 more in the near future. On a per customer basis, this represents a very low investment. The capital to purchase these assets was obtained through short term debt. The Company has not found it necessary to apply for an increase in rates on this part of our system which means the original rates made effective in 1990 remain in effect six years later.
     Shortly after the Company took possession of the system, Mercury Aircraft, Inc. announced it would purchase the former Taylor Wine Company facilities and centralize their other plants. The reopening of this major facility will most certainly contribute toward the stability and future viability of the new gas
system which        Form 10-K for December 31, 1987.

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