Form 10KSB/A, Exhibit 13
period 1996-09-30
CORNING NATURAL GAS CORP
filed 1997-01-29
CIK 24751

CORNING NATURAL GAS CORPORATION 1996 ANNUAL REPORT

Report to Shareholders

     A variety of circumstances and opportunities have culminated in the production of above average financial results for the first three quarters of 1996 as well as for the past twelve months. We will be discussing the first nine months of the year in addition to twelve month results as we have moved from a December 31 to a September 30 fiscal year. This change, which will end our year during a mild season, actually provides a more realistic annual picture of the financial results of the highly seasonal business nature that is typical for northeastern natural gas distribution companies. The numbers presented to you throughout this report are audited for the nine month period ended September 30, 1996 but are unaudited for the nine months and twelve months ended September 30, 1995.

     FINANCIAL RESULTS - As previously stated, a number of factors combined in providing outstanding results for the past year. On an individual basis, no particular segment of our business was outstanding except perhaps for overall gas deliveries. Rather exceptionally cold weather, which produced 7.5 percent more degree days than the fifteen year average, did result in 779,000 Mcf more deliveries in the twelve months ended September 30, 1996 than the prior year. Consolidated earnings of $483,000 for the nine months ended September 30, 1996, and $795,000 for the twelve month period ended September 30, 1996 resulted in an increase over the prior period of 56 percent and 37 percent respectively. Incremental revenues derived from non-traditional sources provided as a result of the restructuring process referred to elsewhere in this report account for some of the earnings improvement. The purchase of the Hammondsport, NY gas delivery system generated gross margin of $150,000 for the nine months ended September 30, 1996. The physical acquisition was made without difficulty while sales generated were higher than projections with relatively low operating costs. The Company's Appliance subsidiary also contributed significantly, once again, to our consolidated results.

     APPLIANCE SUBSIDIARY - The Company's wholly owned subsidiary also continued to improve its contributions to earnings. For the nine months ended September 30, 1996 the Appliance Corporation earned $132,000, an improvement of 24 percent over the same period of 1995. Twelve month earnings, ended September 30, 1996, of $229,000 are 19 percent ahead of the prior year and amount to 29 percent of our 12 month consolidated results. The Company operates three retail stores including one in Elmira, Bath and Corning. We recently moved the Elmira store into a complex of shops adjacent to the new, impressive Wegman's supermarket near downtown Elmira. Eleven burning natural gas fireplace displays were installed at this store as its primary feature. We expect to vastly improve the traffic at this new outlet which opened October 1, 1996 as the Wegmans plaza is projected to eventually attract up to 50,000 customers per week. Both the Corning and Bath outlets were remerchandised at the same time to capitalize on the opening of the Elmira unit. We look forward to a promising future for the Appliance Subsidiary as its growth and contribution to consolidated results play an ever increasing role.

     ACQUISITION - The purchase of the Hammondsport, NY, distribution system (previously operated by the Finger Lakes Gas Company) has exceeded forecast expectations. We have achieved moderate results in adding new customers on the system which was approximately sixty percent saturated when we purchased it in bankruptcy court. However, projected results were enhanced when the single largest customer was placed on stream very shortly after we purchased the system in September, 1995. This customer, Mercury Aircraft, Inc., accounts for a significant proportion of system deliveries in Hammondsport. The additional revenues generated by this customer have enabled us to provide continued service throughout Hammondsport without any rate adjustments. While the rates that we deliver natural gas to customers in Hammondsport are similar to those in Corning, there has been no rate increase on this system since its original construction in 1990.

     MAJOR CUSTOMERS - The Company has continued its relationships with its primary industrial and wholesale customers. We provide primarily gas transportation services to our wholesale accounts in Elmira and Bath which amounted to 37 percent of total throughput for the year ending September 30, 1996 which represents an increase of 13 percent. We also maintain excellent relationships with our large industrial users, Corning Incorporated, Pollio Dairy and Dresser Rand. We recently executed a contract with Corning Incorporated wherein the Company will provide the main plant facilities (intown) with all of their requirements either through sales, transportation, and/or storage services for the next three years with potential renewals extending to five years. Such contracts and relationships help us to stabilize our overall throughput and earnings into the future. The Company currently transports nearly one hundred percent of the natural gas used by all of its industrial and wholesale customers and many of its large commercial and municipal accounts. Transportation services now account for approximately two thirds of our total gas deliveries.

     RATES - The Company had filed a rate application with the NYSPSC in the amount of $368,000 on June 8, 1995 with a requested implementation date of January 1, 1996. Unfortunately, a series of delays and adjustments resulted in a final approval of only $124,000 which did not become effective until September 1, 1996. Thus, this rate adjustment has almost no impact upon earnings as stated in this report. We have managed to keep control of our overhead, particularly when considering that the prior rate increase, which was effective in November, 1993, amounted to only $88,000. Therefore, our rates have only increased a total of $212,000 during the past three years which represents an increase of only 1.5% to the average residential customer. Further, any additional potential increases in our rates will not take place before 1998.

     Another adjustment that affects rates is that the Company chose, in 1992, to protect its customers and its shareholders from exceptional swings in the weather by instituting the weather normalization into the billing factor.
Thus, when the winter is colder than average, the Company reduces its billing factor to residential and commercial customers thereby minimizing excess earnings or losses as a result of warmer or colder than normal weather.
During the twelve months ended September 30, 1996, the Company returned $201,000 in the form of reduced rates to its retail and commercial customers as a result of colder than normal weather.

     Additionally, we previously stated that we were successful in deriving revenues from non-traditional sources. The marketing of excess pipeline capacity on the system benefits both the Company and its customers. Since the Company retains only fifteen percent of its capacity assignment sales, our customers are the beneficiaries of the other eighty-five percent of such sales. Over the past twelve months we have returned $1,030,000 to our customers through lower rates as a direct result of these incremental revenues.

     OPERATING EXPENSES AND TAXES - On the positive side, our ability to maintain a steady rate structure and control our operating expenses helps to keep gas at affordable prices. For the twelve months ended September 30, 1996, our total operating expenses, including depreciation, actually declined by $78,000 or 2 percent. Unfortunately, general and federal income taxes rose by $450,000 or 27 percent during this same period.

     During the past year, our Company collected over $1.8 million in general taxes from our customers. Most of these taxes were made up of the much discussed gross revenue tax (GRT) which is a tax on all revenues charged by utilities within the state. Other industries in the state are taxed only upon their earnings. There has been a great deal of discussion across the state regarding the need to reduce energy costs, particularly electric rates, if we are to attract new industries or even maintain existing industry. New York State utility customers pay twice the national average in taxes. Everyone recognizes the need to replace the GRT with a more realistic taxing system, but nothing has yet been accomplished at the state capital in this regard. Governor George Pataki's administration has reduced personal income taxes and eliminated the surtax on businesses and is now discussing a gradual phase-down of the GRT. The Governor was also successful in reforming workman's compensation laws which has resulted in a 17 percent savings in this particular expense to our Company.

     CAPITAL ADDITIONS - The majority of our capital additions are made to upgrade the pipeline distribution system and to add new customers. During the
past nine months we replaced 118   service lines, 3,570 feet of mains and added
50 new services. We have had an ongoing program to replace all outdoor meters with temperature compensated meters which provides for more accurate measurement of gas at weather extremes, particularly important during cold weather. This program will be completed in 1997. Nearly 100 percent of all the pipelines and service lines we have installed since 1970 have been with plastic. We continue to carefully monitor the older steel distribution system while installing corrosion control equipment in the most crucial areas. In the past three years we have installed corrosion protection equipment on an additional 29 miles of mains. We dedicate three full-time employees for leak detection and corrosion control. Each year we also expend a portion of the budget to upgrade the rolling stock and expand computer utilization. Our fleet of 30 service and installation vans, crew trucks, backhoes, special equipment trucks and automobiles are in excellent condition and replacements are made annually based upon usage and condition.

     SUMMARY - The local economy remains somewhat stagnant as Corning Incorporated and Dresser Rand have downsized and done some restructuring over the past several years. Corning Natural Gas has, however, made advances through its purchase of the Hammondsport gas system, sales of pipeline capacity, expansion of appliance sales in Elmira and through internal cost controls. Having just ended an excellent year, while positioning ourselves to provide a variety of services to our customers at highly competitive rates, we feel quite positive about the future of our industry and our Company. Twelve month earnings of $1.74 per share have positioned us to pay an annualized dividend of $1.28 per share. The dividend to be paid on February 20, 1997 is the Company's 176th consecutive dividend. These results could not have been possible without the commitment of a group of loyal and dedicated employees who strive to upgrade the quality of their work and expand the services provided to our customers. We sincerely thank these employees along with a supportive Board of Directors and all of the customers that help to make us a service driven organization.

                              For the Board of Directors,

                              Thomas K. Barry
                              Chairman of the Board, President & CEO

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     During 1996 the Company changed its fiscal year end from December 31 to September 30. The Company believes that the September 30 fiscal year end better represents its natural business cycle. The adjacent table compares the results for the nine months ended September 30, 1996 to the unaudited results for the nine months ended September 30, 1995. The discussion of operating results will focus on these periods.

EARNINGS

     Net income in 1996 was $483,000, or $1.05 a share, compared to net income of $309,000, or $.67 a share in 1995. The earnings improvement results from the acquisition of the former Finger Lakes Gas Company which contributed $150,000 to gross margin (revenue less gas cost), and from revenues derived from non-traditional sources. Recent industry restructuring allows the Company to benefit from such non-traditional sources such as the assignment of unused pipeline capacity, the sale of natural gas to both on-system and off-system customers, and the assignment of storage capacity.

     Additionally, unregulated subsidiary earnings improved 24 percent to $131,900 in 1996, as discussed below.

OPERATING REVENUE

     Operating revenue of $15,100,000 increased 24 percent in 1996 due primarily to an increase in gas cost billings. The Company's billing rates are adjusted to reflect changes in gas costs (which include current cost as well as prior period reconciliation amounts), keeping the effect of such changes earnings neutral to the Company. The acquisition of the former Finger Lakes Gas Company produced an additional $603,000 in revenue for the nine months ended September 30, 1996.

     Total gas delivered to customers increased 10 percent to 6,033,000 Mcf in 1996. The acquisition of the former Finger Lakes Gas Company added 111,000 Mcf to the Company's throughput in 1996. Colder weather also increased throughput in 1996 but the Company's weather normalization billing mechanism serves to neutralize the effect of weather. Accordingly, the Company billed $203,000 less to customers through this mechanism in 1996, as expected and designed.

                                              Nine Months Ended
                                                         9/30/95
                                             9/30/96    Unaudited

Operating revenue                        $15,082,135   12,119,422

Operating expenses and taxes:
Natural gas purchased                       9,538,759   7,093,144
Operating and maintenance                   2,613,231   2,519,090
Taxes other than federal income taxes       1,428,476   1,198,240
Depreciation                                  356,400     340,012
Federal income taxes                          185,570     155,954
Total operating expenses and taxes         14,122,436  11,306,440
Income from utility operations                959,699     812,982
Income from unregulated operations:           131,935     106,038
Other income                                   10,447      15,679
     Income before interest expense         1,102,081     934,699
Interest expense                              618,695     625,658
          Net income                      $   483,386 $   309,041
Earnings per common share                 $      1.05 $       .67

OPERATING EXPENSE

     The Company's most significant element of cost is purchased natural gas. Purchased gas expense amounted to 68 percent of total operating expenses in 1996 and 63 percent of the total in 1995. Purchased gas expense increased 34% in 1996 due to increased deliveries noted above, higher prior period gas cost reconciliation amounts and higher supplier rates. The Company's average cost of gas per Mcf was $4.47 in 1996 and $4.21 in 1995.

     Taxes other than income taxes increased $230,000 or 19% primarily due to an increase in state and local taxes levied on gross revenue. Other operating and maintenance expenses did not change significantly.

UNREGULATED OPERATIONS

     The Appliance Corporation subsidiary earnings improved 24 percent to $131,900 in 1996. Increased rental revenues and an improvement in profit margins resulting from strategic pricing contributed to the boost in subsidiary earnings.

LIQUIDITY AND CAPITAL RESOURCES

     Capital expenditures amounting to $682,500 in 1996 were financed with internally generated funds and short-term borrowing.

     Our change in fiscal year end created several significant variations in balance sheet amounts from December 31, 1995 including accounts receivable, unrecovered or refundable gas costs and notes payable, as the result of much milder weather at September 30. Transition costs deferred and the related liability decreased significantly as this liability is almost entirely paid by
the Company and collected from its customers.   Gas stored underground at
September 30, 1996 increased significantly from December 31, 1995 due to the normal operation of storage. The Company injects gas into storage during the summer months and withdraws it during the winter months.

     The Company has unsecured bank lines of credit totaling $5,500,000, the terms of which are disclosed in note 6 to the financial statements. The Company continues to explore opportunities to refinance current debt. Management believes that the combination of currently available credit facilities and internally generated funds will provide sufficient financial resources for 1997.

REGULATORY MATTERS

     The Company implemented a rate increase effective September 1, 1996 in the amount of $124,000. However, the increase had no material effect on the fiscal period ended September 30, 1996. In addition, the Company will continue its weather normalization clause whereby customer bills are adjusted to reflect deviations from normal weather patterns.

INDUSTRY RESTRUCTURING

     1996 saw the culmination of efforts which began in 1994 to provide the perceived benefits of competition in the natural gas industry to all classes of customers, irrespective of size. Tariffs were filed and approved by the Public Service Commission (PSC) to give each and every customer the opportunity to participate in the competitive environment by purchasing gas in the open market rather than from Corning Natural Gas and by utilizing the storage facilities leased by the Company.

     The Company has also been provided with additional opportunities and responsibilities through non-traditional sources. Opportunities exist for the Company to enhance earnings by assigning unneeded upstream pipeline capacity to others and by marketing gas to both on-system and off-system customers. In each case the Company is allowed to retain 15% of the margin, passing 85% back to firm customers through rates. Efforts to assign unneeded capacity have been quite successful. Competition in the gas marketing business, however, is very keen, with thin margins.

     It will be some time before the success of the restructuring efforts can be effectively gauged. For a variety of reasons transportation to small volume customers has been slow to catch on, both on Corning's system and throughout the state. At meetings held with customers and marketers, each group expressed interest in participating, however, it was generally agreed that the transition will be gradual. Within the industry there are a variety of directions being taken by individual companies, with some companies taking the extreme position of exiting the merchant function completely and providing only transportation service.

     This Company has been involved in the entire regulatory process leading up to the current scheme and will continue to keep abreast of changes which may evolve. Since this initiative represents the most sweeping change ever to impact the industry, it is logical that more change will follow. Management is dedicated to not only complying with the regulatory requirements but looking for every opportunity to prosper in the new environment.




                         CORNING NATURAL GAS CORPORATION
                                 AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                  For The Nine Months Ended September 30, 1996
                      And The Year Ended December 31, 1995

(1)  Summary of Significant Accounting Policies

     Corning Natural Gas Corporation (the Company) is a gas distribution company providing gas on a commodity and transportation basis to its customers in the Southern Tier of New York State. The Company follows the Uniform System of Accounts prescribed by the Public Service Commission of the State of New York (PSC) which has jurisdiction over and sets rates for New York State gas distribution companies. The Company's regulated operations meet the criteria and accordingly, follow the accounting and reporting of SFAS 71 "Accounting for the Effects of Certain Types of Regulation." The Company's financial statements contain the use of estimates and assumptions for reporting certain assets, liabilities, revenue and expenses and actual results could differ from the estimates. The more significant accounting policies are summarized below.

     Principles of Consolidation and Presentation

     The consolidated financial statements include the Company and its wholly owned subsidiary, The Corning Natural Gas Appliance Corporation (Appliance Corporation). All significant intercompany accounts and transactions have been eliminated in consolidation. The results of the Appliance Corporation are reported separately as unregulated operations in the consolidated statements of income and retained earnings. Shared expenses are allocated to the Appliance Corporation. It is the Company's policy to reclassify amounts in the prior year's financial statements to conform with the current year's presentation.

     Utility Plant and Rented Gas Appliances

     Utility plant is stated at the historical cost of construction. These costs include payroll, fringe benefits, materials and supplies and transportation costs. The Company charges normal repairs to maintenance expense. The Appliance Corporation capitalizes the cost of appliances and the original installation to rented gas appliances. Subsequent repairs are expensed.

     Depreciation

     The Company provides for depreciation for accounting purposes using a composite straight-line method based on the estimated economic lives of property. The depreciation rate used for utility plant, expressed as an annual percentage of depreciable property, was 3.3% in 1996 and 1995. At the time utility properties are retired, the original cost plus costs of removal less salvage, are charged to accumulated depreciation. Rented gas appliances are depreciated on a straight-line basis ranging from 10% to 20% per year.

     Revenue and Natural Gas Purchased

     The Company records revenue from residential and commercial customers based on meters read on a cycle basis throughout each month, while certain large industrial and utility customers' meters are read through the end of each month. The Company secured a weather normalization clause in the last major filing as protection against severe weather fluctuations. This affects space heating customers and is activated when degree days are 2% greater or less than a 30 year average. Hence, the effect on revenue fluctuations in weather related gas sales is somewhat neutralized. Gas purchases are recorded based on readings of suppliers' meters as of the end of the month. The Company's rate tariffs include a Gas Adjustment Clause
     (GAC) which adjusts rates to reflect changes in gas costs from levels established in the rate setting process. In order to match such costs and revenue, the PSC has provided for an annual reconciliation of recoverable GAC costs with applicable revenue billed. Any excess or deficiency in GAC revenue billed is deferred and the balance at the reconciliation date is either refunded or recovered from the customers over a subsequent 12-month period.

     Federal Income Tax

     The Company uses the asset and liability method to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. In addition, such deferred tax assets and liabilities will be adjusted for the effects of enacted changes in tax laws and rates.

(2)  Acquisition of Finger Lakes Gas

     On September 20, 1995 the Company acquired the assets associated with the distribution system of Finger Lakes Gas Company for $560,000. The assets were purchased at public auction held in Federal Bankruptcy Court. The acquisition was accounted for as a purchase, accordingly, the assets were added to utility plant at their purchase price. The former Finger Lakes Gas Company's operations, which did not have a significant impact on 1995, are included in the consolidated results from the acquisition date. Gross margin (revenue less gas cost) generated was $150,000 for the nine months ended September 30, 1996 and $50,000 for the twelve months ended December 31, 1995.

(3)  Information About Operating Segments
     Selected financial information for the Company's identifiable operating segments follows:

                Identifiable Assets        Capital Expenditures   Depreciation
                1996           1995        1996            1995 1996        1995

     Reg. Oper.  $18,382,249  20,088,094   475,121  1,272,123   356,400  454,637
     Unreg. Oper.  2,175,313   2,131,621   207,355    241,073   174,300  232,219
                 $20,557,562  22,219,715   682,476  1,513,196   530,730  686,856
                  ==========  ==========   =======  =========   =======  =======

     The Company's regulated operations have no significant assets which are excluded from recoverability under rate filings.

(4)  Regulatory Matters

     Certain costs are deferred and recognized as expenses when they are reflected in rates and recovered from customers as permitted by SFAS 71. These costs are shown as Regulatory Assets. Such costs arise from the traditional cost-of-service rate setting approach where all prudently incurred costs are recoverable through rates. Deferral of these costs is appropriate while the Company's rates are regulated under a cost-of-service approach.

     In a purely competitive environment, such costs might not have been incurred or deferred. Accordingly, if the Company's rate setting were changed from a cost-of-service approach and it was no longer allowed to defer these costs under SFAS 71, certain of these assets may not be fully recoverable. However, the Company cannot predict the impact, if any, of competition and continues to operate in a cost-of-service based regulatory environment and therefore believes that accounting under SFAS 71 is still appropriate.

     Below is a summarization of the Regulatory Assets as of September 30, 1996 and December 31, 1995:

                                                        1996            1995
     Unrecovered gas costs                          $       ---       1,157,382
     Deferred transition costs                            29,093        414,504
     Deferred debits - accounting for income taxes     1,016,661      1,016,661
     Other deferred debits                               555,716        275,719
          Total-Regulatory Assets                   $  1,601,470      2,864,266
                                                       =========      =========

     Unrecovered gas costs - These costs are recoverable over future years and arise from an annual reconciliation of certain gas revenue and costs (as described in Note 1).

     Deferred transition costs - The Company is currently collecting transition costs through the GAC as authorized by the PSC, but final policy may require collection from transportation customers as well.

     Deferred debits - accounting for income taxes - This amount represents the expected future recovery from ratepayers of the tax consequences of temporary differences between the financial reporting basis and tax basis of assets and liabilities.

     Other deferred debits - The majority of this amount represents timing differences between the Company's rate case filings and financial reporting period for pension and postretirement benefit accounting.

     The Company expects that its regulatory assets will be fully recoverable from customers.

(5)  Long-Term Debt

     A summary of long-term debt as of September 30, 1996 and December 31, 1995 follows:

                                                            1996      1995

     First Mortgage bonds-10% series due 2008         $1,700,000   $1,700,000
     First mortgage bonds- 8 1/4% series all due 2018  3,100,000    3,100,000
     Unsecured senior note-9.83% due serially 2016     1,600,000    1,600,000
          Total long-term debt                         6,400,000    6,400,000
          Less current installments                      100,000      100,000
          Long-term debt less
               current installments                   $6,300,000   $6,300,000
                                                      ==========   ==========

     The Company will redeem long-term debt as follows:

        10% First Mortgage Bonds - $100,000 on December 15th annually with a final $500,000 payment due in 2008.

        9.83% Senior Note - $100,000 annually 2007 through 2015 with $700,000 due 2016.

     Under the Company's bond indenture, retained earnings as of September 30, 1996 in the amount of $796,654 are restricted as to the payment of dividends. The first mortgage bonds are secured by substantially all utility plant.

(6)  Lines of Credit

     The Company has lines of credit with local banks to borrow up to $5,500,000 on a short-term basis. Borrowings outstanding under these lines were $2,725,000 at September 30, 1996 and $3,815,000 at December 31, 1995. The
     lines of credit are unsecured and payable on demand with interest at the prime rate (8.25% at September 30, 1996) less 1/8 to 1/2%.

(7)  Federal Income Taxes

     Federal income tax expense (benefit) recorded in the accompanying consolidated statements of income and retained earnings is as follows:

                                                    1996         1995

     Utility Operations:
     Current                                     $ 392,304      117,403
     Deferred                                     (196,063)     124,746
     Investment Tax Credits                        (10,671)     (10,671)
                                                   185,570      231,478

     Unregulated Operations:
     Current                                        97,095       99,966
     Deferred                                        (127)        6,630
                                                    96,968      106,596
          Total federal income tax expenses     $  282,538      338,074
                                                  ========     ========

     Actual federal income tax expense differs from the expected federal income tax expense (computed by applying the federal corporate tax rate of 34% to income before federal income tax expense) as follows:

                                                     1996        1995

     Expected tax expense                       $ 260,414       325,993
     Investment tax credits                       (10,671)      (10,671)
     Other, net                                    32,795        22,752
                                                $ 282,538       338,074
                                                  =======       =======

     The tax effects of temporary differences that result in deferred tax assets and deferred tax liabilities at September 30, 1996 and December 31, 1995 are as follows:

                                                    1996         1995

     Deferred tax assets:
          Alternative minimum tax carry fwrd  $        0         50,000
          Unbilled revenue                        29,000        105,000
          Supplemental pension reserve           151,000        126,000
          Postretirement benefit obligations     106,000         83,000
          Allowance for uncollectible accounts    33,000         34,000
          Other                                   45,000         56,000
               Total gross deferred tax assets   364,000        454,000
                                                 =======        =======

     Deferred tax liabilities:
          Property, plant and equipment,
            principally due to differences
            in depreciation                   $2,075,000      2,025,000
          Pension benefit obligations            294,000        209,000
          Deficiency of GAC revenue billed        80,000        394,000
          FERC Order 636 transition costs         10,000        141,000
          Other                                  158,213        134,403
          Total del. income tax liabilities    2,617,213      2,903,403
          Net deferred income tax liability   $2,253,213      2,449,403
                                               =========      =========

     There was no change in the valuation allowance for deferred tax assets during 1996 and 1995.

(8)  Pension Plan

     The Company has defined pension plans covering substantially all of its employees. The benefits are based on years of service and the employee's highest average compensation during a specified period. The Company makes annual contributions to the plans equal to amounts determined in accordance with the funding requirements of the Employee Retirement Security Act of 1974. Contributions are intended to provide not only for benefits attributed for service to date, but also for those expected to be earned in the future. The following table sets forth the plan's funded status and amounts recognized on the Company's balance sheet under Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" (SFAS 87) at September 30, 1996 and December 31, 1995.

                                                         1996      1995
     Actuarial present value of accumulated benefit
       obligation (including vested benefits of
       $5,154,703 in 1996 and $4,892,382 in 1995)   $5,268,331    4,985,900
                                                     =========   ==========
     Plan assets at fair value, primarily
       listed stocks and bonds                       7,411,741    6,946,629
     Projected benefit obligation                    6,517,723    6,314,458
          Excess of plan assets over projected
            benefit obligation                         894,018      632,171
     Unrecognized net gain being recognized over
        10 years in accordance with PSC policy        (676,625)    (573,499)
     Unrecognized prior service cost                   801,578      861,053
     Unrecognized net transition asset at
        January 1, 1989 being recognized
        over 20 years                                 (444,486)    (474,117)
          Prepaid pension cost recognized on the
            balance sheet                           $  574,485      445,608
                                                     =========   ==========

     The components of net periodic pension expense under SFAS 87 for the nine months ended September 30, 1996 and the year ended December 31, 1995 are as follows:

                                                         1996        1995

     Service cost benefits earned during the period  $  154,713     168,062
     Interest on projected benefit obligation           335,492     384,451
     Actual return on plan assets                      (572,699) (1,495,481)
     Net amortization and deferrals                     116,004   1,034,354
          Net periodic pension expense               $   33,510      91,386

     For ratemaking purposes, pension expense represents the amount approved by the PSC in the Company's most recently approved rate case. Pension benefit for ratemaking purposes was approximately $45,000 and $60,000 during the nine months ended September 30, 1996 and the year ended December 31, 1995, respectively. The difference between the pension expense (benefit) for ratemaking purposes and the amount computed under SFAS 87 has been deferred and is not included in the prepaid pension cost noted above.

     The assumptions used to determine pension expense obligations and pension costs for 1995 and 1996 were 7.25% for weighted average discount rate, 5.0% for rate of compensation increase, and 8.0% for weighted average rate of return on plan assets.

(9)  Major Customers

     The Company has three major customers, Corning Incorporated, New York State Electric & Gas (NYSEG) and Bath Electric Gas & Water Systems (BEGWS). The loss of any of these customers could have a significant impact on the Company's financial results. In addition, a significant portion of capacity assignment revenue is generated from Corning Inc. Total revenue and deliveries to these customers were as follows:

                            Mcf         % of                     % of
     Corning Inc.        Deliveries     Total          Revenue   Total

     9 Mo. ended 9/30/96  1,580,243       26         $   549,527    4
     Year ended 12/31/95  2,124,993       27         $   688,907    4

     NYSEG

     9 Mo. ended 9/30/96  1,575,679       26         $   197,586    1
     Year ended 12/31/95  2,041,628       27         $   259,659    2

     BEGWS
     9 Mo. ended 9/30/96    544,200        9         $ 1,503,239   10
     Year ended 12/31/95    784,069       10         $ 2,075,703   12


(10) Postretirement Employee Benefits

     In addition to the Company's defined benefit pension plans, the Company offers postretirement benefits to its employees who meet certain age and service criteria. Currently, the retirees under age 65 pay 60% of their health care premium until Medicare benefits commence at age 65. After age 65, Medicare supplemental coverage is offered with Company payment of the premium. For participants who retire on or after September 2, 1992, the Company cost, as stated above, shall not exceed $150 per month. In addition, the Company offers limited life insurance coverage to active employees and retirees. The postretirement benefit plan is not funded.
     The Company accrues the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. The following table presents the Company's postretirement benefit plan's status reconciled with amounts recognized in the Company's consolidated balance sheets under Statement of Financial Accounting Standard No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (SFAS 106) at September 30, 1996 and December 31, 1995:

     Actuarial present value of accumulated postretirement benefit obligation:

                                                   1996           1995

          Current retirees                    $   (670,000)     (708,000)
          Future retirees                         (347,000)     (323,000)
                                              $ (1,017,000)   (1,031,000)

          Unrecognized transition obligation
             at January 1, 1993 being
             recognized over 20 years             973,000     1,016,000
          Unrecognized net gain being
             recognized over 10 years in
             accordance with PSC policy          (258,000)     (253,000)
          Accrued postretirement benefit cost
            recognized on the balance sheet  $   (302,000)     (268,000)
                                                ===========   ===========

     The PSC has allowed the Company to recover incremental SFAS 106 cost through rates on a current basis. Due to the timing differences between the Company's rate case filings and financial reporting period, a regulatory asset has been recognized in the amount of approximately $30,000 to be recovered from ratepayers in the future.

     Net periodic postretirement benefit cost for the nine months ended September 30, 1996 and the year ended December 31, 1995 under SFAS 106 includes the following components:

                                                   1996               1995

          Service cost                          $ 10,000             13,000
          Interest cost                           53,000             75,000
          Net amortization and deferrals          22,000             49,000
          Net periodic postretirement
             benefit cost                      $  85,000            137,000
                                                 =======            =======

     For measurement purposes, a 9% annual rate of increase in the per capita cost of covered benefits (health care cost trend rate) was assumed for 1997. The rate is assumed to decrease gradually to 6% by the year 2012 and remain at that level thereafter. A 1% increase in the actual health care cost rate would result in approximately a 4.4% increase in the service and interest cost components to annual net periodic postretirement benefit cost and a 4.3% increase in the accumulated postretirement benefit obligation. The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation was 7.52%.

(11) Commitments

     The Company has agreements with six pipeline companies providing for pipeline capacity for terms that extend through 2001. These agreements require the payment of a demand charge for contracted capacity at FERC approved rates. Purchased gas costs incurred under these pipeline capacity agreements during 1996 and 1995 amounted to $3,139,258 and $3,805,687 respectively. The Company also has short-term gas purchase agreements averaging three months in length, with prices tied to various indices. The Company does not anticipate these agreements to be in excess of normal capacity requirements.

(12) Disclosures About Fair Value Of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments: Notes Payable - The carrying amount approximates fair value because of the short-term nature of the borrowings. Long-term debt - The fair value of the Company's long-term debt has been estimated by discounting the future principal and interest cash flows using an interest rate for long-term debt with similar terms, maturities, and credit ratings. The estimated fair value of the Company's financial instruments are as follows at September 30, 1996.

                              Carrying Amount          Fair Value
     Notes Payable              $ 2,725,000             2,725,000
     Long-term debt             $ 6,400,000             7,200,000

                       INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Corning Natural Gas Corporation

We have audited the accompanying consolidated balance sheets of Corning Natural Gas Corporation and Subsidiary (the Company) as of September 30, 1996 and December 31, 1995, and the related consolidated statements of income and retained earnings, and cash flows for the nine months ended September 30, 1996 and the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corning Natural Gas Corporation and Subsidiary at September 30, 1996 and December 31, 1995, and the results of their operations and their cash flows for the nine months ended September 30, 1996 and the year ended December 31, 1995 in conformity with generally accepted accounting principles.



KPMG Peat Marwick LLP

Rochester, New York
November 8, 1996

                              CORNING NATURAL GAS CORPORATION
                                      AND SUBSIDIARY
                                Consolidated Balance Sheets
                        September 30, 1996 and December 31, 1995

      Assets                                           1996         1995
Property, plant and equipment, at original cost:
  Utility                                         $ 19,616,872   19,309,418
 Non-utility - principally rented gas appliances     2,451,396    2,366,834
                                                    22,068,268   21,676,252
     Less accumulated depreciation                  (7,846,128) (7,519,218)
                                                    14,222,140   14,157,034

Current assets:
     Cash                                              180,595      142,905
     Accounts receivable, less allowance for
        uncollectible accounts of $97,000
        in 1996 and $117,000 in 1995                   789,677    2,225,206
     Gas stored underground, at average cost         1,347,099      838,317
     Gas and appliance inventories, at average
        cost or market                                 653,030      600,527
     Prepaid income taxes                              334,485            0
     Deferred income tax assets                        107,000      278,000
     Prepaid expenses                                  432,163      352,363
                                                     3,844,049    4,437,318

Deferred charges:
     Long-term debt issuance costs,
        net of amortization                            243,401      252,718
     Deferred income tax assets                        257,000      176,000
     Urecovered gas costs                                    0    1,157,382
     Deferred transition costs                          29,093      414,504
     Deferred debits - accounting for income taxes   1,016,661    1,016,661
     Other deferred debits                             555,716      275,719
                                                     2,101,871    3,292,984
     Other assets                                      389,502      332,379
                                                  $ 20,557,562 $ 22,219,715
                                                    ==========   ==========
     Capitalization and Liabilities
     ------------------------------
Common stock, $5.00 par value per share.
   Authorized 1,000,000 shares; issued
   and outstanding 460,000 shares                 $ 2,300,000  $  2,300,000
Additional paid-in capital                            653,346       653,346
Retained earnings                                   2,194,382     2,145,697
                                                    5,147,728     5,099,043
Long-term debt, less current installments           6,300,000     6,300,000
     Total capitalization                          11,447,728    11,399,043


Current liabilities:
     Current installments of long-term debt           100,000      100,000
     Notes payable                                  2,275,000    3,815,000
     Accounts payable                               1,146,190    1,206,134
     Transition cost liability                         29,093      414,504
     Customers' deposits and accrued interest         735,398      599,213
     Accrued general taxes                            141,598      107,587
     Accrued federal income taxes                           0       91,063
     Supplier refunds due customers                   532,009      769,606
     Accrued expenses                                 304,332      299,659
     Other                                             19,276       43,839
                                                    5,732,896    7,446,605
Deferred credits:
     Deferred income taxes liability                2,617,213    2,903,403
     Refundable gas costs                             232,769            0
     Other                                            526,956      470,664
                                                    3,376,938    3,374,067
                                                  $20,557,562  $22,219,715
                                                  ===========  ===========


Commitments (note 11)
See accompanying notes to consolidated financial statements.


 CORNING NATURAL GAS CORPORATION
                            AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
               For The Nine Months Ended September 30, 1996
                   And The Year Ended December 31, 1995


                                                  1996           1995
Cash flows from operating activities:
     Net income                               $   483,386   $    620,729
     Adjustments to reconcile net income
        to net cash provided by operating
        activities:
               Depreciation                       530,730        686,856
     Changes in assets and liabilities:
          (Increase) decrease in:
               Accounts receivable              1,435,529       (888,646)
               Gas stored underground            (508,782)       396,451
               Gas and appliance inventories      (52,503)      (103,255)
               Prepaid expenses                   (79,800)         8,637
               Unrecovered/refundable gas costs 1,390,151        326,208
               Other deferred charges             114,731        704,068
               Other assets                       (57,123)      (122,679)
          Increase (decrease) in:
               Accounts payable                   (59,944)       114,912
               Accrued general taxes               34,011         19,061
               Accrued/prepaid federal
                  income taxes                   (425,548)       413,586
               Supplier refunds due customers    (237,597)       (22,071)
               Deferred federal income tax       (196,190)       131,376
               Other liabilities and deferred
                  credits                        (212,824)      (467,868)
                    Net cash provided by
                    operating activities        2,158,227      1,817,365
Cash flows from investing activities:
     Capital expenditures                        (682,476)    (1,513,196)
     Gain on disposal of property and equipment    86,640        168,351
     Net cash used in investing activities       (595,836)    (1,344,845)
Cash flows from financing activities:
     Net borrowings (repayments) under
        line-of-credit agreements              (1,090,000)       160,000
     Dividends paid                              (434,701)      (572,701)
     Repayment of long-term debt                        0       (100,000)
          Net cash used in financing
            activities                         (1,524,701)      (512,701)
          Net increase (decrease) in cash          37,690        (40,181)
Cash at beginning of period                       142,905        183,086
Cash at end of period                         $   180,595   $    142,905
                                              ===========   ============

Supplemental disclosures of cash flow information:
     Cash paid during the period for:
          Interest                            $   515,132   $    844,035
          Income taxes                        $   899,754   $    145,250



See accompanying notes to consolidated financial statements.

               CORNING NATURAL GAS CORPORATION
                       AND SUBSIDIARY
          Consolidated Statements of Earnings and Retained Earnings
               For the Nine Months Ended September 30, 1996
                   And The Year Ended December 31, 1996


                                              1996          1995
Operating revenue:
     Residential, commercial and industrial  12,192,896 12,962,838
     Transportation                           2,757,286  3,497,865
     Capacity assignment                        131,953    154,023
          Total operating revenue            15,082,135 16,614,726

Operating expenses and taxes
     Natural gas purchased                    9,538,759  9,871,848
     Operating and maintenance                2,613,231  3,179,716
     Taxes other than federal income taxes    1,428,476  1,604,574
     Depreciation                               356,400    454,637
     Federal income taxes                       185,570    242,149
          Total operating expenses and taxes 14,122,436 15,352,924
            Income from utility operations      959,699  1,261,802

Unregulated Operations:

Unregulated revenue:
     Appliance rental                           548,718    720,437
     Service and merchandising                  957,816  1,321,119
     Interest Income                             15,569     11,720

          Total unregulated revenue           1,522,103  2,053,276

Unregulated expenses:                         1,390,168  1,849,895

     Income from unregulated operations         131,935    203,381

Other income:                                    10,447     29,356

     Income before interest expense           1,102,081  1,494,539
Interest expense:                               618,695    873,810
     Net income income                          483,386    620,729

Retained earnings, beginning of period        2,145,697  2,097,669
     Less cash dividends                        434,701    572,701
Retained earnings, end of period              2,194,382  2,145,697
                                              =========  =========


Weighted average number of shares outstanding   460,000    460,000
Earnings per common share                          1.05       1.35
Dividends per common share                         0.95       1.25


See accompanying notes to consolidated financial statements