Form 10KSB/A, Exhibit 13
period 1997-09-30
CORNING NATURAL GAS CORP
filed 1998-01-15
CIK 24751

Letter to Shareholders

    It appears that New York State has turned the economic corner and is finally headed uphill again. A new, energized state government with a revised view of business and taxes has made real strides to improve the state's economic climate. Taxes and worker's compensation insurance costs have been cut, business expansion and job development is the order of the day while unemployment and welfare costs have declined. The City of Corning and the Southern Finger Lakes region in general are participants in this revival.
    In the past several years the region surrounding Corning has developed into a major shopping hub and tourist center. Major initiatives are underway to vastly enrich and expand the tourist market. Equally as important to our Company are the many sizable business expansion projects that are now in various stages of construction and development. So much is going on, in fact, that two sections of this report are devoted to outlining these developments. While the economy of our service territory has been some-what stagnant in the past decade, we have been relatively successful in ex-panding our markets by building pipelines to adjacent villages, connecting to schools, residences and businesses. These major new local developments will bring new plants, businesses and residential construction into our back yard without major construction expenditures on our part.
    As difficult as it has been for the Company to develop new revenue sources, we have been able to sustain a moderate level of growth in our customer base and in net earnings while maintaining a stable, reasonable rate structure. The year ended September 30, 1997 proved to be our most successful year to date, producing earnings of $1.64 per share. Dividends paid of $1.28 per share brought our payout ratio down to a more favorable
 78 percent allowing for an increase in equity to $11.32 per share. It is important to note the Company has been able to capitalize on various in-centive mechanisms along with continued good performance by the Appliance subsidiary to achieve this level of earnings. For example, the Company increased its capacity assignment revenues by one third in the past year to $1.6 million thus returning nearly $1.4 million to customers through reduced rates while improving pre-tax earnings by $242,000.
    Serious ongoing efforts have been made throughout the past several years to reduce the gas lost on the system which can create large expenses. We have aggressively been upgrading electronic gas measurement equipment at all major delivery points and have completed a program to install temperature correcting meters wherever meters are located outdoors. During the year we purchased a computerized, electronic meter tester which will allow us to adjust our meters with pinpoint accuracy. We have stepped up our progam to detect leakage and ititiate repairs. These efforts have resulted in lower level of gas lost on the system. Additionally, this accomplishment has also increased gross earnings due to an incentive mechanism that the state initiated several years ago.
    The Company's wholly owned Appliance Subsidiary also contributed $222,000 to consolidated net earnings. While this is not quite up to the level of the prior year, we are well positioned for growth in 1998. Freestanding gas fireplace units and insert fireplace units are extremely popular with our customers. All three of our stores' display areas have been recently redesigned to emphasize gas fired fireplaces. The rental business remains strong with continued growth in the rental of water treatment equipment.

    Utility companies in New York State remain a prime source of tax revenue collection. In fiscal 1997 the Company paid a total of $2,400,000 in various state and federal taxes. Taxes on property and the gross revenue tax are the primary sources of the overall burden. The good news is that the state has finally agreed to gradually reduce the 3.5 percent gross revenue tax down to 2.5 percent by January 1, 2000. There are ongoing discussions at the state capital that this reduction is not as progressive as it should be if the state is toachieve its goal of significantly reducing energy costs in order to improve its business development agenda. Legislation has also been enacted which will eventually result in a decrease in property taxes.
    Late in September, 1997, the Company completed a long-term debt financing in the amount of $4.7 million. These funds were obtained as a senior note with interest at 7.9 percent over a 20 year term. This financing allowed the Company to reduce short-term debt in the amount of $3.1 million and to retire a 10 percent bond with a balance of $1.6 million. Savings of over $200,000 were achieved on the bond retirement while the entire package served to strengthen the capitalization structure.
    While legislators, politicians and consumers across the nation and particularly in New York voice their concern regarding energy costs, our rates continue to be competitive. It is true that regulated energy utility rates are generally high in New York State, particularly electric costs, and that affirmative action needs to be taken to reduce these costs. This is not necessarily true for natural gas rates charged by many of the New York utility companies. According to a recent American Gas Association study, retail prices for natural gas for all consuming sectors were on average 18 percent lower in 1996 than in 1987, when the effects of wellhead price deregulation began to appear. The wellhead price of natural gas increased only slightly during the past decade, from $2.21 per thousand cubic feet in 1987 to $2.24 in 1996, although volatility during that period was significant. The average retail price for the typical residential consumer in Corning's service territory was $6.15 per Mcf five years ago, in December 1992, compared with rates of only $5.99 per Mcf going into the winter of 1997-8. The Company's rate structure positions us to compete for our residential and commercial business and to maintain our industrial loads in this new arena of deregulation.

    Our record of paying dividends to shareholders extends to 45 years of consecutive quarterly payments with the February, 1998 dividend. This payment of 32.5 cents per common share brings the annualized payout to $1.30 per share. Once again, we recognize and appreciate the work and dedication of our team of employees who pull together each day to produce quality results and satisfied customers. We all look forward with enthusiasm toward the completion of the many exciting projects underway in the Corning area which will provide our Company with an increased and more viable base upon which we will build our future.

Thomas K. Barry
Chairman of the Board,
President & CEO