Form 10KSB/A, Exhibit 13
period 1997-09-30
CORNING NATURAL GAS CORP
filed 1998-01-15
CIK 24751

April 2000

    Corning Incorporated's $58 million investment in an all new Corning Glass Center inspired the community to plan for numerous changes to prepare itself to welcome 650,000 visitors to the area annually. Approximately
 1,500 people, representing a cross-section of the community, have participated in the planning process. Dozens of task forces and sub-committees were established to carry out the plan. While many of the projects are already underway and funded or partially funded, some are more long-term, lower-priority, programs that may be completed in the future. The following is a partial review of the April 2000 initiatives.
    One of the major goals is to provide quality attractions, services and facilities to make tourists feel welcome and to stay longer in the area.
 The Corning Glass Center will be a prime magnet for visitors but there are many other things to see and do in the region. The major attractions are the Finger Lakes, wineries, Watkins Glen race track, Rockwell (Western Art) Museum, National Warplane Museum and airshow, Soarplane Museum and soaring activities, Curtiss Museum (historic aviation), and the fall foliage. The number one priority of April 2000 was to establish a regional marketing plan to maximize the utilization of all the region has to offer. This rather extensive plan is progressing rapidly.
    The following is a brief listing of the major capital projects currently scheduled for completion by April 2000:
* Comprehensive Intown Signage System including information signs and community directories
* Visitor Center Parking Lot
* Visitor Center Pavilion
* Intown Streetscape Enhancements including a floral festival on Market and Bridge Streets
* Bridge Street Bridge Reconstruction - rebuild and enhance the bridge, a $6 million project
* River Loop hiking and bike trail
* Market Street Visitors Center
* Reconstruction of Denison Parkway - widen the sidewalks, improve street lighting and beautify the parkway - a major project funded and underway
* Market Street trolley shuttle
* Transportation Center - tour bus parking
* Civic Center Plaza Upgrade
    Additionally, this is a listing of a few of the other major long-term projects that hopefully will be highlighted in future reports as they become realities:
* Steuben Conference Center
* Glass Pavilion/Museum on Centerway pedestrian bridge
* Corning Intown Lake/Dam Project
* Executive hotel and riverfront residential development
* Boathouse
* Redevelopment of current firehouse and construction of a new fire station
* Construction of a new post office center
* Development of an intown business park
    As you can imagine, this is an exciting time for this community as it looks towards significant growth, capital additions, job development and numerous enhancements unmatched in the City's history. In the Erwin area alone there are over 500 new housing units scheduled for construction over the next three years. Corning Natural Gas Corporation looks forward to providing its services and participating in this new era.