Form 10KSB/A, Exhibit 13
period 1997-09-30
CORNING NATURAL GAS CORP
filed 1998-01-15
CIK 24751

New Business Development

    The area's largest employer and globally renowned Fortune 500 organization, Corning Incorporated, is having a revival of its own. It is obviously important that we follow and understand the progress of this ever expanding organization due to the tremendous impact it has upon the economy and well being of the citizens and businesses that make up the City of Corning. In the next few years to come, culminating in the spring of 2000, Corning Incorporated will be investing approximately $250 million in new and expanded manufacturing facilities, research facilities and its famous Museum of Glass. Several years ago Corning Incorporated decided to totally renovate the Glass Museum by year 2000 to celebrate its 50th anniversary and the 150th anniversary of Corning Incorporated. This massive renovation represents an investment of $58 million and is expected to draw 650,000 visitors annually, nearly double the current figure. In order to welcome these visitors and benefit from these resources, the entire community needed to make numerous physical and promotional changes. This undertaking was carefully put together as the project came to be known as April 2000. This project encompasses so many facets that it is reviewed as a separate section in this report.
    Without a doubt, the most important economic development to occur in the past several years was the announcement that Corning Incorporated would construct a 400,000 square foot, $40 million manufacturing facility in Erwin to produce products for its Opto-Electronic Components Division. This plant will provide up to 1,000 new manufacturing jobs and will be partially operable by year end, 1997. The plant will produce products that combine with fiber optic cable to upgrade the system, amplify optical signals, couple optic systems, etc. Corning Incorporated will also expend $4 million to enlarge its center for fiber optic testing.
    Perhaps the most ambitious of Corning Incorporated's many projects is the expansion of its impressive Sullivan Science Research Center located adjacent to the new components plant. This $125 million expansion will double the size of the research center. These additional buildings, totaling 328,000 square feet, will provide additional laboratories to create and test products, conference space and a five story draw tower for specialty optic fibers. 500 additional employees will be needed, many who will have advanced scientific, engineering and mathematics degrees.
    The expansion-minded company, which earned $487 million on $3.7 billion in sales in 1996 is also investing $20 million to add to its recently constructed world headquarters building in the center of the city. The new west wing will house some 350 workers in the Telecommunications Products and Photonics Technologies Divisions. All of these major projects will eventually have a significant impact in terms of new job opportunities, local tax revenues, tourist related businesses and new housing developments to name a few.