Form 10KSB/A, Exhibit 13
period 1997-09-30
CORNING NATURAL GAS CORP
filed 1998-01-15
CIK 24751

Industry Restructuring

    Beginning around 1984 the Federal Energy Regulatory Commission (FERC) began a long process of changing the way the natural gas industry operates all the way from the wellhead to the burnertip. The change at the federal level was gradual, beginning with very large customer access to the transportation market in 1984 and leading to the complete withdrawal of the pipelines from the merchant function in 1992. The purpose of the change in FERC policy was to promote competition in the market which was expected to produce savings to the consumer. Throughout this time the New York Public Service Commission
(PSC) and the gas utilities have worked together to adapt to a new environment.
    In 1994 the PSC instituted a proceeding to address issues associated with the restructuring of the emerging competitive natural gas market in New York State. As a result of this proceeding, Corning, as well as other gas utilities in the state, filed tariffs which essentially allowed customers of any size, including residential customers, access to the transportation market. In other words, all customers now have the ability to purchase their gas requirements from a marketer rather than the gas utility. Those that choose to do so pay the utility for the use of their distribution system but pay a marketer for the cost of the gas consumed. Acceptance of this program by both marketers and customers has been slow to catch on, primarily due to a lack of profitability for marketers and savings for customers that are generated at current levels.
    In 1997 the PSC instituted another proceeding designed to assess the issues associated with the future of the natural gas industry and the role of the local gas utility. The staff of the PSC has made certain proposals which, if instituted, will effectively separate the structure of the industry into four distinct segments. Under the proposed structure, production, transportation, marketing and distribution will become distinct businesses. Gas utilities would no longer sell natural gas, they would merely provide the distribution facilities to get gas to the burnertip. The PSC staff proposal indicates that this change should be complete within five years.
    Such a drastic change will obviously require much effort in working out the details to ensure that customers are provided with the same safe, reliable service that has historically been provided. This company has taken the position that it does not oppose this transition to a fully competitive market but that it must be allowed to evolve naturally. In order to minimize the potential for unintended consequences which could have a negative effect on the customer, arbitrary deadlines and regulations designed to accelerate the process need to be avoided. If, in fact, marketers can provide a more economic product than the gas utility, customers will be quick to respond.
    Since gas utilities do not currently earn a profit from the sale of gas, earnings derived from the use of the distribution facilities will tend to remain neutral. This company has effectively adapted to the changes to date and, in fact, has been able to provide financial benefits to both customers and shareholders as a result of some of the changes that have been instituted. Management is confident that the company will continue to successfully adapt to the transition and will attempt to seek out new opportunities as we move toward a fully competitive market.