Form 10KSB/A, Exhibit 13
period 1997-09-30
CORNING NATURAL GAS CORP
filed 1998-01-15
CIK 24751

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS
    The twelve months ended September 30, 1997 was the first full year completed by the Company since its change in fiscal year. In 1996 the Company changed its fiscal year end from December 31 to September 30. The adjacent table compares the operating results for the twelve months ended
 September 30, 1997 to the unaudited results for the twelve months ended September 30, 1996. The discussion of operating results will focus on these periods.

                                                                     Twelve
Months Ended

         Sept. 30, 1996
                                                           Sept. 30, 1997
Unaudited

Operating revenues                          $ 17,835,687        $ 19,578,138
Operating expenses and taxes:
  Natural gas purchased                       10,448,308          12,317,462
  Operating and maintenance                   3,529,373            3,331,860
  Taxes other than federal
              income taxes           1,668,049           1,834,810
  Depreciation                                             548,614
510,382
  Federal income taxes                              245,887
220,873
    Total operating expenses and taxes 16,440,231            18,215,387
      Income from utility operations      1,395,456           1,362,751
Income from unregulated operations             221,856               229,278
Other income                                             22,977
23,424
  Income before interest expense          1,640,289           1,615,453
Interest expense                                         884,538
877,379
      Net income                                 $    755,751        $
738,074
Earnings per common share                   $       1.64        $       1.60

EARNINGS
    Consolidated net income amounted to $756,000 or $1.64 per share in 1997, compared to $738,000 or $1.60 per share in 1996. Significant factors affecting the results of operations are discussed below.
OPERATING REVENUE
    Operating revenue of $17,836,000 declined nine percent in 1997 due primarily to a reduction in gas cost billings. The Company's billing rates are adjusted to reflect changes in gas costs (which include current costs as well as prior period deferred amounts) so that changes in these costs are accompanied by corresponding changes in revenue and, therefore, have no impact on the Company's earnings.
    Also contributing to the reduction in operating revenue was a decline in the volumes of gas delivered, due to milder weather. Total gas delivered to customers amounted to 7,897,615 Mcf in 1997 compared to 8,233,106 Mcf in 1996. However, the Company's weather normalization billing mechanism (briefly discussed in note 1 to the financial statements) mitigates the impact of weather on revenue. As the result of a warmer 1997 the Company billed $152,000 more than the previous year through this mechanism.
    There were a couple items serving to increase the Company's operating revenue. Capacity assignment revenue increased $61,000 to $242,300 in 1997. This is derived from success in marketing the Company's unused pipeline capacity and a regulatory incentive that allows the Company to retain 15 percent of the proceeds. Additionally, a small revenue increase was achieved through the implementation of a rate increase in the amount of $124,000 on September 1, 1996.

OPERATING EXPENSE
    Purchase gas expense of $10,400,000 decreased 15% in 1997 due to lower prior period deferred amounts and decreased deliveries noted above. Also, contributing to the decrease was a substantial benefit from the Company's lost and unaccounted for gas incentive mechanism. The Company was able to capitalize on the incentive, realizing a benefit of $120,000 in 1997, a considerable increase from $65,000 the previous year. The Company experienced an increase in operating and maintenance expenses in 1997 primarily due to flood damage to the distribution system. Additional expense was also incurred in the area of leak detection and repair as well as increases in costs for health insurance, pension expense and uniforms.
    Taxes other than federal income tax decreased nine percent due to a reduction in gross revenue taxes resulting primarily from the gas cost billing reduction noted previously. The Company is subject to the New York public utilities gross receipts tax which is levied on all revenue.

UNREGULATED OPERATIONS
    The Appliance Corporation subsidiary earnings remained stable at $221,900 in 1997 compared to $229,000 in 1996.

LIQUIDITY AND CAPITAL RESOURCES
    The Company utilized internally generated funds and short-term borrowing to finance capital expenditures of approximately $1 million in 1997. In September, 1997 the Company completed a long-term debt issue in the form of a twenty year senior note at 7.9 percent interest. The Company utilized the proceeds to retire a $1.6 million ten percent bond, and paid down $3.1 million of short-term debt.
    The Company has unsecured bank lines of credit totaling $5,500,000, the terms of which are disclosed in note 5 to the financial statements. It is expected that the Company's current capital resources will be sufficient for 1998 planned operations.

INDUSTRY RESTRUCTURING
    The natural gas industry continues to change.  In 1997 the New York

Public Service Commission instituted another proceeding designed to address the future of the industry.  A detailed discussion of industry restructuring appears on page 6 of this report.

YEAR 2000

    During 1997 the Company took steps to make its computer systems year

2000 compliant.  This process is almost entirely complete, and the balance will be completed in 1998 at nominal cost.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This report contains statements which, to the extent they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). In this respect, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements. All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the Company's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements.
    The natural gas industry continues to change.  In 1997 the New York
Public Service Commission instituted another proceeding designated to address the future of the industry. A detailed discussion of industry restructuring appears on page 6 of this report.