Form 10KSB/A, Exhibit 13
period 1997-09-30
CORNING NATURAL GAS CORP
filed 1998-01-15
CIK 24751

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Financial Statements

Year Ended September 30, 1997
and Nine Months Ended September 30, 1996

(With Independent Auditor's Report Thereon)











Independent Auditors' Report





The Board of Directors and Stockholders
Corning Natural Gas Corporation:


We have audited the accompanying consolidated balance sheets of Corning Natural
 Gas Corporation and Subsidiary (the Company) as of September 30, 1997 and 1996, and the related consolidated statements of income and retained earnings, and cash flows for the year ended September 30, 1997 and the nine months ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

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

In our opinion, the consolidated financial statements referred to above presently fairly, in all material respects, the financial position of Corning Natural Gas Corporation and Subsidiary at September 30, 1997 and 1996, and the results of their operations and their cash flows for the year ended September 30, 1997 and the nine months ended September 30, 1996 in conformity with generally accepted accounting principles.




KPMG PEAT MARWICK
November 7, 1997




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

September 30, 1997 and 1996

    Assets                                                 1997           1996

Property, plant and equipment, at original cost:
    Utility                                                $    20,378,449
    19
,616,872
    Non-utility - principally rented gas appliances        2,533,498
2,451
,396

                                                                     22,911,947
         22,068,268
              Less accumulated depreciation                     (8,478,446)
    (7
,846,128)

                                                                14,433,501
    14
,222,140

Current assets:
    Cash                                                        262,752
180,595
    Marketable securities available for sale,
 at fair value (cost         of $574,842 in 1997)               641,899
         -
    Accounts receivable, less allowance for uncollectible
         accounts of $97,000 in 1997 and 1996                        995,215

    789,677
    Gas stored underground, at average cost                     1,347,682
    1,
347,099
    Gas and appliance inventories, at
 lower of average cost or         market                             641,716

    653,030
    Prepaid income taxes                                        465,786
334,485
    Deferred income tax assets                                  62,000
    27,000
    Prepaid expenses                                         580,896
432,1
63

                                                                     4,997,946
         3,764,049

Deferred charges:
    Long-term debt issuance costs, net of amortization          374,564
243,401
    Unrecovered gas costs                                     32,933
-
    Deferred debits - accounting for income taxes               1,016,661
    1,
016,661
    Other deferred debits                                       434,770
    58
4,809

                                                                     1,858,928
         1,844,871
Other assets                                               405,131
389,5
02

                                                                $    21,695,506
         20,220,562

See accompanying notes to consolidated financial statements.




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets, Continued

September 30, 1997 and 1996


    Capitalization and Liabilities                         1997           1996
Common stock, $5.00 par value per share.  Authorized
    1,000,000 shares; issued and  outstanding 460,000
    shares                                                 $    2,300,000
2,30
0,000
    Additional paid-in capital                                  653,346
    653,
346
    Net unrealized gain on securities
 available for sale (net of income tax
 benefit of $22,799)                                            44,258
    -
    Retained earnings                                      2,211,833      2,194,
382
                                                                     5,209,437
    5,147,728

    Long-term debt, less current installments                   9,400,000
6,30
0,000

              Total capitalization                                   14,609,437
    11,447,728

Current liabilities:
    Current installments of long-term debt                           -
    100,
000
    Notes payable                                          775,000        2,725,
000
    Accounts payable                                       1,680,840      1,146,
190
    Dividends payable                                           149,500
    -
    Customers' deposits and accrued interest                    673,114
73
5,398
    Accrued general taxes                                       112,367
14
1,598
    Supplier refunds due customers                              380,994
53
2,009
    Accrued expenses                                            222,970
30
4,332
    Other                                                            20,826
    48,369
              Total current liabilities                              4,015,611
    5,732,896

Deferred credits:
    Deferred income tax liabilities                             2,444,966
    2,28
0,213
    Refundable gas costs                                             -
    232,
769
    Other                                                            625,492
    526,956
                                                                     3,070,458
    3,039,938

                                                                $    21,695,506
    20,220,562

Commitments (note 11)

See accompanying notes to consolidated financial statements.




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Consolidated Statements of Income and Retained Earnings

For the Year Ended September 30, 1997
and the Nine Months Ended September 30, 1996

    Utility Operations                                     1997           1996
Operating revenue:
    Residential, commercial and industrial       $    13,824,008          12,192
,896
    Transportation                                    3,769,390      2,757,286
    Capacity assignment                               242,289             131,95
3
         Total operating revenue                           17,835,687
15,08
2,135
Operating expenses and taxes:
    Natural gas purchased                             10,448,308          9,538,
759
    Operating and maintenance                              3,529,373      2,573,
873
    Taxes other than federal income taxes             1,668,049           1,428,
476
    Depreciation                                           548,614
395,7
58
    Federal income taxes                                   245,887
185,5
70
         Total operating expenses and taxes           16,440,231          14,122
,436
              Income from utility operations                    1,395,456

959,699
    Unregulated Operations
Unregulated revenue:
    Appliance rental                                       736,762
548,7
18
    Service and merchandising                              1,509,250
957,8
16
    Interest income                                        21,307
15,5
69
         Total unregulated revenue                         2,267,319
1,522
,103
Unregulated expenses                                  2,045,463           1,390,
168
              Income from unregulated operations                221,856
    13
1,935
Other income (including net realized gains on
 marketable   securities of $20,997 in 1997)               22,977
10,4
47
              Income before interest expense                    1,640,289
    1,
102,081
Interest expense                                      884,538             618,69
5
         Net income                                             755,751
483,386
Retained earnings, beginning of period                2,194,382           2,145,
697
    Less cash dividends                               738,300             434,70
1
Retained earnings, end of period                 $    2,211,833      2,194,382

Weighted average number of shares outstanding         460,000             460,00
0
Earnings per common share                             $    1.64
1.05

See accompanying notes to consolidated financial statements.




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Year Ended September 30, 1997
and the Nine Months Ended September 30, 1996


                                                           1997           1996

Cash flows from operating activities:
    Net income                                        $    755,751
483,3
86
    Adjustments to reconcile net income to net
 cash provided          by operating activities:
              Depreciation                                      788,368
    57
0,088

    Changes in assets and liabilities:
         (Increase) decrease in:
              Accounts receivable                                    (205,538)
    1,435,529
              Gas stored underground                                 (583)
    (
508,782)
              Gas and appliance inventories                     11,314
(52,503)
              Prepaid expenses                                  (148,733)
    (
79,800)
              Unrecovered/refundable gas costs                  (265,702)
1,
390,151
              Other deferred charges                                 18,876

    114,731
              Other assets                                      (15,629)
    (
57,123)
         Increase (decrease) in:
              Accounts payable                                       534,650

    (59,944)
              Accrued general taxes                                  (29,231)
         34,011
              Accrued/prepaid federal income taxes                   (131,301)
         (425,548)
              Supplier refunds due customers                         (151,015)
    (237,597)
              Deferred federal income taxes                          129,753
         (196,190)
              Other liabilities and deferred credits            (95,452)
    (2
12,824)

                   Net cash provided by operating activities         1,195,528
    2,197,585

Cash flows from investing activities:
    Proceeds from sale of marketable securities            598,801
    -

    Purchases of marketable securities                (1,173,643)
    -

    Capital expenditures, net of minor disposals           (999,729)      (635,1
94)

                   Net cash used in investing activities             (1,574,571)
         (635,194)



         (Continued)




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued

For the Year Ended September 30, 1997
and the Nine Months Ended September 30, 1996


                                                      1997                1996

Cash flows from financing activities:
    Net repayments under line-of-credit
                          agreements                  (1,950,000)         (1,090
,000)
    Dividends paid                                    (588,800)      (434,701)
    Borrowings under long-term debt agreements        4,700,000
-

    Repayment of long-term debt                     (1,700,000)
-

                   Net cash provided by (used in)
                        financing activities                              461,20
0        (1,524,701)

                   Net increase in cash                                   82,157
              37,690

Cash at beginning of period                           180,595             142,90
5

Cash at end of period                            $    262,752             180,59
5

Supplemental disclosures of cash flow information:
    Cash paid during the period for:
         Interest                                          $    883,281
    51
5,132
         Income taxes                                 $    732,246
899,7
54

See accompanying notes to consolidated financial statements.




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Year Ended September 30, 1997
and the Nine Months Ended September 30, 1996


(1) Summary of Significant Accounting Policies

Corning Natural Gas Corporation (the Company) is a gas distribution company providing gas on a commodity and transportation basis to its customers in the Southern Tier of New York State. The Company follows the Uniform System of Accounts prescribed by the Public Service Commission of the State of New York (PSC) which has jurisdiction over and sets rates for New York State gas distribution companies. The Company's regulated operations meet the criteria and accordingly, follow the accounting and reporting of Statement of Financial Accounting Standards No. 71 (SFAS 71) "Accounting for the Effects of Certain Types of Regulation. The Company's financial statements contain the use of estimates and assumptions for reporting certain assets, liabilities, revenue and expenses and actual results could differ from the estimates. The more significant accounting policies are summarized below.


(a) Principles of Consolidation and Presentation

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


(b) Utility Plant and Rented Gas Appliances

Utility plant is stated at the historical cost of construction. These costs include payroll, fringe benefits, materials and supplies, and transportation costs. The Company charges normal repairs to maintenance expense. The
 Appliance Corporation capitalizes the cost of appliances and the original installation to rented gas appliances. Subsequent repairs are expensed.




    1    (Continued)




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies, Continued

(c) Depreciation

The Company provides for depreciation for accounting purposes using a composite straight-line method based on the estimated economic lives of property. The depreciation rate used for utility plant, expressed as an annual percentage of depreciable property, was 2.7% in 1997 and 1996. At the time utility properties are retired, the original cost plus costs of removal less salvage, are charged to accumulated depreciation.

Rented gas appliances are depreciated on a straight-line basis at rates ranging from 10% to 20% per year.

(d) Revenue and Natural Gas Purchased

The Company records revenues from residential and commercial customers based on meters read on a cycle basis throughout each month, while certain large industrial and utility customers' meters are read through the end of each month. The Company secured a weather normalization clause in the last major rate filing as protection against severe weather fluctuations. This affects space heating customers and is activated when degree days are 2% greater or less than a 30 year average. As a result, the effect on revenue fluctuations in weather related gas sales is somewhat neutralized.


Gas purchases are recorded based on readings of suppliers' meters as of the end of the month. The Company's rate tariffs include a Gas Adjustment Clause (GAC) which adjusts rates to reflect changes in gas costs from levels established in the rate setting process. In order to match such costs and revenue, the PSC has provided for an annual reconciliation of recoverable GAC costs with applicable revenue billed. Any excess or deficiency in GAC revenue billed is deferred and the balance at the reconciliation date is either refunded to or recovered from customers over a subsequent 12 month period.

(e) Marketable Securities

Marketable securities, which are intended to fund the Company's supplemental pension plan, are classified as available for sale at September 30, 1997. Such securities are reported at fair value based on quoted market prices, with unrealized gains and losses, net of the related income tax effect, excluded from earnings, and reported as a separate component of stockholders' equity until realized. The cost of securities sold was determined using the specific identification method.

    2    (Continued)




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements


(1) Summary of Significant Accounting Policies, Continued

(e) Marketable Securities (continued)

A summary of the marketable securities at September 30, 1997 is presented in the following table:

                        Net
         Market    Cost      Unrealized     Unrealized     Unrealized
         Value     Basis          Gains          Losses         Gains

    $    641,899        574,842        71,876              (4,819)
67,05
7

(f) Federal Income Tax

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

(g) Dividends

Dividends are accrued when declared by the Board of Directors. Dividends declared were $738,300 and $1.61 per share in 1997, and $434,701 and $0.95 per share in 1996. Dividends paid were $588,800 and $1.28 per share in 1997, and $434,701 and $0.95 per share in 1996.

 (2)     Information About Operating Segments

Selected financial information for the Company's identifiable operating segments follows:

                                            Identifiable Assets
                                                      1997           1996

Regulated operations                        $    19,380,485          18,045,249
Unregulated operations                           2,315,021      2,175,313

                                                      $    21,695,506
20,22
0,562

    3    (Continued)




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements


(2) Information About Operating Segments, Continued

                                       Capital Expenditures
                                            1997      1996

Regulated operations                   $    762,254        427,839
Unregulated operations                      237,475        207,355

                                                 $    999,729        635,194

                                            Depreciation
                                                 1997      1996

Regulated operations                   $    548,614        395,758
Unregulated operations                      239,754        174,330

                                                 $    788,368        570,088

The Company's regulated operations have no significant assets which are excluded from recoverability under rate filings.


(3) Regulatory Matters

Certain costs are deferred and recognized as expenses when they are reflected in rates and recovered from customers as permitted by SFAS 71. These costs are shown as Deferred Charges. Such costs arise from the traditional cost-of-service rate setting approach whereby all prudently incurred costs are generally recoverable through rates. Deferral of these costs is appropriate while the Company's rates are regulated under a cost-of-service approach.

In a purely competitive environment, such costs might not have been incurred or deferred. Accordingly, if the Company's rate setting were changed from a cost-of-service approach and it was not longer allowed to defer these costs under SFAS 71, certain of these assets may not be fully recoverable. However, the Company cannot predict the impact, if any, of competition and continues to operate in a cost-of-service based regulatory environment. Accordingly, the Company believes that accounting under SFAS 71 is still appropriate.




    4    (Continued)




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements


(3) Regulatory Matters, Continued

Below is a summarization of the Company's regulatory assets as of September 30, 1997 and 1996:

                                                      1997           1996

Unrecovered gas costs                       $    32,933                   -
Deferred debits - accounting for income
    taxes                                                  1,016,661      1,016,
661
Other deferred debits                            434,770             584,809

Total - regulatory assets                   $    1,484,364      1,601,470

    Unrecovered gas costs    These costs are recoverable over future years and
 arise from an annual reconciliation of certain gas revenue and costs
 (as described in Note 1).

    Deferred debits - accounting This amount represents the expected future recovery from for income taxes ratepayers of the tax consequences of temporary differences between the financial reporting basis and tax basis of assets and liabilities.

    Other deferred debits    The majority of this amount represents pension and
 postretirement benefit costs in excess of the amounts currently recoverable through rates. The PSC requires such excess costs to be deferred.

    The Company expects that its regulatory assets will be fully recoverable from customers.











    5    (Continued)




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements


(4) Long-Term Debt

A summary of long-term debt at September 30, 1997 and 1996 follows:

                                            1997           1996

First mortgage bonds - 10%
    retired in 1997                    $    -              1,700,000
First mortgage bonds - 8 1/4%
    series all due 2018                     3,100,000           3,100,000
Unsecured senior note - 9.83%
    due serially as described below         1,600,000      1,600,000
Unsecured senior note - 7.9%
    due serially as described below         4,700,000           -

         Total long-term debt                    9,400,000      6,400,000
         Less current installments                    -              100,000

         Long-term debt less
 current installments             $    9,400,000      6,300,000

The Company will redeem long-term debt as follows:

9.83% Senior Note - $100,000 annually from 2007 through 2015 with $700,000 due 2016.

7.9% Senior Note - $355,000 annually from 2006 through 2016 with $795,000 due 2017.

Under the Company's bond indenture, retained earnings as of September 30, 1997 in the amount of $796,654 are restricted as to the payment of dividends. The 8 1/4% first mortgage bond is secured by substantially all utility plant.


(5) Lines of Credit

The Company has lines of credit with local banks to borrow up to $5,500,000 on a short-term basis. Borrowings outstanding under these lines were $775,000 at September 30, 1997 and $2,725,000 at September 30, 1996. The
 maximum amount outstanding during the year ended September 30, 1997 and the nine months ended September 30, 1996 was $3,445,000 and $3,815,000, respectively. The lines of credit are unsecured and payable on demand with interest at the prime rate (8.50% at September 30, 1997) less 1/8 to 1/2 %.


    6    (Continued)




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements


(6) Federal Income Taxes

Federal income tax expense (benefit) recorded in the accompanying consolidated statements of income and retained earnings is as follows:

                                            1997           1996
Utility Operations:
    Current                            $    122,335             392,304
    Deferred                           133,681             (196,063)
    Investment Tax Credits                  (10,129)            (10,671)
                                                      245,887        185,570

Unregulated Operations:
    Current                                 122,665             97,095
    Deferred                                (3,928)                  (127)
                                                      118,737             96,968

Total federal income tax expense  $    364,624             282,538

Actual federal income tax expense differs from the expected federal income tax expense (computed by applying the federal corporate tax rate of 34% to income before federal income tax expense) as follows:

                                            1997           1996

Expected tax expense              $    380,928             260,414
Investment tax credits                 (10,129)       (10,671)
Other, net                                  (6,175)             32,795

                                                 $    364,624             282,53
8

The Company is exempt from state income taxes.








    7    (Continued)




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements


(6) Federal Income Taxes, Continued

The tax effects of temporary differences that result in deferred income tax assets and deferred income tax liabilities at September 30, 1997 and 1996 are as follows:

                                                 1997      1996
Deferred income tax assets:
    Unbilled revenue                        $    27,000         29,000
    Supplemental pension reserve            188,000        151,000
    Postretirement benefit obligations      102,000        106,000
    Allowance for uncollectible accounts         33,000         33,000
    Inventories                                  49,000              -
    Other                                             43,000         45,000

    Total deferred income tax assets        $    442,000        364,000

                                                 1997           1996

Deferred income tax liabilities:
    Property, plant and equipment,
         principally due to differences in
         depreciation                       $    2,110,000      2,075,000
    Pension benefit obligations                  358,000             294,000
    Deficiency of GAC revenue billed                  90,000              80,000
    FERC Order 636 transition costs                   -              10,000
    Other                                             266,966             158,21
3

Total deferred income tax liabilities            2,824,966           2,617,213

         Net deferred income tax liability       $    2,382,966           2,253,
213

There was no change in the valuation allowance for deferred income tax assets during the year ended September 30, 1997 and the nine months ended September 30, 1996.







    8    (Continued)




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements


(7) Pension Plan
Since 1990 the Company has been accruing a liability with respect to the Supplemental Pension Plan for certain officers. In 1997, the company estab-lished a deferred compensation trust to provide for the future financing of the plan. The fair market value of assets in the trust was $641,899 at September 30, 1997 and the plan liability, which is included in other deferred credits on the balance sheet, was $554,000 and $444,000 at September 30, 1997 and 1996 respectively. The assets of the trust are available to general creditors in the event of insolvency.

The Company has defined benefit pension plans covering substantially all of its employees. The benefits are based on years of service and the employee's highest average compensation during a specified period. The Company makes annual contributions to the plans equal to amounts determined in accordance with the funding requirements of the Employee Retirement Security Act of 1974. Contributions are intended to provide not only for benefits attributed for service to date, but also for those expected to be earned in the future.

The following table sets forth the plan's funded status and amounts recognized on the Company's balance sheet under Statement of Financial Accounting Standards No. 87 (SFAS 87), Employers' Accounting for Pensions, at September 30, 1997 and 1996.

                                                           1997           1996

Actuarial present value of accumulated
 benefit obligation (including vested
 benefits of $5,707,256 in 1997 and
 $5,154,703 in 1996                                   $    5,817,980
5,268
,331

Plan assets at fair value, primarily listed
    stocks and bonds                                       $    9,102,282
7,41
1,741
Projected benefit obligation                               7,159,528
6,517
,723
    Excess of plan assets over projected
         benefit obligation                                     1,942,754
    89
4,018
Unrecognized net gain being recognized
    over 10 years in accordance with PSC
    policy                                                      (1,945,687)
    (6
76,625)
Unrecognized prior service cost                            809,624        801,57
8
Unrecognized net transition amount                              8,456
(44
4,486)

         Prepaid pension cost recognized on
              the balance sheet                                      $    815,14
7        574,485

The year ended year change in the unassigned transaction amount is due to a reclassification of prior unrecognized gains or losses.




    9    (Continued)




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements


(7) Pension Plan, Continued

The components of net periodic pension expense under SFAS 87 for the year ended September 30, 1997 and the nine months ended September 30, 1996 are as follows:

                                                      1997           1996

Service cost of benefit earned during the
    period                                            $    217,401        154,71
3
Interest on projected benefit obligation         466,981        335,492
Actual return on plan assets                (1,823,855)         (572,699)
Net amortization and deferrals                   1,162,387      116,004

         Net periodic pension expense                 $    22,914
33,51
0

For ratemaking purposes, pension expense represents the amount approved by the PSC in the Company's most recently approved rate case. Pension expense for ratemaking purposes was approximately $39,000 for the year ended September 30, 1997 and for the nine months ended September 30, 1996 there was a pension benefit of $45,000. The difference between the pension expense (benefit) for ratemaking and financial statement purposes, and the amount computed under SFAS 87 has been deferred and is not included in the prepaid pension cost noted above. Such balances equal $286,000 and $305,000 as of September 30, 1997 and 1996, respectively.

The assumptions used to determine the pension obligations and pension costs for 1997 and 1996 were 7.25% for weighted average discount rate, 5.0% for rate of compensation increase, and 8.0% for weighted average rate of return on plan assets.













    10   (Continued)




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements


(8) Major Customers

The Company has three major customers, Corning Incorporated, New York State
 Electric & Gas (NYSEG), and Bath Electric Gas & Water Systems (BEGWS).
 The loss of any of these customers could have a significant impact on the Company's financial results. In addition, a significant portion of capacity assignment revenue is generated from Corning Inc. Total revenue and deliveries to these customers were as follows:

                                                 Deliveries

Revenue
                                            Mcf       % of Total     Amount
    % of Total
    Corning, Inc.
Year ended September 30, 1997          2,048,748      26        $    729,350

    4
Nine months ended Sept. 30, 1996       1,580,243      26             549,527
         4

    NYSEG
Year ended September 30, 1997          2,135,122      27        $    266,371

    1
Nine months ended Sept. 30, 1996       1,575,679      26             197,586
         1

    BEGWS
Year ended September 30, 1997               808,929        10        $    2,049,
792           11
Nine months ended Sept. 30, 1996       544,200        9              1,503,239
         10


(9) Postretirement Employee Benefits

In addition to the Company's defined benefit pension plans, the Company offers postretirement benefits to its employees who meet certain age and service criteria. Currently, the retirees under age 65 pay 60% of their health care premium until Medicare benefits commence at age 65. After age 65, Medicare supplemental coverage is offered with Company payment of the premium. For participants who retire on or after September 2, 1992, the Company cost, as stated above, shall not exceed $150 per month. In addition the Company offers limited life insurance coverage to active employees and retirees. The postretirement benefit plan is not funded. The Company accrues the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. The following table presents the Company's postretirement benefit plan's status reconciled with amounts recognized in the Company's consolidated balance sheets under SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions at September 30, 1997 and 1996.

    11   (Continued)




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements


(9) Postretirement Employee Benefits, Continued

Actuarial present value of accumulated postretirement benefit obligation:

                                                      1997                1996

Current retirees                            $    (541,000)           (670,000)
Future retirees                                       (401,000)           (347,0
00)
                                                                (942,000)
(1
,017,000)
Unrecognized transition obligation at
    January 1, 1993 being recognized over
    20 years                                          916,000        973,000
Unrecognized net gain being recognized
    over 10 years in accordance with PSC
    policy                                                 (315,000)
(258,
000)
Accrued postretirement benefit cost
    recognized on the balance sheet              $    (341,000)           (302,0
00)

The PSC has allowed the Company to recover incremental SFAS 106 cost through rates on a current basis. Due to the timing differences between the Company's rate case filings and financial reporting period, a regulatory asset has been recognized in the amount of approximately $26,000 to be recovered from ratepayers in the future.

Net periodic postretirement benefit cost for the year ended
 September 30, 1997, for the nine months ended September 30, 1996 under SFAS 106 includes the following components:

                                            1997                1996

Service costs                     $    13,000                   10,000
Interest cost                          65,000              53,000
Net amortized and deferrals            22,000                   22,000

    Net periodic postretirement
         benefit cost                  $    100,000                  85,000






    12   (Continued)




CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements


(9) Postretirement Employee Benefits, Continued

For measurement purposes, a 9% annual rate of increase in the per capita cost of covered benefits (health care cost trend rate) was assumed for 1998. The rate is assumed to decrease gradually to 6% by the year 2012 and remain at that level thereafter. A 1% increase in the actual health care cost trend would result in approximately a 3.0% increase in the service and interest cost components of the annual net periodic postretirement benefit cost and a 3.5% increase in the accumulated postretirement benefit obligation. The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation was 7.25%.


(10)     Commitments

The Company has agreements with seven pipeline companies providing for pipeline capacity for terms that extend through 2001. These agreements require the payment of a demand charge for contracted capacity at Federal Energy Regulatory Commission approved rates. Purchased gas costs incurred under these pipelines capacity agreements during 1997 and 1996 amounted to $3,363,429 and $3,139,258, respectively. The Company also has short-term gas purchase agreements averaging three months in length, with prices to various indices. The Company does not anticipate these agreements to be in excess of normal capacity requirements.


















    13