Form 10KSB/A, Exhibit 13
period 1997-09-30
CORNING NATURAL GAS CORP
filed 1998-01-15
CIK 24751

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
SELECTED FINANCIAL DATA



                                   1997              1996(2)             1995

     1994                1993

TOTAL ASSETS  $22,075,506    20,557,562     22,219,715     22,439,379     22,428
,120
LONG-TERM DEBT,LESS
CURRENT
INSTALLMENTS $ 9,400,000       6,300,000     6,300,000      6,400,000
6,500,000

SUMMARY OF EARNINGS:
OPERATING
   REVENUE         $17,835,687    15,082,135     16,614,726     16,559,167
17,9
53,457
TOTAL OPERATING
EXPENSES AND
      TAXES    16,440,231    14,122,436     15,352,924     15,302,491     16,895
,327
NET OPERATING
     INCOME     1,385,327         959,699   1,261,802   1,256,676     1,058,130
    OTHER INCOME      22,977       10,447      29,356      32,968      65,874


    APPLIANCE CORP
     EARNINGS   221,856          131,935     203,381     220,211     223,000
    INTEREST
      EXPENSE       884,538      618,695     873,810     853,375         768,231
    NET INCOME                 755,751      483,386     620,729     656,480
578,773

NUMBER OF
 COMMON SHARES      460,000      460,000     460,000     460,000     460,000

EARNINGS PER
COMMON SHARE            $   1.64       1.05          1.35        1.43
1.26

DIVIDENDS PAID
PER COMMON SHARE $ 1.28       0.95          1.25        1.23        1.21


STATISTICS (UNAUDITED) -

    GAS DELIVERED (MMCF):
RESIDENTIAL                 1,673      1,403         1,603       1,747
1,707
COMMERCIAL                     343        309           330         377
 364
INDUSTRIAL                     29         20                28          31

     56
MUNICIPAL                        80         63            76          88
    81
OTHER UTILITIES        369        267           362         359          385
TRANSPORT         5,404          3,971         5,265        5,187        4,660
TOTAL DELIVERIES  7,898      6,033         7,664       7,789        7,253

NUMBER OF CUSTOMERS
END OF PERIOD    13,837     13,753       13,910       13,486       13,342
AVERAGE MCF USE PER
RESIDENTIAL CUSTOMER 129.4   108.3        126.6        140.3        139.3
AVERAGE REVENUE PER
RESIDENTIAL CUSTOMER 851.45  743.16       812.29       814.23       857.46
NUMBER OF
   DEGREE DAYS        6,831  4,577        6,772        7,008           6,946
PERCENT (WARMER)
COLDER THAN AVERAGE  ( 3.6)    7.0          2.9          5.7           4.2
PEAK DAY
DELIVERIES (MCF)    55,190   53,328       48,919      52,770        46,904
NUMBER OF RENTAL
APPLIANCES IN
       SERVICE      6,568    6,615        6,604        6,577         6,508
MILES OF MAIN               388.7    384.3        383.7        371.9
 371.2
INVESTMENT IN GAS
PLANT (AT COST) 20,378,449 19,616,872   19,309,418  18,144,174    17,416,708
STOCKHOLDER'S EQUITY
PER SHARE                  11.32    11.19        11.08        10.98        10.78

(1) FIFTEEN YEAR AVERAGE DEGREE DAYS : 6,591
(2) THE COMPANY CHANGED ITS YEAR END FROM DECEMBER 31 TO SEPTEMBER 30 EFFECTIVE JANUARY 1, 1996. THE AMOUNTS SHOWN IN 1996 ARE AS OF SEPTEMBER 30, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996.