Form 10KSB, Exhibit 13
period 1998-09-30
CORNING NATURAL GAS CORP
filed 1998-12-31
CIK 24751

To Our Shareholders

    The national weather service's favorite topic during the 1997-98 winter season was how El Nino affects weather patterns across the country. Indeed, a record setting mild winter throughout the northeast resulted in a 7 percent reduction in gas deliveries to all of the Company's customers over the prior year as of September 30, 1998. A reduction in degree days of over 12 percent from the year ended September 1997 contributed to a reduction of 8.6 percent in gas deliveries to residential and commercial custumers. Earnings declined from $1.64 per share in 1997 to $1.39 per share for fiscal year 1998. The Company produced record high earnings for the year ended September, 1997 which makes the difference in earnings appear more severe than it is. Earnings derived from sources other than gas deliveries contributed toward producing relatively reasonable year end results considering the extremely mild weather conditions.

  The Company continues to maintain a weather normalization clause within its tariffs. This clause allows the Company to charge a slightly higher rate when the weather is milder than average and operates in the reverse when temperatures are colder than the 15 year average. In fiscal 1998 the Company collected nearly $180,000 from this revenue source to help offset the large reduction in sales to firm customers. The Company also earned nearly $160,000 in incentive capacity assignment revenues. In total, we sold $1,067,000 of capacity assignments of which 85 percent, or $907,000, was returned to our customers in the form of lower rates. The Company was, once again, success-ful in achieving additional incentive arnings through the lost and unaccounted for gas calulation. In essence, we receive credit for minimizing the gas that is lost on the system typically through metering and gas leaks. A long term program of improving the meters we have in service, the ongoing repair of these meters on a regular basis, the degree to which meters are adjusted for accuracy, combined with a vigilant program to search for and repair leaks on the distribution system have enabled us to better account for all the gas that is brought into the system at the city gates. Over the past few years we have received credit, which goes to earnings, primarily due to the positive results of these efforts.
  The wholly owned Appliance Corporation continues to contribute a substantial portion of consolidated earnings. This year the subsidiary posted income of over $248,000, a 12 percent increase over the prior year. The rental of water heaters and water refining products plays a key role in the ongoing success of this operation. Emphasis is also placed upon the sale and installation of central heating units for residential use and upon the popular room heating natural gas fired fireplace units. The Company carries the area's largest selection of free standing and built-in fireplace/stove units and has several operating displays in its sales offices in Elmira, Bath and Corning. The original goal of the Appliance Corporation, which was started in 1954 during the peak years of the expansion of the gas distribtion system, was to promote the utilization of natural gas through the sale and installation of gas burn-ing appliances consisting primarily of forced air furnaces, boilers, water heaters, clothes dryers and ranges. We have been quite successfl in attaining this goal and in connecting gas lines to nearly every building that is on the distribution system pipelines. This has led to a very high saturation rate which brings us to the next subject of concern and action-diversification.
  In January, 1998, the Company employed Mr. Stanley Sleve as Manager of Business Development. Mr. Sleve has twenty fouur years of project, client and construction managmenent experience with engineering and architectural service firms. As a result of Mr. Sleve's local connections and actions, the Company, through its subsidiary appliance corporation, has purchased three different businesses. In April, 1998 the company puurchased the Foodmart Plaza, which is a retail comlex consisting of a major grocery store, an Eckerd Drug Store and six other businesses located in four buildings on the property. The property and buildings were purchased for $1.175 million of which $940,000 was financed through a local bank with interest at 8.02percent over ten years. The complex started at this South Corning location in the mid-1950's as one of the areas first large, modern grocery stores. It has a remarkably solid history as the property has been expanded and upgraged over the years and remains in excellent condition.
  While it apears that The Foodmart Plaza will turn out to be a solid long term investment, the goal is to create growth through high quality, low capitalization, service oriented businesses. The Appliance Corporation has also purchased a tax preparation and financial accounting services business, Tax Center International (TCI), which currently employs five people and provides services to approximately 700 clients. Mrs. Firouzeh Sarhangi, who was the princial owner-operator of TCI, has an employment agreement with the Company and the business has been moved into the Company's Corning office building. We have added new services for our clients and have begun to achieve growth through word of mouth contacts. Also in April 1998, the Appliance Corporation purchased The Corning Realty Associates which has The Prudential Marketplace real estate franchise in the Corning and Elmira area. This is a residential and commercial real estate business operating with twenty three agents with offices in our Corning service center and in a building in Elmira Heights. This subsidiary has a residential real estate market share of approximately ten percent.
  One of the Company's goals is to maintain as much price stability as possible in the transportion and sale of natural gas. We view this objective as part of an economic package to help attract and sustain business and industry. Additionally, we want to become less dependent upon cold weather to drive earnings and to find new means to increase shareholder value. We believe we have an excellent start in this direction with the diversity in products and services we now offer. Our near term agenda is to grow these new businesses and maximize synergies.
  This report would be incomplete if we did not continue a dialogue on the status of utility deregulation in New York State and on the economic viability of our service area. Deregulation is a slow, on-going process which can become more complicated and costly to implement than the purported benefits warrant. This subject along with a review of the area's economic growth are reported on in more depth further on in this annual report.
  While the stock market has experienced sporadic movements in the pas years, the Company's stock price has held steady in the low $20 range. In the past four quarters we have paid out a total of $1.30 per share which is a return of 6 1/2 percent at $20 per share. We continue to support our historic policy of paying a large portion of earnings to our shareholders on a consistent basis. In fact, our February 20, 1999 payment will be the 184th consecutive quarterly dividend. With earnings at $1.39 per share and the dividend payout at $1.30 we need to drive earnings to a higher level through improvements in the Gas Corporation profits as well as through our diversification efforts in order to sustain our goal of moderate increases in dividend payments. Our employees have put in a great deal of personal energy to make so many positive things happen this past year. We were also successful in mutally negotiating a four year contract with IBEW Local Union 139, which commenced September 1, 1998. We take this opportunity to thank our shareholders for their support and to express our gratitude to all our employees for their efforts and their dedication toward making this a stronger, larger, and more diverse organazation.

Thomas K. Barry
Chairman of the Board,
President & CEO