Form 10KSB, Exhibit 13
period 1998-09-30
CORNING NATURAL GAS CORP
filed 1998-12-31
CIK 24751

ECONOMIC DEVELOPMENT - CORNING AND VICINITY

In last year's report we described several major building developments of the area's largest employer, Corning Incorporated. A new 400,000 square foot opto-electronic components plant was completed early in 1998. This
$40 million manufacturing facility now provides 625 new high tech manufacturing jobs and is located in Erwin, adjacent to the expanding Sullivan Science Research Center. This massive facility is still in the midst of a $125 million expansion which will double its size to 650,000 square feet. Corning Incorporated's world headquarters building located in downtown Corning is well on its way toward completion of a $20 milion expansion. Also, work progresses on the major $60 million renovation and addition to the exquisite Corning Glass Museum which is scheduled for a grand opening in April, 2000. This particular project is geared toward attracting 650,000 tourists annually to the Corning area.


There are a number of other private and public brick and mortar projects in the works. The completion of the Route 17 bypass around Corning positioned the City to totally rehabilitate Denison Parkway, the old route 17 that ran through the center of the downtown area adjacent to Market Street. This main east-west traffic bearing road was in bad condition mainly due to the trucks that now utilize the bypass. This $4.3 million total rehabilitation has changed the appearance of the City. In addition to constructing a new street and curbs, sidewalk areas were widened, new street lights were installed, along with new trees, shrubs, grass and infrastructure improvements. There are five housing projects in Erwin and three more in the Town of Corning in various phases of development. One of these developments, Woods Edge Housing, will eventually consist of 245 new housing units which will include some apartments. Other projects completed during the year range from a new planetarium at Corning Community College to a new child care center in Erwin to a cancer treatment center in Corning.

    In the following year we can expect to see major expansions to the YMCA facility, the area's art facility - 171 Cedar Arts Center and to the Ceramics Corridor manufacturing incubator. We are also preparing to close down one of the city's primary bridges for a total rehabilitation. The
Three Rivers Development Corporation, which is a non-profit organization dedicated toward the development of housing, commerce, industry and job creation and retention, gets directly and indirectly involved with many of the projects and commercial activities in the area. They have identified 100 projects completed since 1985 in the greater Corning area that amount to over $600 million. They have also quantified another $250 million in approximately 20 planned projects.Thus, while we are located in a relatively small community there is no doubt that it is an active and vibrant community that is healthy and growing.