Form 10KSB, Exhibit 13
period 1998-09-30
CORNING NATURAL GAS CORP
filed 1998-12-31
CIK 24751

Highlights - 12 Months Ended September 30


                                                            1998
           1997
Operating Revenue                 16,673,300                         17,835,700
New Income                                      $   640,200
   755,800
Earnings Per Common Share    $      1.39                           1.64
Gas Deliveries (Mcf)           7,335,000                      7,898,000
Degree Day                                5,979                          6,831
Total Customers                   13,919                         13,837
Construction Expense            $   971,000                        999,700
Property, Plant and Equipment$25,178,457                     22,911,900






Common Stock Data - Market Price (OTC)

                                                                   Dividend
Quarter Ended                     High      Low            Paid
December 31, 1996          $      22      $ 21 1/2    .320
March 31, 1997                         22        21 1/2         .320
June 30, 1997                          21 1/4         20             .320
September 30, 1997                21 1/4         20             .320
December 31, 1997                 21        20             .325
March 31, 1998                         21             20             .325
June 30, 1998                          20             20             .325
September 30, 1998                21        20             .325