Form 10KSB, Exhibit 13
period 1998-09-30
CORNING NATURAL GAS CORP
filed 1998-12-31
CIK 24751

Industry Restructuring

    The natural gas industry has been undergoing continuous and dramatic change since the mid-1980's when large customers were given the option to purchase their requirements directly from marketers. Since that time the industry has transitioned to the point that today even residential customers have the option of choosing their gas supplier. However, acceptance of the new competitive environment by small customers, and by marketers to serve the small customers, has been slow to catch on. The electric industry has is also undergoing a transition to the competitive environment with many similar issues to be resolved. While the company is keeping abreast of the electric proceedings, efforts are directed towards the natural gas proceedings.

    On November 3, 1998 the New York State Public Service Commission (PSC) issued a Policy Statement indicating its view as to how to best ensure a competitive market for natural gas in New York State. The Statement's intended purpose was to facilitate development of a competitive market, eliminate barriers to competition, provide guidance to LDC's and marketers and address customer inertia. It concluded that the most effective way to establish a competitive market is for local distribution companies, such as Corning, to cease selling gas with the theory that separating the monopoly distribution function from the competitive merchant function would maximize competition and customer benefits. The statement did not set a specific date for cessation of sales activities. Rather, a transitional period of three to seven years was suggested as appropriate for individual LDC's to exit the merchant function. There are many issues such as capacity contracts, system reliability, rate design and provider of last resort to be resolved during this transition. The Policy Statement suggests that these issues will be best be resolved both at the individual LDC level and callaboratively with all stakeholders involved. Staff of the PSC plans to initiate a process to address these issues in the near future. As it has been throughout this process, this company will be active in the proceeding.

    By retaining the distribution function, but no longer selling gas, little will change regarding the operating functions of the company. The company will continue to own and maintain the distribution system, regulate the flow of gas, measure and meter gas, bill customers, be the provider of last resort and handle all emergency calls. Since the company has never made a profit on the actual sale of gas, the profit margin should also remain unchanged. Acceptance by customers in the company's service territory with regards to the option of supplier choice reflects that of customers around the state. Mailings were sent to each individual customer explaining the availability and procedures to be followed and the response was very limited. Presently there are only four marketers that have shown an interest in serving the small volume customers and they are currently serving approximately 125 customers, or less than one percent of the small customer base. Within
New York State there are 95 marketers certified to serve small volume customers. These marketers are serving approximately 50,000 customers or less than nine percent of the total available customer base. Less than one percent of the residential customers are currently being served directly by marketers.

   The ability of the company to comply with the PSC timetable will rely directly upon the acceptance by the market and the marketers, and the initiatives directed by the PSC. As the Company's capacity contracts come up for renewal, starting in 2001, a careful analysis will need to be made with respect to future requirements. The contract requirements and the related company costs which are currently passed on to customers through the gas adj-ustment clause mechanism should decrease significantly, relieving the company of fixed financial obligations as the captive customber base is declining.

  Industry restructuring has forced managment to take a critical look at traditional revenue sources and make certain strategic planning decisions if the company is to move forward. As was mentioned in the letter to shareholders, the decision was made to look for non-traditional revenue sources to mitigate the uncertainty of the current natural gas market. The natural gas business will continue to be the company's core business and rate stability for our customers will continue to be the highest priority. However, it is very apparent that if the company is to grow, it must diversify its earnings base. That process has begun and will continue into the future. In the end, management is confident that the company will be successful in the new deregulated environment.

MANAGMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Earnings

Consolidated net income amounted to $640,000 or $1.39 per share in 1998 compared to $756,000 or $1.64 per share in 1997. The primary reason for the decline was the extremely mild winter. Other significant items affecting the Company's operating results are discussed below.

Operating Revenue

Operating revenue of $16,673,000 declined seven percent in 1998 due primarily to a reduction in gas delivered as a result of mild weather. Total gas delivered to customers amounted to 7,334,858 Mcf in 1998 compared to 7,897,614 Mcf in 1997. However, the Company's weather normalization billing mechanism (discussed briefly in not 1 to the financial statements) retores some of the margin lost in times of warm weather. Accordingly, the Company billed $226,000 more than the previous year through this mechanism.

The Company also experienced a decline in capacity assignment revenue in 1998. This revenue is obtained from marketing the Company's unused pipeline capacity and a regulatory incentive that allows the Company to retain fifteen percent of such revenue. Capacity assignment revenue of $160,000 in 1998 was down from $242,000 the previous year, a reduction of $82,000 that was expected due to a mild winter and an increasingly competitive market.

Operating Expense

Purchased gas expense of $9,409,000 in 1998 decreased 10% due to decreased deliveries noted above. The decline was further driven by a benefit from the Company's lost and unaccounted for gas incentive mechanism. The Company realized a benefit of $276,000 in 1998, up substantially from the $120,000 benefit the preceding year. Other operating and maintenance expense remained stable at $3,557,000, an increase of less than one percent from the previous year.

Taxes other than federal income taxes decreased slightly due to lower gross receipts taxes as the result of decreased revenue. The Company is subject to the New York public utilities gross receipts tax which is levied on all revenues.

Utility depreciation expense increased five percent to $574,000 due to increased investment in plant. Interest expense increased eight percent in 1998 as the result of higher outstanding debt levels.

Unregulated Operations

The Appliance Corporation subsidiary earnings increased twelve percent to $249,000 in 1998. The increase results primarily from three newly acquired businesses. In April 1998 the Company's appliance subsidiary completed the purchase of three local existing businesses. A shopping plaza in South Corning was purchased which has multi-year leases with eight businesses housed in 52,000 square feet of rentable space with a major grocery store as the anchor. Also purchased was a real estate management and brokerage organ-azation and a tax and financial services company. The shopping plaza was purchased for $1,175,000 and finaced primarily through a $940,000 ten year note secured by a mortgage on the shopping center real estate. The real estate and financial service companies were purchased for $349,000, funded through a $180,000 eight year, 6.5 percent interest loan agreement with the sellers and the balance through operating funds. The real estate firm is a franchise of The Prudential Marketplace Realty and has twenty three agents operating out of offices in both the Corning and Elmira, New York market. The financial services business, Tax Center International, provides tax preparation, accounting and payroll services and currently serves approx-imately seven hundred clients . These purchases are part of the Company's plan to aggresively explore new opportunities in non-traditional areas.

Liquidity and Capital Resources

The Company financed its 1998 capital additions for regulated operations of $1,105,000 through internally generated funds and short-term borrowing. Capital additions for the Company's unregulated operations consisted primarily of the three acquisitions discussed above.

The Company has $7,500,000 available through lines of credit at local banks, the terms of which are discussed in note 6 to the financial statements. It is expected that the Company's current capital resources will be sufficient for 1999 planned operations.

Regulatory Matters

In 1998 the New York Public Service Commission issued an order concerning the future of the natural gas industry. A detailed discussion appears on page 10 of this report.

Year 2000
    The year 2000 issue (Y2K") refers to the inability of certain computerized systems and technologies to recognize and/or correctly process dates beyond December 31, 1999. Corning Natural Gas Corporation has identified those areas within the Company where the potential exists for computer system failure or miscalculations by computer programs could cause a disruption in the Company's operations or services. A Y2K Coordinator was assigned to develop and implement a Y2K plan. The Company has developed and put into place solutions for the following areas:


1)  Computer Hardware and Software

The AS/400 Main Frame Computer Operating System and all software modules including Customer Information Systems, Meter Reading, Billing for the Gas and Appliance Company, Service Orders, Accounting and Financial Statements, Inventory and Purchase Orders and Accounts Payable are now Y2K compliant through upgrades received from our software provider and IBM.

    All personal computers identified as being non compliant have been replaced. The review of software contained on these computers is currently being conducted and the Company anticipates no problems with compliance in this area.

2.  Telemetering System

The telemetering system is Y2K compliant and we anticipate no interruption in the flow of gas to our customers due to our computer system.

3.  Phone System

The internal telephone system for the Company is now Y2K compliant. We will be able to receive emergency calls and generate the proper service orders for all phases of our operations. We do not require the use of PC's in handling our customers' calls and creating orders.

Costs of Compliance

Because the Company is still in the process of identifying and replacing non compliant systems or problems, it is not possible at this time to quantify the total cost incurred with the Y2K program. However, the company expects that it will not be significant.

Risks of the Company's Y2K Issues

Since the Company has not completed all testing on some of the IT and non-IT systems that may not be Y2K compliant, failure of these systems could have a material impact on the Company's systems. While the Company's Y2K program is designed to identify and remedy these systems in order to avoid interruption of its operations, there can be no assurance that it will be able to identify all non compliant systems or successfully remedy all those identified.

The Company is dependent upon third party products and services, such as
utilities and programming uplinks, for the operation of its businesses.   As
part of its Y2K program the Company will contact these third party product and service providers to ascertain whether Y2K compliance issues may exist. While many of these companies may give us assurances that they are fully Y2K complaint, the Company does not have the ability to verify such information. If critical third party systems fail as a result of Y2K issues, the ability of the Company to provide services to its customers may be interrupted. While the Company intends to consider contingency plans to address those risks, although no such plans have been identified, there can be no assurance that any such plan would resolve such problems in a satisfactory manner. This could result in lost revenues or the risk of actions against the Company if the businesses of others are disrupted.

Cautionary Statement Regarding Forward Looking Statements

This report contains statements which, to the extent they are not recitations of historical fact, constiture "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). In this respect, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking
statements.   All such forward-looking statements are intended to be subject to the safe harbor protection provided in the Reform Act. A number of important factors affecting the Company's business and finacial results could cause actual results to differ materially from those stated in the forward-looking statements.

Accounting Pronouncements

In 1999 the Company will be required to adopt the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose finacial statements. Management expects that the significant component of comprehensive income to be the net unrealized gain/loss on marketable securities available for sale.

Management expects that other pronouncements to be adopted in 1999 will have an immaterial impact on the financial statements.