Form 10KSB, Exhibit 13
period 1998-09-30
CORNING NATURAL GAS CORP
filed 1998-12-31
CIK 24751

CORNING NATURAL GAS CORPORATION AND SUBSIDIARIES
Financial Statements
Year Ended September 30, 1998 and 1997
(With Independent Auditors Report Thereon)


CORNING NATURAL GAS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 1998 and 1997

Assets                                                 1998              1997
Property, plant and equipment, at original cost:
  Utility                                        21,396,130        20,378,449
  Non-utility-principally rented
  gas appliances and property                     3,782,327         2,533,498
                                                -----------         ----------
                                                 25,178,457        22,911,947
Less accumulated depreciation                    (9,079,776)       (8,478,446)
                                                -----------        -----------
                                                16,098,681         14,433,501
Current assets:
   Cash                                            284,426            262,752
   Marketable securities available
    for sale, at fair value(cost of
    $725,295 and $574,842 in 1998
    and 1997)                                     785,361             641,899
  Accounts receivable, less allowance for uncollectible
    accounts of $97,000 in 1998 and 1997         1,038,524            995,215
  Gas stored underground, at average cost        1,539,727          1,347,682
  Gas and appliance inventories, at lower
  of average cost or market                        581,765            641,716
  Prepaid income taxes                              55,534            465,786
  Deferred income tax assets                        57,000             62,000
  Prepaid expenses                                 511,638            580,896
                                                  --------           --------
                                                 4,853,975          4,997,946

Deferred charges:
  Pension and other                              1,509,695          1,234,960
  Deferred debitd-accounting for
  income taxes                                   1,016,661          1,016,661
  Unrecovered gas costs                            191,819             32,933
  Long-term debt issuance costs,
  net of amortization                              392,875            374,564
                                                 ---------           ----------
                                                 3,111,050          2,659,118
Goodwill, net of amortization                      348,235            ----
Other assets                                       412,817             405,131
                                                 ---------          ----------
                                              $ 24,824,758         22,495,696
                                               ===========         ==========

See accompanying notes to consolidated financial statements.


CORNING NATURAL GAS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets, Continued
September 30, 1998 and 1997

Capitalization and Liabilities                        1998               1997
Common stock, $5.00 par value per share.  Authorized
  1,000,000 shares; issued and  outstanding 460,000
  shares                                      $  2,300,000          2,300,000
Additional paid-in capital                         653,346            653,346
Net unrealized gain on securities available for sale
  (net of income taxes of $20,422 in 1998 and
  $22,799 in 1997)                                  39,644             44,258
Retained earnings                                2,403,489          2,211,833
                                                ----------          ---------

                                                 5,396,479          5,209,437
  Long-term debt, less current installments     10,459,351          9,400,000

     Total capitalization                       15,855,830         14,609,437
                                                ----------         ----------

Current liabilities:
  Notes payable                                  2,325,000            775,000
  Accounts payable                               1,266,918          1,680,840
  Dividends payable                                  ----             149,500
  Current installments of long-term                 36,830             -----
  Customers' deposits and accrued interest         728,645            673,114
  Accrued general taxes                            145,170            112,367
  Supplier refunds due customers                    70,731            380,994
  Accrued expenses                                 502,755            489,316
  Other                                             29,035             20,826
                                                  --------            -------
     Total current liabilities                   5,105,084          4,281,957
                                                 ---------          ---------

Deferred credits:
  Deferred income tax liabilities                2,353,665          2,444,966
  Deferred compensation, postretirement benefits,
   and other                                     1,510,179          1,159,336
                                                 ---------          ---------
                                                 3,863,844          3,604,302
                                                 ---------          ---------
                                              $ 24,824,758         22,495,696
                                              ============         ==========

Commitments (note 12)

See accompanying notes to consolidated financial statements.

CORNING NATURAL GAS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income and Retained Earnings
For the Years Ended September 30, 1998 and 1997

Utility Operations                                    1998               1997

Operating revenue:
   Residential, commercial and industrial         $ 13,311,539     13,824,008
   Transportation                                    3,201,884      3,769,390
   Capacity assignment                                 159,872        242,289
                                                    ----------     ----------
      Total operating revenue                       16,673,295     17,835,687

Operating expenses and taxes:
   Natural gas purchased                             9,409,388     10,448,308
   Operating and maintenance                         3,557,025      3,529,373
   Taxes other than federal income taxes             1,650,950      1,668,049
   Depreciation                                        574,372        548,614
   Federal income taxes                                162,792        245,887
                                                     ---------    -----------
       Total operating expenses and taxes           15,354,527     16,440,231
       Income from utility operations                1,318,768      1,395,456

Unregulated Operations
   Service and merchandising                         1,540,959      1,509,250
   Appliance rental                                    743,865        736,762
   Professional services and real estate               341,375          ----
   Interest income                                      38,263         21,307
                                                     ----------     ----------
      Total unregulated revenue                      2,664,462      2,267,319
                                                     ---------      ---------

Unregulated expenses                                 2,415,797      2,045,463
                                                     ---------      ---------
      Income from unregulated operations               248,665        221,856

Other income (including net realized gains on marketable
  securities of $31,592 in 1998 and $20,997 in 1997)    31,885         22,977
      Income before interest expense                 1,599,318      1,640,289
Interest expense                                       959,161        884,538
                                                     ---------      ----------
       Net income                                      640,157        755,751
Retained earnings, beginning of period               2,211,833      2,194,382

   Less dividends                                      448,501        738,300
                                                      --------      ---------
Retained earnings, end of period                   $ 2,403,489      2,211,833
                                                    ==========      =========

Weighted average number of shares outstanding - basic and
  diluted                                              460,000        460,000
Basic and diluted earnings per common share               1.39           1.64

See accompanying notes to consolidated financial statements.


CORNING NATURAL GAS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended September 30, 1998 and 1997

                                                         1998          1997
Cash flows from operating activities:
  Net income                                          $ 640,157      755,751
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                     837,151      788,368
      Gain on sale of marketable securities             (31,592)     (20,997)

Changes in assets and liabilities:
  (Increase) decrease in:
     Accounts receivable                                (43,309)    (205,538)
     Gas stored underground                            (192,045)        (583)
     Gas and appliance inventories                       59,951       11,314
     Prepaid expenses                                    69,258     (148,733)
     Unrecovered gas costs                             (158,886)    (265,702)
     Prepaid income taxes                               410,252     (131,301)
     Deferred charges-pension and other                (274,735)    (650,151)
     Other assets and long-term debt issuance costs (25,997) (146,792) Increase (decrease) in:
     Accounts payable                                   (413,922)    534,650
     Accrued general taxes                                32,803     (29,231)
     Supplier refunds due customers                     (310,263)   (151,015)
     Deferred income taxes                               (86,301)    129,753
     Other liabilities and deferred credits              430,399     704,738
                                                        --------    --------
        Net cash provided by operating activities        942,921    1,174,531
                                                         -------    ---------

Cash flows from investing activities:
    Proceeds from sale of marketable securities          182,284     619,798
    Purchases of marketable securities                  (301,145) (1,173,643)
    Acquisitions of businesses net of cash acquired   (1,879,531)        ----
    Capital expenditures, net of minor disposals        (971,035)   (999,729)
                                                        ---------   ---------
        Net cash used in investing activities          (2,969,427)(1,553,574)

Cash flows from financing activities:
    Net borrowings (repayments) under line-of-credit
      agreements                                        1,550,000  (1,950,000)
    Dividends paid                                       (598,001)   (588,800)
    Borrowings under long-term debt agreements          1,096,181   4,700,000
    Repayment of long-term debt                             ----   (1,700,000)
                                                       ---------- -----------
        Net cash provided by financing activities       2,048,180    461,200
                                                       ----------  ----------

        Net increase in cash                               21,674     82,157

Cash at beginning of period                               262,752    180,595
                                                       ----------    --------
Cash at end of period                                   $ 284,426    262,752
                                                        =========    ========


Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest                                           $ 933,000     883,000
    Income taxes                                         368,000     732,000

See accompanying notes to consolidated financial statements.


CORNING NATURAL GAS CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended September 30, 1998 and 1997

(1) Summary of Significant Accounting Policies

Corning Natural Gas Corporation (the Company) is a gas distribution company providing gas on a commodity and transportation basis to its customers in the Southern Tier of New York State. The Company follows the Uniform System of Accounts prescribed by the Public Service Commission of the State of New York (PSC) which has jurisdiction over and sets rates for New York State gas distribution companies. The Company's regulated operations meet the criteria and accordingly, follow the accounting and reporting of Statement of Financial Accounting Standards No. 71 (SFAS 71) Accounting for the Effects of Certain Types of Regulation. The Company's financial statements contain the use of estimates and assumptions for reporting certain assets, liabilities, revenue and expenses and actual results could differ from the estimates. The more significant accounting policies of the Company are summarized below.

(a)Principles of Consolidation and Presentation

   The consolidated financial statements include the Company and its wholly owned subsidiaries, the Corning Natural Gas Appliance Corporation. In April 1998, the Corning Natural Gas Appliance Corporation completed the purchase of three businesses which have been established as New York State limited liability subsidiary corporations, as follows: Tax Center International, LLC; The Foodmart Plaza, LLC; and Corning Realty Assoc, LLC (collectively referred to as "Appliance Corporation"). All significant intercompany accounts and transactions have been eliminated in consolidation. The results of the Appliance Corporation are reported separately as unregulated operations in the consolidated statements of income and retained earnings. Shared expenses are allocated to the Appliance Corporation.

   It is the Company's policy to reclassify amounts in the prior year's financial statements to conform with the current year's presentation.

(b)Utility Plant and Rented Gas Appliances

   Utility plant is stated at the historical cost of construction. These costs include payroll, fringe benefits, materials and supplies, and transportation costs. The Company charges normal repairs to maintenance expense. The Appliance Corporation capitalizes the cost of appliances and the original installation to rented gas appliances. Subsequent repairs are expensed.

(c)Depreciation

   The Company provides for depreciation for accounting purposes using a composite straight-line method based on the estimated economic lives of property. The depreciation rate used for utility plant, expressed as an annual percentage of depreciable property, was 2.7% in 1998 and 1997.
   At the time utility properties are retired, the original cost plus costs of removal less salvage, are charged to accumulated depreciation.
   Rented gas appliances are depreciated on a straight-line basis at rates ranging from 10% to 20% per year.

(d)Revenue and Natural Gas Purchased

   The Company records revenues from residential and commercial customers based on meters read on a cycle basis throughout each month, while certain large industrial and utility customers' meters are read at the end of each month. Capacity assignment revenue is recorded at a rate of 15% of the amount received from released capacity and is recognized upon notification of capacity release from the pipeline company while the remaining 85% is returned to customers through reduced gas cost. The Company secured a weather normalization clause in the last major rate filing as protection against severe weather fluctuations. This affects space heating customers and is activated when degree days are 2% greater or less than a 30 year average. As a result, the effect on revenue fluctuations in weather related gas sales is somewhat neutralized. Real estate commissions are recognized at closing while professional services revenues are recognized as services are performed.

   Gas purchases are recorded based on readings of suppliers' meters as of the end of the month. The Company's rate tariffs include a Gas Adjustment Clause (GAC) which adjusts rates to reflect changes in gas costs from levels established in the rate setting process. In order to match such costs and revenue, the PSC has provided for an annual reconciliation of recoverable GAC costs with applicable revenue billed. Any excess or deficiency in GAC revenue billed is deferred and the balance at the reconciliation date is either refunded to or recovered from customers over a subsequent 12-month period.

(e)Marketable Securities

   Marketable securities, which are intended to fund the Company's deferred compensation plan, are classified as available for sale at September 30, 1998 and 1997. Such securities are reported at fair value based on quoted market prices, with unrealized gains and losses, net of the related income tax effect, excluded from earnings, and reported as a separate component of stockholders' equity until realized. The cost of securities sold was determined using the specific identification method.

   A summary of the marketable securities at September 30, 1998 and 1997 is as follows:

                                                                     Net
                Market   Cost     Unrealized    Unrealized      Unrealized
                 Value   Basis      Gains         Losses          Gains
   1998       $ 785,361  725,295    87,718       (27,652)           60,066
   1997         641,899  574,842    71,876        (4,819)           67,057

(f)Federal Income Tax

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

(g)Dividends

   Dividends are accrued when declared by the Board of Directors. Dividends declared were $448,501 or $0.98 per share in 1998, and $738,300 or $1.61 per share in 1997. Dividends paid were $598,001 and $1.30 per share in 1998, and $588,800 and $1.28 per share in 1997.

(h)Goodwill

   Goodwill represents the excess of purchase price over the fair value of the identified net assets of acquired businesses. Goodwill is amortized over 15 years, the estimated period of benefit, on a straight-line basis. Goodwill in excess of associated expected operating cash flows is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values, depending on the nature of the asset.

(i)Accounting for Impairment

   SFAS 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of establishes accounting standards to account for the impairment of long-lived assets, and certain identifiable intangibles. Under SFAS 121 the Company reviews assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. SFAS 121 also requires that a rate-regulated enterprise recognize an impairment when regulatory assets are no longer probable of recovery.

(2)Acquisitions

    In April 1998, the Corning Natural Gas Appliance Corporation completed three acquisitions accounted for by the purchase method, as follows:

    The Foodmart Plaza, LLC, (the Plaza) was purchased for $1,175,000 and financed primarily through a $940,000 ten year note secured by the real property. Located in South Corning, New York, the Plaza consists of eight tenants under multi-year leases anchored by a major supermarket.

    Tax Center International, LLC (Tax Center) and Corning Realty Associates, LLC (Corning Realty) were purchased for $349,000, funded through a $180,000 eight year loan agreement with the sellers and the balance through operating funds. Tax Center provides tax preparation, accounting, and payroll services. Corning Realty is a residential and commercial real estate brokerage with agents operating out of offices in Corning and Elmira, New York.

    Total goodwill related to these transactions was $355,531. Results of operations for the acquired entities have been included in the accompanying financial statements beginning in April 1998. Working capital acquired in connection with these purchases was immaterial.

    The following summarized unaudited pro forma financial information assumes the acquisitions had occurred on October 1 of each year and reflects interest expense and goodwill amortization, net of applicable taxes, related to the acquisitions:


                                              Years ended
                                              September 30,
                                           1998         1997
                                              (unaudited)
    Total revenues                    $ 20,024,000    21,421,000
    Net earnings                           767,000       843,000
    Basic earnings per common share           1.67          1.92

    The above amounts are based upon certain assumptions and estimates which the Company believes are reasonable. The pro forma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

(3)Information About Operating Segments

   Selected financial information for the Company's identifiable operating segments follows:
                                          Identifiable Assets
                                          1998                 1997
   Regulated operations               $ 21,348,267         20,180,675
   Unregulated operations                3,476,491          2,315,021
                                      ------------         -----------
                                      $ 24,824,758          22,495,696
                                      ============          ==========

                                           Capital Expenditures
                                          1998                  1997
   Regulated operations               $   756,953              762,254
   Unregulated operations                 214,082              237,475
                                       -----------            ---------
                                      $   971,035              999,729
                                      ===========             ========

                                         Depreciation and Amortization
                                          1998                    1997
   Regulated operations               $   574,372              548,614
   Unregulated operations                 262,779              239,754
                                        ----------             --------
                                      $    837,151             788,368
                                        ==========            ========

   The Company's regulated operations have no significant assets which are excluded from recoverability under rate filings.

(4)Regulatory Matters

   Certain costs are deferred and recognized as expenses when they are reflected in rates and recovered from customers as permitted by SFAS 71. These costs are shown as Deferred Charges. Such costs arise from the traditional cost-of-service rate setting approach whereby all prudently incurred costs are generally recoverable through rates. Deferral of these costs is appropriate while the Company\rquote s rates are regulated under a cost-of-service approach.

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

   Below is a summarization of the Company's regulatory assets as of September 30, 1998 and 1997:

                                                1998              1997
Deferred pension and other                 $ 1,509,695         1,234,960
Deferred debits-accounting for income        1,016,661         1,016,661
     taxes
Unrecovered gas costs                          191,819            32,933
                                             ---------         ----------
Total-regulatory assets                    $ 2,718,175          2,284,554
                                            ==========         ==========

Deferred pension and other          Approximately $1,294,000 and $1,086,000
                                    of these balances represent pension
                                    costs in excess of the amounts currently recoverable through rates at September
                                    30, 1998 and 1997, respectively.  The
                                    PSC requires such excess costs to be
                                    deferred.  Remaining balances represent
                                    miscellaneous regulatory assets.

Deferred debits-accounting          These amounts represent the  expected
   for income taxes                 future recovery from ratepayers of the
                                    tax consequences of temporary differences between the financial reporting basis and tax basis of assets and liabilities.

Unrecovered gas costs               These costs are recoverable over future
                                    years and arise from an annual
                                    reconciliation of certain gas revenue
                                    and costs (as described in Note 1).

The Company expects that its regulatory assets will be fully recoverable from customers.

(5)Long-Term Debt

   A summary of long-term debt at September 30, 1998 and 1997 follows:
                                            1998               1997
   Unsecured senior note - 7.9% due
      serially as described below      $ 4,700,000           4,700,000
   First mortgage bonds - 8 1/4%
      series all due 2018                3,100,000           3,100,000
   Unsecured senior note - 9.83% due
      serially as described below        1,600,000           1,600,000
   Mortgage note - 8.02% monthly
      installments through April 2008      932,245                 ---
   Unsecured promissory note - 6.5%
       monthly installments through
       April 2006                          163,936                 ---

          Total long-term debt          10,496,181            9,400,000
          Less current installments         36,830                 ---
                                        ----------            ---------

          Long-term debt less
            current installments       $ 10,459,351           9,400,000


The Company will redeem long-term debt as follows:

7.9% Senior Note - $355,000 annually from 2006 through 2016 with $795,000 due 2017.

The 8 1/4% first mortgage bond is secured by substantially all utility plant.

9.83% Senior Note - $100,000 annually from 2007 through 2015 with $700,000 due 2016.

The aggregate maturities of long-term debt for each of the five years subsequent to September 30, 1998 are as follows:

          1999              $ 36,830
          2000                40,000
          2001                43,000
          2002                46,000
          2003                49,000

(6)Lines of Credit

The Company has lines of credit with local banks to borrow up to $7,500,000 on a short-term basis. Borrowings outstanding under these lines were $2,325,000 at September 30, 1998 and $775,000 at September 30, 1997. The
maximum amount outstanding during the year ended September 30, 1998 and 1997 was $2,325,000 and $3,445,000, respectively. The lines of credit are unsecured and payable on demand with interest at rates which range from the prime rate (8.25% at September 30, 1998) to the prime rate less 3/4%. The weighted average interest rates on outstanding borrowings during fiscal 1998 and 1997 were 7.80% and 7.88%, respectively.

(7)Federal Income Taxes

Federal income tax expense (benefit) recorded in the accompanying consolidated statements of income and retained earnings is as follows:

                                                   1998         1997

Utility Operations:
     Current                                    $  249,093     122,335
     Deferred                                      (92,439)    133,681
     Investment Tax Credits                          6,138     (10,129
                                                  ---------  ---------
                                                    162,792    245,887
Unregulated Operations:
     Current                                        175,484    122,665
     Deferred                                         ----      (3,928)
                                                    -------    --------
                                                    175,484    118,737
                                                    -------   ---------
      Total federal income tax expense          $   338,276    364,624
                                                   ========    ========

Actual federal income tax expense differs from the expected federal income tax expense (computed by applying the federal corporate tax rate of 34% to income before federal income tax expense) as follows:

                                                    1998          1997

    Expected tax expense                           $ 332,667    380,928
    Investment tax credits                             6,138    (10,129)
    Other, net                                          (529)    (6,175)
                                                    ---------   --------

                                                    $ 338,276    364,624
                                                    ==========  ========

The Company is exempt from state income taxes.
The tax effects of temporary differences that result in deferred income tax assets and liabilities at September 30, 1998 and 1997 are as follows:

                                                      1998           1997

Deferred income tax assets:
   Unbilled revenue                                $  24,000         27,000
   Deferred compensation reserve                     229,000        188,000
   Postretirement benefit obligations                151,000        102,000
   Allowance for uncollectible accounts               33,000         33,000
   Inventories                                        46,000         49,000
   Other                                              15,000         43,000
                                                    ---------       --------
       Total deferred income tax assets            $ 498,000        442,000
                                                    =========       ========

Deferred income tax liabilities:
   Property, plant and equipment,
     principally due to differences in
     depreciation                                 $ 2,139,000     2,110,000
   Pension benefit obligations                        427,000       358,000
   Deficiency of GAC revenue billed                    61,000        90,000
   Other                                              167,665       266,966
                                                    ----------     ---------
      Total deferred income tax
         liabilities                                 2,794,665    2,824,966
                                                   -----------    ---------
       Net deferred income tax liability           $ 2,296,665    2,382,966
                                                   ===========    ==========

There was no change in the valuation allowance for deferred income tax assets during the year ended September 30, 1998 or 1997.

(8)Deferred Compensation and Pension Plans\par

In 1997, the Company established a trust to fund a deferred compensation plan for certain officers. The fair market value of assets in the trust was $785,361 and $641,899 at September 30, 1998 and 1997, respectively, and the plan liability, which is included in deferred compensation postretirement benefits and other credits on the balance sheet, was $675,000 and $554,000 at September 30, 1998 and 1997, respectively. The assets of the trust are available to general creditors in the event of insolvency.

The Company has defined benefit pension plans covering substantially all of its employees. The benefits are based on years of service and the employee's highest average compensation during a specified period. The Company makes annual contributions to the plans equal to amounts determined in accordance with the funding requirements of the Employee Retirement Security Act of 1974 Contributions are intended to provide for benefits attributed for service to date, and those expected to be earned in the future.

The following table sets forth the plan\rquote s funded status and amounts recognized on the Company's balance sheet at September 30, 1998 and 1997:

                                                  1998                   1997
Actuarial present value of accumulated
   benefit obligation (including vested
   benefits of $6,689,000 in 1998 and
   $5,707,000 in 1997                       $ 6,824,000             5,818,000
                                          =============            ==========

Plan assets at fair value, primarily listed
    stocks and bonds                        $ 9,658,000             9,102,000
Projected benefit obligation                  8,445,000             7,159,000
     Excess of plan assets over projected
         benefit obligation                   1,213,000             1,943,000
Unrecognized net gain being recognized
    over 10 years in accordance with PSC
          policy                               (864,000)           (1,946,000)
Unrecognized prior service cost                 817,000               810,000
Unrecognized net transition amount                8,000                 8,000
                                              ------------          ----------
          Prepaid pension cost included in
            deferred charges - pension and
            other on the balance sheet     $  1,174,000               815,000
                                           ===============         ===========

Effective October 1, 1998 and 1997, the Plan was amended to provide an increase of 3% and 3.5%, respectively, in pension payments to all retirees.

The components of net periodic pension expense (benefit) for the years ended September 30, 1998 and 1997 are as follows:

                                                  1998                 1997
Service cost of benefit earned during the
    period                                 $   229,000                218,000
Interest on projected benefit obligation       512,000                467,000
Actual return on plan assets                  (765,000)            (1,824,000)
Net amortization and deferrals                (120,000)             1,162,000
                                             -----------           ----------
Net periodic pension expense (benefit)      $ (144,000)                23,000
                                             ==========             ==========

For ratemaking and financial statement purposes, pension expense represents the amount approved by the PSC in the Company's most recently approved rate case. Pension expense for ratemaking and financial statement purposes was approximately $39,000 for the years ended September 30, 1998 and 1997. The difference between the pension expense (benefit) for ratemaking and financial statement purposes, and the amount computed above has been deferred and is not included in the prepaid pension cost noted above. Such balances equal $135,000 and $286,000 as of September 30, 1998 and 1997, respectively.

The assumptions used to determine net periodic pension expense (benefit) prepaid pension cost were as follows:

                                                     1998         1997
Weighted average discount rate                       6.50%        7.25%
Rate of compensation increase                        5.0 %        5.0%
Weighted average return on plan assets               8.0 %        8.0%

(9)Major Customers

The Company has three major customers, Corning Incorporated, New York State Electric & Gas (NYSEG), and Bath Electric Gas & Water Systems (BEGWS). The loss of any of these customers could have a significant impact on the Company's financial results. In addition, a significant portion of capacity assignment revenue is generated from Corning, Inc. Total revenue and deliveries to these customers were as follows:

                                    Deliveries             Revenue
                                 Mcf   % of Total      Amount % of Total
Corning, Inc.
Year ended September 30, 1998    1,933,000    26      $788,000       5
Year ended September 30, 1997    2,049,000    26       842,000       5

NYSEG
Year ended September 30, 1998    1,985,000    27      $270,000       2
Year ended September 30, 1997    2,135,000    27       266,000       1

BEGWS
Year ended September 30, 1998      731,000    10      $1,640,000     10
Year ended September 30, 1997      809,000    10       2,050,000     11

(10)Postretirement Employee Benefits

In addition to the Company's defined benefit pension plans, the Company offers postretirement benefits to its employees who meet certain age and service criteria. Currently, the retirees under age 65 pay 60% of their health care premium until Medicare benefits commence at age 65. After age 65, Medicare supplemental coverage is offered with Company payment of the premium. For participants who retire on or after September 2, 1992, the Company cost, as stated above, shall not exceed $150 per month. In addition, the Company offers limited life insurance coverage to active employees and retirees. The postretirement benefit plan is not funded. The Company accrues the cost of providing postretirement benefits, including medical and life insurance coverage, during the active service period of the employee. The following table presents the Company's postretirement benefit plan's status reconciled with amounts recognized in the Company's consolidated balance sheets at September 30, 1998 and 1997.
Actuarial present value of accumulated postretirement benefit obligation:

                                                 1998             1997
Current retirees                           $ (699,000)         (541,000)
Future retirees                              (364,000)         (401,000)
                                            ----------         ---------
                                            (1,063,000)        (942,000)
Unrecognized transition obligation at
  January 1, 1993 being recognized over
  20 years                                     859,000          916,000
Unrecognized net gain being recognized
  over 10 years in accordance with PSC
  policy                                      (179,000)        (315,000)
                                          -------------      -----------
Accrued postretirement benefit cost
  recognized on the balance sheet,
  included in deferred credits             $ (383,000)         (341,000)
                                           ============      ============

The PSC has allowed the Company to recover incremental cost through rates on a current basis. Due to the timing differences between the Company's rate case filings and financial reporting period, a $126,000 regulatory liability and a $26,000 regulatory asset have been recognized at September 30, 1998 and 1997, respectively.

Net periodic postretirement benefit cost for the years ended September 30, 1998 and 1997 includes the following components:

                                               1998                  1997

           Service costs                  $   16,000                13,000
           Interest cost                      66,000                65,000
           Net amortization and deferrals     25,000                22,000
                                          -----------             ---------
           Net periodic postretirement
                benefit cost              $  107,000                100,000
                                          ============             =========
For measurement purposes, an 8% annual rate of increase in the per capita cost of covered benefits (health care cost trend rate) was assumed for 1998. The rate is assumed to decrease gradually to 6% by the year 2012 and remain at that level thereafter. A 1% increase in the actual health care cost trend would result in approximately a 2.7% increase in the service and interest cost components of the annual net periodic postretirement benefit cost and a 3.2% increase in the accumulated postretirement benefit obligation. The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation was 6.50%.

(11)Rentals Under Operating Leases

The Company receives income from the rental of retail store space under operating leases. The following is a schedule of minimum future rentals (excluding amounts representing executory costs such as taxes, maintenance and insurance) of operating leases as of September 30, 1998:

            1999             $ 261,000
            2000               241,000
            2001               239,000
            2002               206,000
            2003                74,000
                              --------
Total minimum future rentals $1,021,000

All leases contain renewal options at the end of their respective lease terms.

(12)Commitments

The Company has agreements with seven pipeline companies providing for pipeline capacity for terms that extend through 2001. These agreements require the payment of a demand charge for contracted capacity at Federal Energy Regulatory Commission approved rates. Purchased gas costs incurred under these pipelines capacity agreements during 1998 and 1997 amounted to $3,735,000 and $3,363,000, respectively. The Company also has short-term gas purchase agreements averaging three months in length, with prices tied to various indices. The Company does not anticipate these agreements to be significantly in excess of normal capacity requirements.

(13)Subsequent Event - Acquisition

Effective December 3, 1998, the Corning Natural Gas Appliance Corporation completed the acquisition of a company for $1,525,000 as part of its ongoing diversification efforts. The acquisition was accounted for by the purchase method.

INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders
Corning Natural Gas Corporation:

We have audited the accompanying consolidated balance sheets of Corning Natural Gas Corporation and Subsidiaries (the Company) as of September 30, 1998 and 1997, and the related consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. an audit also includes assessing the overall financial statement presentation We believe that our audits provide a reasonable basis for our opinion.

In our opinionm, the consolidated financial statements referred to abover present fairly, in all material respects, the financial position of Corning Natural Gas Corportation and Subsidiaries at September 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

November 6, 1998 except as to note 13, which is as of December 3, 1998.