Form 10KSB, Exhibit 13
period 1999-09-30
CORNING NATURAL GAS CORP
filed 2000-01-04
CIK 24751

To our Shareholders

The utility industry across the country has slowly been put through a process referred to as deregulation. What has happened to the telecommunications business is gradually now occuring in the gas and electric industry. In short, it is the process of pulling apart the services traditionally provided by one utility, which is referred to as unbundling of services and then repackaging in such a manner that several businesses will provide separate pieces of the service pie to each customer. The net result, hopefully, will be increased competition leading to more choices with better service at lower prices to the end user. Deregulation of the gas and electric business has been slow ot evolve due to the serious ramifications of reliability of supply and provider of last resort issues. Furthermore, the competitively slim profit margins available for marketers have created a certain amount of reluctance to serve small commercial and residential customers.

This new direction of serving the customer and the injectionof competition has initiated more than just discussion throughout the utility industry. Our reaction has primarily centered on the concept that we must embrace change, as change will inevitably be the constatn. Not only will we change the way we handle the utility business, but we must also change the way we service customers as well as reconsider the types of service we will provide. These concepts utilimately lead to diversification and that is the focus of this report to shareholders. There is an automobile advertisement that states, "This isn't your father's Oldsmobile." If our Company is to improve and grow we must recognize that it can not continue as a traditional local gas distribution company. The following information will explain the results of the Gas Corporation and the Appliance Corporation over the past year and will also explore the efforts management has taken toward growth through diversification.

Let's review the overall results of the Company for the year ended September 30, 1999. Consolidated earnings were $.95 per share, which is down from $1.39 per share the prior year. Some areas of the Company produced excellent results while others were disappointing. Net earnings of the Gas Corporation were $219,700 vs. $391,500 in 1998, while the subsidiary company's net earnings were $218,300 vs. $248,700 in 1998. First, we will examine the results of the parent (Gas) corporation during 1999 and then we will review the Appliance Corporation and wholly owned entities. For the second consecutive year the number of degree days recorded in the northeast U.S. were less than the fifteen-year average. Warmer temperatures resulted in lower than forecast gas deliveries to the Company's firm and transportation customers. Total gas deliveries during 1999 were 682,000 dekatherms more than the total for 1998. However, the Company has contracts with two major customers that were negotiated at a fixed revenue level that accounted for 707,000 additional dekatherms of these deliveries. Thus, we actually delivered slightly less gas to those customers who pay according to volumetric use. This is somewhat surprising considering that the prior year(1998) established the record as the warmest year in our history. To further exacerbate depressing earnings, the Company was required to record a net loss of $61,000 at the end of the year due to the mandated method of accounting for lost and unaccounted for gas. During the prior year the Company had a sizable gain in this area thus the turnaround accounts for a significant change in net income from one year to the next.

In last year's report we reviewed several areas of economic development in the Corning area. Several of the new housing projects are just now swinging into high gear. In the Erwin area there are currently 160 new apartments and townhouses in the beginning construction phase with many new single family homes completed and underway. The Corning Incorporated Sullivan Park Science Research Center, also located in Erwin, has physically doubled its size over the past two years and continues its expansion program here. As
As Corning Incorporated officials predicted, this facility has more than doubled its gas usage while Corning Incorporated has employed over two hundred new scientists and additional support staff at the research center to invigorate its thrust into new technologies. Our Company provided a five year graduated rate program for this facility as part of a package to encourage economic development in New York State.

As our Company progressed throughout last winter it became clear that it would be increasingly difficult to move forward without some rate relief. We have managed to survive on a very small increase in rates of only $212,000 during the past even years. We have been able to cut costs in some areas and have done what is possible to stabilize expenses in other areas, but inflation, albiet moderate, has finally taken its toll. On June 22, 1999 the Board of Directors voted to file a major rate application at the beginning of 2000, which will not become effective until approximately January, 2001. Due to the restructuring of the utility industry, this filing will be rather complex thus a more complete review of this issue is provided further on in this report. At this point we will review the results of the Company's subsidiary and its three limited liability corporations(LLC's).

The Appliance Corporation

The Appliance Corporation continues to make substantial contributions to consolidated earnings, yet 1999 income of $180,000 does not compare well
with the prior year's level of $236,000.   The rental portion of the
business provided the majority of net income as revenues derived from rental appliances remained relatively stable. Sales of merchandise and service revenues were 4 1/4 percent less than the prior year. Overall gross margins were also reduced to meet more sever competition while uncontrollable cost increases, such as pension expense, all combined to produce depressed earnings from this side of the business. Several adjustments are being implemented to assist in improving results in this area during 2000.


Tax Center International

In its first full year of operation after purchasing this Company in April, 1998, net income of $75,000 were produced on gross revenues of $275,000, an impressive 27 percent return on revenues. Under the direction of Vice President, Ms. Firouzeh Sarhangi, this business was expanded from a base of 600 clients to over 1,000 clients in the past year. This organization, consisting of five full time employees, provides monthly accounting, payroll and consulting services to small businesses and professional offices and tax services to businesses and individuals. Looking forward, the primary objective will be to secure additional qualified accounting personnel to allow for expansion.

Foodmart Plaza

This small retail plaza, which was originally constructed in 1956 as the area's leading grocery store produced net income of just over $40,000 during our first full year of ownership. The earings and revenue levels are precisely on target with our expectations. The plaza, which consists of eight various businesses, is 100 percent rented. One store is currently empty but has an active lease through 2004. The Plaza has a property tax assesment court case in process, which, if successfull, will produce a reduction in expenses of approximately $20,000 annually. Improvements were made to the exterior of the buildings and to the expansive parking facilities. The property is well maintained and its overall condition remains very good.

Prudential Ambrose & Shoemake Real Estate

On December 3, 1998 the Company completed an agreement to purchase the region's largest and most successful real estate company(Ambrose & Shoemaker Better Homes & Gardens). This company was immediately merged with the Prudential Marketplace (Real Estate Company), which the Company purchased just eight months prior to Decemver 1998 to form this area's largest residential real estate organization, Corning Realty Associates that maintains between 55-60 percent of the market. The Company has 15 employees and 70 liscensed sales agents who operate out of four sales offices located in Elmira, Corning, Horseheads and Watkins Glen. The Company has been highly successfull in terms of total commissions produced but recorded a net loss of $77,000 through September 1999, due, in part, to indirect acquisition and start up costs. A comprehensive budget has recently been implemented and some further restructuring of the organization is moving forward to position this business to contribute toward consolidated earnings during 2000. This is a full service real estate business offering residential and commercial listing and sales services as well as auction, rental and property management services.

Overview:While financial results for 1999 did not meet expectations, a great deal was accomplished to position the Company for a brighter, more diversified future. As we move into a more competitive arena, the Company has put in place a fine staff of personnel coupled with a mix of service oriented businesses that position us to survive and prosper as we move forward. We remain committed in our policy to pay dividends to our shareholders as we paid $1.30 per share over the past year. The February 2000 dividend will reflect 47 years of consecutive quarterly dividend payments. We are grateful to all the Company's employees who have been highly supportive in our goal to diversify as so many have taken on additional responsibilities to make this possible. We look forward with enthusiasm to a more interesting, productive organization that no longer must depend primarily on cold weather for its success. The Board of Directors is appreciative of the dedication of the employees, the support given by shareholders and the loyalty of its many customers.


Thomas K. Barry
Chairman of the Board,
President and CEO