Form 10KSB, Exhibit 13
period 1999-09-30
CORNING NATURAL GAS CORP
filed 2000-01-04
CIK 24751

RETIREMENT
Edgar F. Lewis, Senior Vice President - Operations, retired at the beginning of 2000. Ed began his career with Corning Natural Gas in 1956 as an apprentice draftsman on a part time basis while he attended college at Cleveland State University. Upon graduation in June, 1962, Mr. Lewis joined the firm as the Company engineer. In 1971 he became general superintendent of the department. In 1972, in the midst of the Company's recovery from the results of Hurricane Agnes, he was promoted to Vice President - Opererations in 1981. Ed earned a masters of business admin-isrtation degree from Syracuse University in 1980 and was promoted to Senior Vice President-Operations in 1981. Mr. Lewis has worked with the Company through periods of growth, through both difficult and prosperous times, always with determination and devotion to his employees and his work. We greatly appreciate his dedication and wish him well for a long, successful future.