Form 10KSB, Exhibit 13
period 1999-09-30
CORNING NATURAL GAS CORP
filed 2000-01-04
CIK 24751

OPERATIONS MANAGEMENT
Assuming the management of gas operations is Russell S. Miller who joined the engineering department of the Company as a draftsman in 1989. One of his first responsibilities was to computerize the Company's mapping system utilizing skills he learned while obtaining a degree in computer graphics technology at Corning Community College. Russ grew up in the Corning area, graduated from high school in 1981 then enlisted in the United States Navy where he served for six years as a technician. While trainingto manage the gas operations of the Company, he has served as Gas Supply Manager and is working toward earning an electrical/mechanical technology degree at the Rochester Institute of Technology.