Form 10KSB, Exhibit 13
period 1999-09-30
CORNING NATURAL GAS CORP
filed 2000-01-04
CIK 24751

RATES & REGULATION

The Company's last rate case was approved to become effective on September 1, 1996. While there has been some moderate customer growth, increased wages, investment in new and replacement gas plant and the effects of inflation now necessitate the filing of a request for increased rates with the Public Service Commission. Because this request must meet additional requirements with regards to the new deregulated environment, the Company will file a major case requiring the use of legal assistance and outside consultants.
It is anticipated that the request will be filed prior to the end of January, 2000 with new rates to become effective January 1, 2001.

Over the last several years the Company has been involved in the process of transitioning towards the deregulated environment where all customers, including residential, have the ability to purchase natural gas from a marketer of their choice and are not required to purchase from the Company. As has been previously reported, the Company is neutral with respect to profit margin in that no margin has ever been received from the sale of gas. Rates are set by the Public Service Commission based on investment in plant and the cost of operating the distribution system, functions which will not change.

On November 3, 1998 the Public Service Commission issued a Policy Statement that clearly stated the concern that the deregulated market would not succeed if local distribution companies (LDC's) were allowed to continue in the merchant function. The Commission is, therefore, requiring that LDC's submit plans indicating how they would transition to a fully deregulated market in which they are no longer a participant in the activity of selling gas.

Company personnel have been actively involved in the regulatory process leading towards deregulation and have spent many hours in internal discussion and planning. Along with the request for increased rates the Company will file its plan to exit the merchant function and unbundle rates in accordance with the Commission directive. In this regard, a consultant familiar with all of the complexities associated with this transition has been retained. The plan will address all of the perceived implications of this significant change in the traditional way of conducting business including capacity contract expirations, provider of last resort responsibility, customer motivation and internal operating procedures. A timetable to completely exit the merchant function will be established.

The transition to a more competitive environment in which utilities are not active participants in the activity of selling gas is inevitable. The Company supports the efforts of the Public Service Commission to make this transition as smooth and as soon as is practical and we are confidant in our ability to adapt to this new environment.