Form 10KSB, Exhibit 13
period 1999-09-30
CORNING NATURAL GAS CORP
filed 2000-01-04
CIK 24751

GAS OPERATIONS

It was an exciting and challenging year from an operational standpoint as we endeavored to meet the growth in our community. During the year the Company added 4.6 miles of new main and 159 new services to accommodate the growth within our franchise territory.

MUNICIPALITY            MAIN IN FEET        SERVICES

City of Corning                730                  14
Town of Campbell             2,040                  23
Town of Caton                     1,508                   9
Town of Corning              1,200                  15
Town of Erwin                13,195                 51
Town of Southport     1,424       5
Town of Urbana        2,873      24
Village of Addison      275       5
Village of H'Sport      468                5
Village of Sth Cng      360                8
                    -------    ----
         TOTALS                24,073     159

In addition, the Company supervised the installation of a new 7,000' 10 inch diameter plastic main and a new meter station to accommodate the doubling in gas load at Corning Incorporated's Sullivan Park Research Center.

Developments for the upcoming year include a new Wal-Mart Plaza in the Town of Erwin and the beginning phase of a new Interstate highway interchange between what is now routes 15 and 17 in the Town of Erwin, which will become Interstates 99 and 86, respectively. The changes to the highway system, coupled with the continued economic success of Corning Incorporated, may act as a catalyst for growth of the commercial and residential sectors within our franchise area. The Company has also been involved in removing or modifying existing pipeline networks to facilitate improvements to municipal water, sewer and transportation systems in our area. This increase in activity has prompted the operations department to continue to develop new and innovative ways to handle the increase in main and service installations, line locations, leak repairs, system modifications, data requests and potential emergencies that occur in a more densely populated area. The operations department continues in its mission to insure the safe, efficient and cost effective operations of the energy delivery system for our customers and shareholders.