Form 10KSB, Exhibit 13
period 1999-09-30
CORNING NATURAL GAS CORP
filed 2000-01-04
CIK 24751

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EARNINGS
Consolidated net income amounted to $438,000 or $0.95 per share in 1999 compared to $640,000 or $1.39 per share in 1998. The primary reason for the decline was a loss experienced on the Company's lost and unaccounted for gas incentive mechanism in the amount of $61,000, compared to a benefit of $276,000 that was realized in the previous year.

OPERATING REVENUE
Utility operating revenue of $16,276,000 declined 2.5 percent even though total gas delivered increased 9 percent to 8,017,000 Mcf. The revenue decline is due to a reduction in the cost of gas, which the Company passes through to customers through a reduction in billing rates.

Capacity assignment revenue decreased $31,000 to $128,000 in 1999. This revenue is realized from marketing the Company's unused pipeline capacity and a regulatory incentive that allows the Company to retain 15 percent of such revenue. The revenue reduction was expected as this market becomes increasingly competitive.

Unregulated revenue increased from $2,664,000 in 1998 to $6,747,000 in 1999 as the result of completing our first full year of operating with our new acquisitions. Revenue by operating segment can be found in note 3 to the Company's financial statements.

UTILITY OPERATING EXPENSE
Purchased gas expense of $9,460,000 was basically unchanged from 1998, however, there were two large changes that offset in total. The cost of gas declined in 1999, the Company's average cost of gas was $4.18 per Mcf compared to $4.33 the previous year. Conversely, purchased gas expense increased as the result of an unfavorable swing in the Company's lost and unaccounted for gas incentive mechanism. The Company experienced a loss of $61,000 in 1999, compared to a gain on $276,000 that was realized in 1998.

Other operating and maintenance expense remained stable at $3,593,000, an increase of 1 percent from the previous year. Taxes other than federal income taxes decreased 5 percent as the result of a tax rate decrease on October 1, 1998. The Company is subject to the New York public utilities gross receipts tax which is levied on all revenue. Depreciation expense decreased due to some assets becoming fully depreciated.

OPERATING SEGMENTS
The Company's five operating segments are descrived in Note 3 to the consolidated financial statements, which also include the results by segment for fiscal years 1999 and 1998.

The Gas Corporation experienced a reduction in net income from $391,500 in 1998 to $219,700 in 1999. The primary reason for the decline was the loss incurred on the lost and unaccounted for gas incentive mechanism as discussed above.

The Appliance Corporation net income of $180,000 was down $57,000 from the previous year. Rental revenue was stable, but a decline in service revenue and a decrease in profit margin on merchandise sales due to severe competition resulted in the earnings reduction.

Tax Center International, in its first full year of operation since the Company purchased it, provided earnings of $75,000 on revenue of $275,000, a significant 27 percent profitability rate. In 1998, a partial year, Tax Center earnings amounted to $12,000.

The Foodmart Plaza, also in its first full year, exceeded $40,000 in earnings. Fully rented, this is the earnings level expected by the Company. Earnings for 1998 were $19,000.

Corning Realty experienced a loss of $77,000 in 1999 due in part to indirect acquisition and start up costs. Some budgeting and restructuring of the organization has been put in place, which is expected to result in a contribution to consolidated earnings. In the previous year Corning Realty experienced a loss of $19,000.

A detailed discussion of the operating segments can be found in the President's letter to shareholders at the beginning of this report.

LIQUIDITY AND CAPITAL RESOURCES
The Company was able to finance its 1999 capital additions for regulated operations of $894,000 through internally generated funds and short-term borrowing. In December 1998, the Appliance Corporation acquired a local real estate company, Ambrose and Shoemaker ffor $1,636,000 funded through a $608,000 five-year note to the seller, $580,000 in cash and #448,000 payable over three years.

The Company has $7,500,000 available through lines of credit at local banks, the terms of which are disclosed in note 6 to the consolidated financial statements. It is expected that the combination of currently available credit facilities and internally generated funds will provide sufficient financial resources for the year 2000.

REGULATORY MATTERS
On November 3, 1998 the Public Service Commission issued a Statement concerning the future of the natural gas industry in New York State. A discussion appears in the Rates and Regulations Section of this report.

YEAR 2000
The Company has developed and put in place solutions for these areas.

COMPUTER HARDWARE AND SOFTWARE
The AS/400 main frame Computer Operating System provided by IBM and all software modules provided by Orcom Systems, Inc. are now Y2K ready through upgrades we have received. All personal computer BIOS have been tested with three test programs for Y2K readiness. Those identified as being not able to correctly rollover to the year 2000 have been replaced, while others have had their BIOS upgraded. The review of software contained on these computers is complete and the Company anticipates no problems with readiness in this area. No PC is being used in an area critical to our operations.

TRANSMISSION AND DISTRIBUTION SYSTEM
We have only two controllers with imbedded chips on our pipeline system. Both have been tested and are Y2K compliant. We anticipate no problem delivering gas on our system due to Y2K issues since it is a manual system.

TELEMETERING SYSTEM
The telemetering system is Y2K ready and we anticipate no interruption in the flow of gas to our customers due to our computer system. The personal computer that controls the system reporting and monitoring functions has been replaced. New Y2K compliant software was put in place in May 1999.

PHONE SYSTEM
The internal telephone system for the Company is now Y2K ready. We will be able to receive emergency calls and generate the proper service orders for all phases of our operations. We do not require the use of PC's in handling our customer's calls and creating service orders. The phone system is on the backup generator and will be operational even if the Main Office loses power.

THIRD PARTIES AND IDENTIFIED RISKS
The Company is primarily concerned with insuring that we continue to deliver natural gas safely and reliably. We must also be able to respond to our customer's requests for service and emergency calls. Based on our efforts to date, the Company expects to be able to operate its own facilities without interruption and continue normal operations in the Year 2000 and beyond. However, the Company is dependent upon third party products and services, such as utilities and programming uplinks, for the operation of its businesses. As part of its Y2K program, the Company has contacted these third party product and service providers to ascertain whether Y2K compliance issues may exist. While many of these companies may give us assurances that they are fully Y2K compliant, the Company does not have the ability to verify such information. If critical third party systems fail as a result of Y2K issues, the ability of the Company to provide services to its customers may be interrupted. While the Company has prepared a contingency plant to address those risks, there can be no assurance that any such plan would resolve such problems in a satisfactory manner.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This report contains statements which, to the extent they are not recitations of historical fact, constitue "forward-looking statements" within the meanings of the Securities Litigation Reform Act of 1995(Reform Act). In this respect, the words "estimate", "project", "anticipate", "expect", "intend", "believe" and similar expressions are intended to identify forward-looking statements. All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the Company's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements.