Form 10KSB, Exhibit 13
period 1999-09-30
CORNING NATURAL GAS CORP
filed 2000-01-04
CIK 24751

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
September 30, 1999 and 1998
                                                   1999            1998

Property, plant and equipment:
 Utility                                     $21,667,115        21,396,130
 Non-utility-principally rented gas
 appliances and Plaza property                 3,941,231         3,782,327
                                            ------------        -----------
                                              25,608,346        25,178,457
 Less accumulated depreciation               ( 9,113,046)      ( 9,079,776)
                                            ------------        -----------
                                              16,495,300         16,098,681
                                            ------------        -----------
Current assets:
 Cash                                            205,787           284,426
 Marketable securities avail for sale          1,021,696           785,361
 Accounts receivable, less allow for
  uncoll accts of $97,000 in 1999 & 1998       1,883,915         1,038,524
 Gas stored underground, at average cost         134,650         1,539,727
 Gas and appliance inventories                   634,348           581,765
 Prepaid income taxes                            340,328            28,948
 Deferred income tax assets                       11,000            57,000
 Prepaid expenses                                402,883           511,638
                                            ------------        ----------
                                               4,634,607         4,827,389


Deferred charges:
 Prepaid pension asset                         1,380,984         1,173,849
 Regulatory assets                               196,707           205,830
 Deferred debits-accounting for income taxes   1,016,661         1,016,661
 Unrecovered gas costs                              ----           191,819
                                              ----------         ----------
                                               2,594,352         2,588,159

Goodwill, net of amort of $131,744 in 1999
 and $2,561 in 1998                            1,851,625           348,235
Long-term debt issuance costs, net of amort
 of $168,256 in 1999 and $146,698 in 1998        371,317           392,875
Other assets                                     541,994           542,833
                                               ---------         ---------
                                             $26,489,195        24,798,172
                                             ============        ==========

See accompanying notes to consolidated finacial statements.

                                                  1999               1998
Common stock, $5.00 par value per share. Authorized
  1,000,000 shares;issued and outstanding 460,000
  shares                                      $2,300,000         2,300,000

Additional paid-in capital                       653,346           653,346
Retained earnings                              2,093,937         2,403,489
Accumulated other comprehsive income-net
 unrealized gain on securites available
 for sale (net of income taxes of $33,424
 in 1999 and $20,422 in 1998)                     64,883            39,644
                                               ---------         ---------
                                               5,112,166          5,396,479

Long-term debt, less current installments     11,223,256         10,459,351
                                              -----------        ----------
     Total capitalization                     16,335,422         15,855,830
                                              ----------         ----------
Current liabilities:
 Borrowings under lines-of-credit             2,165,000           2,325,000
    Accounts Payable                             1,404,370           1,266,918
 Dividends payable                              149,500               -----
 Current installments long-term debt            202,774              36,830
 Customers' deposits and accrued interest       665,990             728,645
 Accrued general taxes                           94,441             147,619
 Supplier refunds due customers                 268,862              70,731
 Accrued expenses                               668,224             502,755
                                              ---------          ----------
      Total current liabilities               5,619,161          5,078,498
                                             ----------          ---------
Deferred credits:
 Deferred income tax liabilities              2,413,080          2,353,665
 Deferred compensation and post-
  retirement benefits                         1,519,142          1,181,190
 Other                                          602,390            328,989
                                              ---------          ---------
                                              4,534,612          3,863,844
                                              ---------          ---------
                                            $26,489,195         24,798,172
                                           ============         ==========
Concentrations and commitments(notes 3 and 10)