Form 10KSB, Exhibit 13
period 1999-09-30
CORNING NATURAL GAS CORP
filed 2000-01-04
CIK 24751

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Statements of Income
For the years ended September 20, 1999 and 1998

Utility Operations                            1999               1998
Operating revenue:
 Residential, commercial and industrial    $12,668,536         13,311,539
 Transportation                              3,479,189          3,201,884
 Capacity assignment                           128,445            159,872
                                            ----------         ----------
    Total operating revenue                 16,276,170         16,673,295
                                            ----------         ----------
Operating expenses and taxes:
 Natural gas purchased                       9,459,613          9,409,388
 Operating and maintenance                   3,593,462          3,557,025
 Taxes other than federal income taxes       1,570,206          1,650,950
 Depreciation                                  488,631            574,372
 Federal income taxes                           42,835            162,792
                                            ----------         ----------
     Total operating expenses and taxes     15,154,747         15,354,527
                                            ----------         ----------
     Operating income from utility
       operations                            1,121,423          1,318,768
                                            ----------         ----------
Unregulated Operations

Unregulated revenue                          6,746,804          2,664,462

Unregulated expenses                         6,528,527          2,415,797
                                             ---------         ----------
     Operating income from unregulated Ops     218,277            248,665
                                            ----------         ----------
Other income(incl net realized gains on
 marketable securities of $25,375 in 1999
 and $31,592 in 1998)                           63,353             31,885
                                            ----------         -----------
     Income before interest expense          1,403,053          1,599,318

Interest expense-regulated                     965,105            959,161
                                             ---------          ---------
     Net income                             $  437,948            640,157
                                           ===========          =========
Weighted average number of shares outstanding-
  basic and diluted                            460,000            460,000
Basic and diluted earnings per common share $     0.95               1.39
                                           ===========           =========

See accompanying notes to consolidated financial statements.