Form 10KSB, Exhibit 13
period 1999-09-30
CORNING NATURAL GAS CORP
filed 2000-01-04
CIK 24751

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity and Comprehensive Income For the years ended September 30, 1999 and 1998


                                                        Accumulated
                                   Additional            other
                          Common    paid in    Retained comprehensive
                           stock    captial    earnings   income     Total
                      ----------------------------------------------------
Balances at
Sept 30, 1997         $2,300,000   653,346   2,211,833   44,258   5,209,437

Comprehensive income:
Change in unrealized
gain on securities
available for sale,
net of income taxes
of $2,377                   ---        ---       ---      (4,614)   (4,614)

Net income                  ---        ---    640,157        ---    640,157
                      -----------------------------------------------------
Total comprehensive
income                      ---        ---   640,157      (4,614)   635,543
Dividends$.975/share        ---        ---  (448,501)       ---    (448,501)
                      ------------------------------------------------------
Balances at
Sept 30, 1998          2,300,000   653,346  2,403,489      39,644  5,396,479

Comprehensive income:
Change in unrealized
gain on securities
available for sale,
net of income taxes
of $13,002                  ---       ---        ---        25,239    25,239

Net income                  ---       ---      437,948        ---    437,948
                      ------------------------------------------------------
Total comprehensive
income                      ---       ---      437,948      25,239   463,187
Dividends$1.625/share       ---       ---     (747,500)        ---  (747,500)
                      -------------------------------------------------------
Balances at
Sept 30, 1999         $2,300,000    653,346   2,093,937     64,883  5,112,166
                      =======================================================

Dividends are accrued when declared by the Board of Directors. Dividends declared were $747,500 or $1.63 per share in 1999, and $448,501 or $.98 per share in 1998. Dividends paid were $598,000 and $1.30 per share in 1999, and $598,001 and $1.30 per share in 1998.