Form 10KSB, Exhibit 13
period 1999-09-30
CORNING NATURAL GAS CORP
filed 2000-01-04
CIK 24751

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows
For the years ended September 30, 1999 and 1998

                                            1999              1998
Cash flows from operating activities:
 Net income                          $   437,948            640,157
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
   Depreciation and amortizaiton         895,280            837,151
   Gain on sale of marketable sec        (25,375)           (31,592)
   Deferred income taxes                 105,415            (86,301)

 Changes in assets and liablilities:
  (Increase)decrease in:
   Accounts receivable                   (845,391)          (43,309)
   Gas stored underground               1,405,077          (192,045)
   Gas and appliance inventories          (52,583)           59,951
   Prepaid expenses                       108,755            69,258
   Unrecovered gas costs                  191,819          (158,886)
   Prepaid income taxes                  (311,380)          436,838
   Deferred cgarges-pension/other        (198,012)         (144,719)
   Other assets & longterm debt iss        22,397          (156,013)
  Increase(decrease in:
   Accounts Payable                       137,452          (413,922)
   Accrued general taxes                  (53,178)           14,426
   Supplier refunds due customers         198,131          (310,263)
   Other liabilities and def credits      265,834           419,813
                                          --------         ---------
   Net cash provided by op activities   2,282,189           940,544
                                       -----------         ---------
 Cash flows from investing activities:
  Purchase of securities available
   for sale, net                         (172,719)        (118,861)
  Acquisitions of businesses, net of
   cash acquired                         (600,907)       (1,407,068)
  Capital expenditures, net of minor
    disposals                          (1,150,718)       (1,270,305)
                                       -----------      ------------
   Net cash used in investing activi   (1,924,344)       (2,796,234)
                                       -----------      ------------
 Cash flows from financing activities:
  Net borrowings(repaymts)line-of-cred   (160,000)         1,550,000
  Dividends paid                         (598,000)          (598,000)
  Borrowings under long-term debt agmt    468,334            940,000
  Repayment of long-term debt            (146,818)           (14,635)
                                        ----------      --------------
    Net cash provided(used)by
    financing activities                 (436,484)        1,877,364
                                        -----------     -------------
    Net increase(decrease)in cash         (78,639)           21,674

Cash at beginning of year                 284,426           262,752
                                        ----------      -----------