Form 10KSB, Exhibit 13
period 1999-09-30
CORNING NATURAL GAS CORP
filed 2000-01-04
CIK 24751

Independent Auditors' Report


The Board of Directors and Stockholders
Corning Natural Gas Corporation:


We have audited the accompanying consolidated balance sheets of Corning Natural Gas Corporation and Subsidiary (the Company) as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and signifi-cant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above presently fairly, in all material respects, the financial position of Corning Natural Gas Corporation and Subsidiary at September 30,1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

         /s/ KPMG LLP

November 15, 1999

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

For the Years Ended September 30, 1999 and 1998



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

(a) Principles of Consolidation and Presentation

The consolidated financial statements include the Company and its wholly owned subsidiary, the Corning Natural Gas Appliance Corporation. In fiscal 1998, the Corning Natural Gas Appliance Corporation completed the purchase of three businesses which have been established as New York State limited liability subsidiary corporations, as follows:Tax Center International, LLC; The Foodmart Plaza, LLC; and Corning Realty Associates, LLC. In fiscal 1999, the Corning Natural Gas Appliance Corporation completed the purchase of Ambrose and Shoemaker Better Homes and Gardens Real Estate, which has also been established as a New York State limited liability subsidiary corporation. Hereinafter the Appliance Corporation and its limited liability subsidiary corporations are collectively referred to as "Appliance Corportion". All significant intercompany accounts and transactions have been eliminated in consolidation. The results of the Appliance Corporation are reported separately as unregulated operations in the consolidated statements of income. Shared expenses are allocated to the Appliance Corporation.

It is the Company's policy to reclassify amounts in the prior year financial statements to conform with the current year's presentation.

(b) Property, Plant and Equipment

Utility plant is stated at the historical cost of construction. These costs include payroll, fringe benefits, materials and supplies, and transportation costs. The Company charges normal repairs to maintenance expense. The Appliance Corporation capitalizes the cost of appliances and the original installation to rented gas appliances. Subsequent repairs are expensed. Property and equipment acquired pursuant to the acquisitions discussed in note 2 were initially recorded at estimated fair market value.

(c)Depreciation

The Company provides for depreciation for accounting purposes using a straight-line method based on the estimated economic lives of property, which ranges from 3 to 55 years for all assets except utility plant. The depreciation rate used for utility plant, expressed as an annual percentage of depreciable property, was 2.7% in 1999 and 1998. At the time utility properties are retired, the original cost plus costs of removal less salvage, are charged to accumulated depreciation.

(d) Revenue and Natural Gas Purchased


The Company records revenues from residential and commercial customers based on meters read on a cycle basis throughout each month, while certain large industrial and utility customers' meters are read at the end of each month. Pursuant to the most recent rate order, capacity assignment revenue is recorded at a rate of 15% of the amount received from released capacity and is recognized upon notification of capacity release from the pipeline company while the remaining 85% is returned to customers through reduced gas cost. The Company secured a weather normalization clause in the last major rate filing as protection against severe weather fluctuations. This affects space heating customers and is activated when degree days are 2% greater or less than a 30 year average. As a result, the effect on revenue fluctuations in weather related gas sales is somewhat neutralized.

Gas purchases are recorded based on readings of suppliers' meters as of the end of the month. The Company's rate tariffs include a Gas Adjustment Clause
(GAC) which adjusts rates to reflect changes in gas costs from levels established in the rate setting process. In order to match such costs and revenue, the PSC has provided for an annual reconciliation of recoverable GAC costs with applicable revenue billed.Any excess or deficiency in GAC revenue billed is deferred and the balance at the reconciliation date is either refunded to or recovered from customers over a subsequent 12-month period.

Real estate commissions are recognized at closing while professional services revenues are recognized as services are performed.

(e) Marketable Securities

Marketable securities, which are intended to fund the Company's deferred compensation plan, are classified as available for sale at September 30, 1999 and 1998. Such securities are reported at fair value based on quoted market prices, with unrealized gains and losses, net of the related income tax effect, excluded from earnings, and reported as a component of accumulated other comprehensive income in stockholders' equity until realized. The cost of securities sold was determined using the specific identification method.

A summary of the marketable securities at September 30, 1999 and 1998 is as follows:
                                                                   Net
                                                                Market
C
ost    Unrealized       Unrealized     Unrealized
                    value          basis              gains
losse
s          gains

1999          $    1,021,696           923,389             130,511
    (32,
204)               98,307
1998          $    785,361             725,295               87,718
(2
7,652)                60,066

(f) Inventories

Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

(g) Federal Income Tax

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

(h) Dividends

Dividends are accrued when declared by the Board of Directors. Dividends declared were $747,500 or $1.63 per share in 1999, and $448,501 or $0.98 per share in 1998. Dividends paid were $598,000 and $1.30 per share in 1999, and $598,001 and $1.30 per share in 1998.

Under the most restrictive long-term debt covenants, the Company may not declare or pay annual dividends except to the extent that consolidated net worth exceeds $2,000,000.

(i) Goodwill

Goodwill represents the excess of purchase price over the fair value of the identified net assets of acquired businesses. Goodwill is amortized over 15 years, the estimated period of benefit, on a straight-line basis. Goodwill in excess of associated expected operating cash flows is considered to be impaired and is written down to fair value, which is determined based on either undiscounted future operating cash flows or appraised values, depending on the nature of the asset.

(j) Accounting for Impairment

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

(k) Pension and Postretirement Plans

On October 1, 1998, the Company adopted Financial Accounting Standards Board Statement No. 132, Employers' Disclosures about Pension and Other Postretire-ment Benefits (Statement 132). Statement 132 revises employers' disclosures about pension and other postretirement benefit plans; it does not change the method of accounting for such plans.

(l) Comprehensive Income

On October 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholders' equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the require-ments of SFAS No. 130.

(m) Segment Information

Effective September 30, 1999, the Company adopted Financial Accounting Standards Board Statement No. 131, Disclosures About Segments of an Enter-prise and Related Information, which changes the way the Company reports information about its operating segments. The information for fiscal 1998 has been restated in accordance with the requirements of the new standard.

(2) Acquisitions

In April 1998, the Corning Natural Gas Appliance Corporation completed three acquisitions accounted for by the purchase method, as follows:

The Foodmart Plaza, LLC, (Foodmart Plaza) was purchased for $1,202,996, including direct acquisition costs, and financed through cash of $262,996 and a $940,000 ten year note secured by the real property. Located in South Corning, New York, Foodmart Plaza consists of eight tenants under multi-year leases anchored by a major supermarket.

Tax Center International, LLC (Tax Center) and Corning Realty Associates, LLC (Corning Realty) were purchased for $374,888, including direct acquisition costs, and were funded through cash of $204,072 and a $170,816 eight year loan agreement with the sellers. Tax Center provides tax preparation, accounting, and payroll services. Corning Realty is a residential and commercial real estate brokerage with agents operating out of offices in Corning and Elmira, New York.

In December 1998, the Corning Natural Gas Appliance Corporation acquired a local real estate company, Ambrose and Shoemaker Better Homes and Gardens Real Estate (Ambrose and Shoemaker) for $1,636,589, including direct acquisition costs, funded through cash of $579,923, a $608,333 five year promissory note to the seller, and the remaining $448,333 payable over three years.

The purchase price for these acquisitions,including direct acquisition costs, was allocated to assets acquired based upon the estimated fair values, with the excess of the consideration over such estimated fair values recorded as goodwill, as follows:

                                            1998
1999
                                    Foodmart               Tax Center/
    Ambr
ose and
                                  Plaza               Corning Realty
Shoem
aker

Property, plant and
    equipment                $    1,175,000           52,088
    25,0
00
Goodwill                          27,996              322,800
1,611
,589
                       ------------     --------        -----------
                                       $    1,202,996                374,888

         1,636,589
                       ============    =========        ===========

Purchase price adjustments of $20,984 related to 1998 direct acquisition costs were recorded in 1999 and are reflected as additional goodwill.

The following summarized unaudited pro forma financial information assumes the acquisitions had occurred on October 1 of each year and reflects interest expense and goodwill amortization, net of applicable taxes, related to the acquisitions:
                                                      Years ended
                                                September 30,   (unaudited)
                                                 1999                1998
                                   ---------------------------
Total revenues                         $    23,623,000               23,550,300
Net income                                       457,900             693,400
Basic and diluted earnings per
    common share                                      1.00           1.51

The above amounts are based upon certain assumptions and estimates which the Company believes are reasonable. The pro forma results do not necessarily represent results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.


(3) Information About Operating Segments

The Company's reportable segments have been determined based upon the nature of the products and services offered, customer base, availability of discrete internal financial information, homogeneity of products, delivery channel, and other factors.

The Corning Natural Gas Corporation (the Gas Company) is a gas distribution company providing gas on a commodity and transportation basis to its customers in the Southern Tier of New York State. The Appliance Corporation sells, rents and services primarily gas burning appliances. The Tax Center provides tax preparation, accounting and payroll services to approximately
800 clients. Corning Realty is a residential and commercial real estate business with approximately 80 agents operating in three neighboring counties. Foodmart Plaza is a retail complex consisting of eight tenants under multi-year leases anchored by a major supermarket.

The following table reflects the results of the segments consistent with the Company's internal financial reporting process. The following results are used in part, by management, both in evaluating the performance of, and in allocating resources to, each of the segments.


                        Gas                 Appliance           Tax       Cornin
g Foodmart
                   Company             Corporation              Center
    Rea
lty      Plaza   Consolidated
Revenue:
    1999      $16,276,170              2,276,802           274,855        3,922,
879 272,268        23,022,974
    1998           16,673,295               2,323,087           62,668
    157,
750 120,957  19,337,757
Net income (loss):
    1999              219,671                  179,610               75,490

(77,289)  40,466             437,948
    1998                391,492                  236,349             12,323
         (1
9,148)        19,141         640,157
Interest income:
    1999                1,991               58,769              -
    -
              -              60,760
    1998                -                   38,263              -
    -
         -              38,263
Interest expense:
    1999           965,105             -              5,157               101,86
2             93,976              1,166,100
    1998           959,161                       -              1,761
    10,3
06            40,473              1,011,701
Identifiable assets*:
    1999           20,493,744               2,690,298           190,264
1,939
,511 1,203,168 26,516,985
    1998           20,670,347               2,497,312                91,241
    3
40,935 1,224,923   24,824,758
Depreciation and
    amortization:
         1999          488,631              236,271             5,388
    133,
557           31,433              895,280
         1998           574,389                  242,293             2,018

7,005              11,446              837,151
Income tax expense
    (benefit):
         1999                42,835             135,369              44,846
         (
27,402)       26,595         222,243
         1998           162,792             159,978             8,195
    (5
,417)              12,728              338,276

*Identifiable assets include property, plant and equipment, cash, accounts receivable, inventories and other amounts specifically related to each identified segment.

Interest income and expense have been displayed in the segment in which it has been earned or incurred. Segment interest expense other than the Gas Company is included within unregulated expenses in the consolidated statements of income.

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

                                            Deliveries
Reve
nue
                                       Mcf            % of Total
Amoun
t             % of Total
Corning, Inc.
Year ended Sept 30, 1999               2,107,000           26             $
728
,000               4
Year ended Sept 30, 1998               1,933,000           26
    698,
000           4

NYSEG
Year ended Sept 30, 1999               2,518,000           31             $
274
,000               2
Year ended Sept 30, 1998          1,985,000           27
270,0
00            2

BEGWS
Year ended Sept 30, 1999               691,000             8              $
1,657,000          10
Year ended Sept 30, 1998               731,000             10
1,640
,000          10


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

Below is a summarization of the Company's regulatory assets as of September 30, 1999 and 1998:

                                            1999                1998

Deferred pension and other   $    196,707             205,830
Deferred debits - accounting
 for income   taxes                         1,016,661           1,016,661
Unrecovered gas costs                       -          191,819
                            ------------    ----------
Total - regulatory assets    $    1,213,368           1,414,310

Deferred pension and other: Approximately $84,000 and $135,000 of these balances represent costs in excess of the amounts currently recoverable through rates at September 30, 1999 and 1998, respectively. The PSC requires such excess costs to be deferred. Remaining balances represent miscellaneous regulatory assets.

Deferred debits - accounting for income taxes:   These amounts represent the
expected future recovery from ratepayers of the tax consequences of temporary differences between the financial reporting basis and tax basis of assets and liabilities.

Unrecovered gas costs: These costs are recoverable over future years and arise from an annual reconciliation of certain gas revenue and costs
(as described in Note 1).

The Company expects that its regulatory assets will be fully recoverable from customers.

(5) Long-Term Debt

A summary of long-term debt at September 30 follows:

                                                                     1999

1998
Unsecured senior note - 7.9%, due serially
    with annual payments of $355,000
    beginning in 2006 through 2016 and
    $795,000 due in 2017                              $    4,700,000
4,700
,000

First mortgage bonds - 8.25%, series all due
    2018, secured by substantially all utility plant       3,100,000
3,100
,000

Unsecured senior note - 9.83%, due serially
    with annual payments of $100,000
    beginning in 2007 through 2015
    and $700,000 due in 2016                               1,600,000
1,600
,000

Mortgage note - 8.02% monthly
    installments through April 2008                         912,044
    932,
245

Unsecured promissory note - 6.5% monthly
    installments through April 2006                             146,643
    163,
936

Note payable - 6.5% monthly installments
    through January 2004 secured by assets of
    Corning Realty                                              520,128

-

Note payable - 7.75% monthly installments
    through January 2009 secured by assets of
    Corning Realty                                              447,215

-
                                                   ------------   ----------
Total long-term debt                                       11,426,030
    10,4
96,181
Less current installments                                  202,774
36,83
0
                                                   ------------  -----------
Long-term debt less
current installments                                $      11,223,256
    10,4
59,351
                                                 =============   ==========

The aggregate maturities of long-term debt for each of the five years subsequent to September 30, 1999 are as follows:

2000                 $  202,774
2001                                        219,492
2002                                        234,812
2003                                        251,001
2004                                        149,601
2005 and thereafter          10,368,350

(6) Lines of Credit

The Company has lines of credit with local banks to borrow up to $7,500,000 on a short-term basis. Borrowings outstanding under these lines were $2,165,000 and $2,325,000 at September 30, 1999 and 1998, respectively. The maximum amount outstanding during the year ended September 30, 1999 and 1998 was $2,840,000 and $2,325,000, respectively. The lines of credit are unsecured and payable on demand with interest at rates which range from the prime rate (8.25% at September 30, 1999) to the prime rate less 3/4%. The weighted average interest rates on outstanding borrowins during fiscal 1999 and 1998 wer 7.24% and 7.8%, respectively.

(7) Federal Income Taxes

Federal income tax expense (benefit) for the years ended September 30 is as follows:

                                            1999                1998

Utility Operations:
    Current                            $    (86,529)                 242,955
    Deferred                             123,251                (86,301)
    Investment Tax Credits                  6,113                    6,138
                              ----------      --------
                                                      42,835              162,79
2
Unregulated Operations:
    Current                                 197,244             175,484
    Deferred                                (17,836)                      -
                              -----------     --------
                                                 179,408                  175,48
4
                               ----------     -------
Total federal income
 tax expense                      $    222,243             338,276
                              ==========      =======

Actual federal income tax expense differs from the expected federal income tax expense (computed by applying the federal corporate tax rate of 34% to income before federal income tax expense) as follows:

                                                 1999                1998

Expected tax expense              $    224,465             332,667
Investment tax credits                 6,113               6,138
Other, net                                  (8,335)             (529)
                               ------------  ---------
                                            $    222,243        338,276

The Company is exempt from state income taxes.

The tax effects of temporary differences that result in deferred income tax assets and liabilities at September 30 are as follows:

                                                 1999                1998
Deferred income tax assets:
    Unbilled revenue                        $    21,118              23,530
    Deferred compensation reserve               272,371              229,438
    Postretirement benefit obligations           202,063             150,884
    Allowance for uncollectible accounts           32,980                 32,980
    Inventories                                    32,420                 45,912
    Other                                                   18,575
1
4,947
                                      ---------     --------
Total deferred income tax assets            579,527             497,691

Deferred income tax liabilities:
    Plant and equipment, principally
         due to differences in depreciation           2,215,658           2,139,
275
    Pension benefit obligations                  449,707             426,787
    Deficiency of GAC revenue billed               94,405                 61,311
    Other                                                   221,837
166,9
83
                                      ----------     ---------
Total deferred income tax liabilities  2,981,607                2,794,356
                                       ---------     ---------
Net deferred income tax liability      $2,402,080               2,296,665
                                      ==========    ==========
There was no change in the valuation allowance for deferred income tax assets during the year ended September 30, 1999 or 1998.

(8) Pension and Other Postretirement Benefit Plans

In 1997, the Company established a trust to fund a deferred compensation plan for certain officers. The fair market value of assets in the trust was $1,021,696 and $785,361 at September 30, 1999 and 1998, respectively, and the plan liability, which is included in deferred compensation, postretirement benefits and other credits on the balance sheet, was $801,091 and $673,416 at September 30, 1999 and 1998, respectively. The assets of the trust are available to general creditors in the event of insolvency. Beginning October 1, 1998, the Company changed the manner in which the plan liability is calculated. The Company believes that the newly elected actuarial method more accurately reflects the obligation to covered participants as of the balance sheet date. This change in accounting method reduced the Company's expense under the Plan by $65,000 in 1999.

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

In addition to the Company's defined benefit pension plans, the Company offers postretirement benefits comprising of medical and life coverages to its employees who meet certain age and service criteria. Currently, the retirees under age 65 pay 60% of their health care premium until Medicare benefits commence at age 65. After age 65, Medicare supplemental coverage is offered with Company payment of the premium. For participants who retire on or after September 2, 1992, the Company cost, as stated above, shall not exceed $150 per month. In addition, the Company offers limited life insurance coverage to active employees and retirees. The postretirement benefit plan is not funded. The Company accrues the cost of providing postretirement benefits during the active service period of the employee.

The following table shows reconciliations of the Company's pension and postretirement plan benefits as of September 30:

                                  Pension benefits              Postretirement
benefits
                                       1999                1998
1999
              1998
Change in benefit obligations
Benefit obligation at
 beginning of year        $  8,445,196           7,159,528           1,062,666

    941,855
Service cost                            283,700            228,817
    23,9
94            16,171
Interest cost                          541,895             512,415
69,98
6             65,512
Participant contributions                   -                   -
18,78
6                  -
Actuarial gain/(loss)             (1,269,615)              868,962
(246
,840)         104,724
Benefits paid                     (459,727)           (423,378)
(84,3
58)      (65,596)
Amendments                             91,189              98,852
48,82
8                  -
                          ------------------------------------------------
Benefit obligation at
 end of year                 $    7,632,638           8,445,196
893,0
62       1,062,666
                         =================================================
Change in plan assts
Fair value of plan assets
 at beginning of year             $    9,658,264           9,102,282
         -
                   -
Actual return on plan assets 1,138,844                764,923
-
              -
Company contributions                191,232               214,437
65,572             65,596
Participant contributions                   -                   -
18,78
6                  -
Benefits paid                     (459,727)                (423,378)
    (84,
358)          (65,596)
                           ------------------------------------------------
Fair value of plan assets at
    end of year                   $    10,528,613               9,658,264
              -                   -
                         ==================================================
Funded status                     2,864,283           1,213,048      (893,062)
(1,062,666)
Unrecognized actuarial
 loss (gain)                 (2,328,796)              (864,189)      (407,718)

    (178,753)
Unrecognized PSC adjustment            332,762             373,097
-                  -
Unrecognized prior
 service cost                     838,691             817,339
43,40
3                  -
Unrecognized net transition
 asset   (obligation)             (325,956)           (365,446)           802,25
0             859,250
                            -------------------------------------------------
Prepaid (accrued)
 benefit cost              $ 1,380,984                1,173,849
(455,
127)          (382,169)
                           ==================================================

Weighted-average assumptions as of
    September 30, 1999 and 1998
 Discount rate                                7.75%                    6.5%
              7.75%               6.5%
Expected return on assets              8.0                      8.0

-                  -
Rate of compensation increase          5.0                      5.0
         -
                   -

For measurement purposes, an 8% annual rate of increase in the per capita cost of covered benefits (health care cost trend rate) was assumed for 1998. The rate is assumed to decrease gradually to 6% by the year 2012 and remain at that level thereafter. A 1% increase in the actual health care cost trend would result in approximately a 4.5% increase in the service and interest cost components of the annual net periodic postretirement benefit cost and a 3.4% increase in the accumulated postretirement benefit obligation. A 1% decreae in the actual health care cost trend would result in approximately a 3.7% decrease in the service and interest cost components of the annual net periodic postretirement benefit cost and a 3.0% decrease in the accumulated postretirement benefit obligation.


                                            Pension benefits              Postre
tirement benefits
                                            1999           1998
    1999
              1998
Components of net periodic
    benefit cost
Service cost                         $      285,161             228,817
    23,9
94            16,171
Interest cost                                  543,856               512,415
         6
9,986              65,512
Expected return on
 plan assets                                (764,699)      (715,243)      -

    -
Amortization of prior service          100,017             91,137    5,425

-
Amortization of transition obligation       (39,510)            (39,510)
57,00
0        57,000
Amortization of PSC adjustment              40,335         40,335
-
              -
Amortization of unrecognized
    actuarial (gain) loss                   (180,288)      (262,216) (17,875)
(32,153)
                                    ----------------------------------------
Net periodic benefit cost (benefit)    $    (15,128)  (144,265)  138,530
106,5
30
                                    ========================================

For ratemaking and financial statement purposes, pension expense represents the amount approved by the PSC in the Company's most recently approved rate case. Pension expense for ratemaking and financial statement purposes was approximately $39,000 for the years ended September 30, 1999 and 1998. The difference between the pension expense (benefit) for ratemaking and financial statement purposes, and the amount computed above has been deferred and is not included in the prepaid pension cost noted above. Such balances equal $84,000 and $135,000 as of September 30, 1999 and 1998, respectively.

The PSC has allowed the Company to recover incremental cost associated with postretirement benefits through rates on a current basis. Due to the timing differences between the Company's rate case filings and financial reporting period, a regulatory liability of $262,924 and $125,605 have been recognized at September 30, 1999 and 1998, respectively.


(9) Rentals Under Operating Leases

Foodmart Plaza receives income from the rental of retail store space under operating leases. The following is a schedule of minimum future rentals (excluding amounts representing executory costs such as taxes, maintenance and insurance) of operating leases as of September 30, 1999:

                     2000                   $    267,000
                     2001                        250,450
                     2002                        192,300
                     2003                           52,900
                     2004                           34,875
                            ------------
Total minimum future rentals      $    797,525

All leases contain renewal options at the end of their respective lease terms.


(10)     Commitments

The Company has agreements with seven pipeline companies providing for pipeline capacity for terms that extend through 2001. These agreements require the payment of a demand charge for contracted capacity at Federal Energy Regulatory Commission approved rates. Purchased gas costs incurred under these pipelines capacity agreements during 1999 and 1998 amounted to $3,599,300 and $3,735,000, respectively. The Company also has short-term gas purchase agreements averaging three months in length, with prices tied to various indices. The Company does not anticipate these agreements to be significantly in excess of normal capacity requirements.