Form 10KSB, Exhibit 13
period 2005-09-30
CORNING NATURAL GAS CORP
filed 2006-01-13
CIK 24751

Highlights - 12 Months Ended September 30
	2005	2004
Revenue From Continuing Operations	$26,297,000	$26,450,000
Net Income	$626,500	612,900
Earnings Per Common Share	$1.24	1.21
Gas Deliveries( Mcf )	9,148,000	8,759,000
Degree Days	7,109	6,918
Total Customers	14,344	14,378
Consolidated Capital Expenditures	1,160,000	826,000
Property, Plant and Equipment	$27,535,000	$26,373,000

TO OUR SHAREHOLDERS

Your Company generated a rate of return on consolidated equity of 13 percent resulting in earnings of $1.24 per share during the fiscal year ended September 30, 2005. Consolidated net income totaled $626,500 representing a slight improvement of 2.2 percent over the prior year. Utility operating revenues amounted to $22,878,000 in 2005, representing a 4 percent increase over the prior year. The Company is completing the third and final year of its last rate settlement with the New York State Department of Public Service. During this span of three years many events have taken place that have created additional burdens on the Company's ability to produce a reasonable rate of return. For example, the rising price of natural gas from all of the Company's suppliers results in higher levels of accounts receivable and additional uncollectable accounts. Insurance costs including general liability and health care continue to rise at rates higher than previously estimated. The Federal Government has continued with a relentless program to increase interest rates in an effort to control inflation. As the Company uses its lines of credit to purchase storage gas the combined effect of increased interest rates layered upon much higher gas costs places excessive demands on cash flows and overhead expenses. Last year the Company was able to negotiate an arrangement with state regulators to allow us to defer some of these expenses that were not included in the prior rate settlement but conversely we were unable to receive any interim rate treatment that would allow for improved cash flows. Fortunately, the prior rate settlement did allow the Company the ability to maintain any potential revenue that might be derived from the new natural gas well drilling operations in this area. These relatively successful wells are being drilled in the Trenton Black River Basin that runs through and beyond the Company's franchise areas. The Company has developed three interconnections with the Fortuna Energy Company of Calgary, Canada who has several of these gas wells producing gas on the Corning system. Fortuna pays the Company a fee to use some of our pipeline delivery system to transport gas to large volume users. In the past fiscal year we have moved approximately 3.5 billion cubic feet of gas from the wells connected to our system that has generated an additional $929,000 in gross revenues. Until the Company can obtain a reasonable rate increase to appropriately cover overheads and generate a favorable rate of return we shall continue to depend upon outside resources such as the Fortuna gas well production to augment utility earnings. In summary, earnings derived from utility operations amounted to $493,300 while the subsidiary companies, primarily Corning Real Estate, contributed an additional $133,200 of net income. The Company is involved in approximately 42 percent of all residential real estate transactions in the Elmira - Corning Multiple Listing Service area and also maintains about the same share of the dollar volume of such transactions. During the 2005 fiscal year the Company began preparations to file for a major rate application with the New York State utility regulators. The Company had at that time over $2.5 million in deferred expenses on the balance sheet. These are expenses that have accrued to operate the utility delivery system over the three year period since the effective date of the prior rate settlement that were not included in that settlement and therefore have not been collected in rates. This is another situation that has a detrimental effect upon cash flow as these expenses have been incurred and paid for but will not be collected until a future rate settlement is completed. These funds are then collected in the future over an additional three to five years. On October 31, 2005 the Company completed and filed an application for an increase in rates of nearly $3.5 million. Due to the rise in natural gas prices and the effects that this has upon cash flow, the Company has also requested expedited treatment with this rate application. The gross investment in gas plant amounted to $1,141,000 during the fiscal year. As with most gas utility companies in the state and throughout the Northeast there is an ongoing need to evaluate and replace aging distribution mains, service lines, metering and regulating equipment. The costs to replace older, bare, unprotected mains and services has increased at a steady rate for many years as the technology, materials and installation methods have improved considerably. The pipelines that are being installed today are expected to have a much longer life than what was installed originally and through the 1970's. In the mid 1970's through the present almost all intermediate and low pressure lines that were installed were made of a plastic material and thus not subject to corrosion. The higher pressure steel lines installed since the mid 1960's are plastic coated, cathodically protected and carefully installed. However, there remains older pipelines within the system that need to be replaced to ensure the safety of our customers. This will require ever higher additional capital expenditures which equates to higher rates and diligent oversight and equitable treatment by regulators in order to maintain the integrity these systems deserve and provide the service our customers expect. Effective September 1, 2005 the Company employed Joel D. Moore, a licensed professional engineer to serve as Vice President - Operations. Mr. Moore had been providing gas engineering consulting services to the Company throughout the prior year. Mr. Moore has an extensive background in gas pipeline and regulation systems design and construction as a consultant in this area and many years of employment with a major New York State distribution utility company. Mr. Moore is currently in the process of analyzing the Company's distribution system and drafting plans for the methodical replacement of aging pipeline and regulation equipment. The economy of our service territory is making small but steady improvements. The area's primary employer, Corning Inc. has had several financially successful quarters and has rebounded strongly in the financial marketplace. They remain a world leader in the production of fiber optic cable and are making global news and solid returns with their production of liquid crystal display (LCD) products used in laptop computers and flat screen televisions. Locally they have completed the third construction phase of a very large plant that will be used to manufacture ceramic catalytic converters for diesel engines. Natural gas will play a significant role in this manufacturing process and this plant is gearing up to increase production during the first quarter of 2006. Construction continues at a rapid pace on the conversion of Routes 17 and 15 into interstate highways 86 and 99 respectively. These two interstate highways will converge at the heart of our service territory and are expected to be a magnet for new businesses. In fact, new retail businesses have already opened in this area and property has been purchased for other new commercial enterprises. We are encouraged with this progress and look forward with anticipation for more positive activity in the commercial and residential sectors. The employees of Corning Natural Gas have experienced a year of numerous changes and challenges. These loyal, dedicated employees have provided quality results under difficult conditions throughout the year as they continue their work on a number of important projects. It is with regret and sadness that we bring to your attention that Mr. Donald Patnode passed away on September 9, 2005. Mr. Patnode served as a director since 1964 and was the Chairman of the Audit Committee and a member of the Compensation Committee. He was a loyal director who never missed meetings, always had positive contributions to make, was a friend to many and a gentleman to all. The Board and employees are grateful to Don for his many contributions to this Company's past success and prosperity. The cornerstone for our future success has been placed upon the employees and Board members to whom we are indebted. We look forward to the challenges of 2006 and beyond. We wish to express our gratitude to our shareholders for your continued interest and support.

Sincerely,

Thomas K. Barry

Chairman of the Board,

President and CEO

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

The company's primary business is natural gas distribution. We serve approximately 14,000 customers through 400 miles of pipeline. Our service territory is very saturated with very little residential growth. Growth opportunities exist in the industrial market, as well as in local production. Focus is given to controlling costs and making timely rate applications to the Public Service Commission. Key performance indicators are net income and rate of return. Other indicators that are tracked include degree days (a measure of weather), working capital changes and debt level trends.

Earnings

2005 compared with 2004. Consolidated earnings amounted to $626,500 or $1.24 per share in 2005 compared to earnings of $612,900 or $1.21 per share in 2004. The increase is the result of a significant utility increase in local production revenues partially offset by a decrease in non-utility earnings due to the discontinued operations of Tax Center and Foodmart and a $33,000 reduction in Mortgage earnings due to changing real estate market and competitive products, as shown in the table below.

2004 compared with 2003. Consolidated earnings amounted to $612,900 or $1.21 per share in 2004 compared to a loss of $91,500 or $(.19) per share in 2003. There was a significant utility increase due to an agreement reached with the Public Service Commission during 2004 that allowed for the inclusion of incentive revenues in the amount of $174,000 from 2003 and a pro-rata portion of $174,000 from 2004. The agreement further allowed for the deferral of some significant expenses that were not imputed in the Company's prior rate case. As shown in the table below, non-utility earnings for the Corning Realty segment improved due to a reduction in occupancy and advertising costs. The operations of the Appliance segment discontinued in September 2003 and the operations were discontinued for the Foodmart Plaza and Tax Center in July 2004 and October 2004 respectively. The Corning Mortgage segment experienced a $21,000 reduction due to competitive products.

Earnings (Loss) by Segment
2005		2004	2003
Utility	$ 493,321	$ 275,286	$ (208,361)
Corning Realty	131,907	132,466	39,702
Corning Mortgage	(23,831)	9,626	30,549
Total from Continuing Operations	601,397	417,378	(138,110)
Earnings from Discontinued Operations	25,133	195,491	46,598
Total Consolidated	$ 626,530	$ 612,869	$ (91,512)
Revenue
Utility Operating Revenue
Retail Revenue:
	2005	2004	2003
Residential	$ 12,962,578	$ 12,213,611	$ 11,452,212
Commercial	2,678,898	2,835,696	2,624,509
Industrial	229,492	249,490	346,632
	15,870,968	15,298,797	14,423,353
Transportation	2,700,204	2,820,827	2,834,884
Wholesale	2,954,559	3,250,042	3,047,868
Local Production	929,020	81,447	-
Other	423,107	544,392	255,822
	$ 22,877,858	$ 21,995,505	$ 20,561,927

2005 compared with 2004. Utility operating revenue increased $882,300 or 4 percent due primarily to an increase in local production revenue. Additionally, the revenue increase results from higher gas costs. Gas costs are charged to customers through the Company's Gas Adjustment Clause discussed in note 1(d) to the financial statements.

2004 compared with 2003. Utility operating revenue increased $1,433,600 or 7 percent due primarily to an increase in gas costs. Such increases are charged to customers through the Company's Gas Adjustment Clause as discussed above. In addition, the Company booked incentive revenues of $174,000 from 2003 and a pro-rata portion of $174,000 from 2004 as discussed in the earnings sections above. This increase appears in the other revenue line in the table above.

Non-Utility Revenue

2005 compared to 2004. Non-utility revenue by operating segment can be found in note 2 to the financial statements. Non-utility revenue in 2005 decreased $1,295,300 or 26 percent due to discontinued operations of Tax Center and Foodmart Plaza. There was a decrease in revenue from the Corning Realty segment of $424,800 or 11 percent due to the competitiveness of that segment.

2004 compared to 2003. Non-utility revenue decreased $2,321,000 in 2004 compared with 2003. This decrease was primarily the result of the discontinued operations of the Appliance segment in September 2003.

Operating Expenses

Utility

2005 compared with 2004. Purchase gas expense increased $378,000 or 2.7 percent in 2005. The Company's average cost of gas, including reconciliation amounts increased to $8.15 per mcf in 2005 from $7.20 per mcf the previous year. Other operating and maintenance expense decreased 4 percent due to cost containment measures implemented. Depreciation expense increased 11 percent to $513,925 due to increased investment in plant.

2004 compared to 2003. Purchased gas expense increased $841,000 or 6 percent. The Company's average cost of gas, including reconciliation amounts increased to $7.20 per mcf from $6.94 per mcf the previous year. Other operating and maintenance expense increased just 1 percent.

Non-Utility

2005 compared with 2004. Corning Realty commission expense decreased $126,000 or 32 percent as a result of reduced revenue. Realty occupancy and advertising expenses decreased $57,000 due to cost containment measures.

2004 compared to 2003. Corning Realty occupancy ad advertising expenses decreased $54,000 or 11 percent and general office expenses decreased $56,000 or 32 percent due to cost reduction programs implemented. Tax Center, whose operations were discontinued in October 2004, experienced increased payroll and related expenses of $87,000 or 26 percent due to increased staffing.

Other Income

Other income decreased $36,900 in 2005 versus 2004 and increased $107,000 in 2004 versus 2003. The changes are due to changes in interest bearing gas cost reconciliation amounts due from customers as well as realized gains and losses on a trust fund established to fund post-retirement compensations to certain officers.

Operating Segments

A description of the Company's operating segments can be found in note 2 to the financial statements, which also contains the results by segment for fiscal years 2005, 2004 and 2003.

Liquidity and Capital Resources

Internally generated cash from operating activities consists of net income, adjusted for non-cash expenses and changes in operating assets and liabilities. Non-cash items include depreciation and amortization, gain on sale of securities, deferred income taxes and gain on sale of discontinued operations. In the utility segment, over or under recovered gas costs significantly impacts cash flow. In addition, there are significant year-to-year changes in regulatory assets that impact cash flow. Cash flows from investing activities consist primarily of capital expenditures. Capital expenditures have historically exceeded $1 million annually and the same is expected in the coming year. Cash flows from financing activities consist of repayment of long-term debt and borrowings and repayments under our lines-of-credit. For consolidated operations, the Company had $7,750,000 during 2005 available through lines of credit at local banks, the terms of which are disclosed in note 6 to the financial statements. The amount outstanding under these lines at September 30, 2005 is $6,600,000. Subsequent to September 30, the Company has established a demand note in the amount of $1.9 million and reduced the credit line to $6.6 million. As security for the Company's line of credit, collateral assignments have been executed which assign to the lender various rights in the investment trust account, membership interest in Corning Realty Associates, LLC and proceeds from the note agreement. In addition, the lender has a purchase money interest in and to all natural gas purchases by debtor utilizing funds advanced by the bank under the line-of-credit agreement and all proceeds of sale thereof and accounts receivable pertaining to such sale. The Company relies heavily on its credit lines and a large portion is utilized throughout the entire year. During the months of April through October, there are major cash requirements as the Company purchases and stores gas in advance of the winter season. At September 30, 2005, the Company's gas storage totaled 3.7 million dollars. During the fall of 2005, the Company has been working to secure cash and winter supplies of natural gas through a combination of means. Due to the Company's relatively small size it had been required to provide prepayment for all or most of its supply requirements from those Marketers offering competitive pricing, effectively advancing the time of payment by nearly two months. That action, coupled with the continuing high prices of natural gas, especially following Hurricanes Katrina and Rita, meant that the Company's cash flow would be severely strained and would likely become negative early in the 2005-2006 winter, returning to positive levels only after the winter. As a consequence, the Company sought ways of obtaining sufficient cash or credit to meet its natural gas purchase obligations. In September 2005, the Company negotiated an agreement with Sprague Energy, Inc. ("Sprague'') whereby Sprague would purchase the Company's natural gas already in storage and complete filling storage to the operationally necessary level. Pursuant to that agreement, Sprague made payments to the Company totaling $5.195 million, which the Company is using for current cash needs. As natural gas is withdrawn from storage, Corning will pay Sprague an index-based price. The cash for storage gas was to be provided under the Company's two lines of credit totaling approximately $6.6 million, from Community National Bank, N.A. ("Community Bank"). The Company had also sought to enter into an arrangement with one or more other natural gas local distribution companies ("LDCs") whereby such LDC would supply natural gas to the Company during the winter months when sufficient cash to cover all supplies was not available and receive payment at the end of the winter when the Company had sufficient cash flow. Such an arrangement was completed on December 6, 2005. Through such agreements, the Company has entered supply and financing contracts that allow the Company to obtain supplies of natural gas that are anticipated to be sufficient for serving its customers for the remainder of the 2005-2006 winter heating season.

Interest Rate Risk. The Company's exposure to interest rate risk arises from borrowing under short-term debt instruments. At September 30, 2005, these instruments consisted of a term loan and bank credit line borrowings outstanding of $6,600,000. The interest rate (prime less 1/2 point) on this loan and these lines was 6 percent at September 30, 2005.

Regulatory Matters

On October 31, 2005, the Company filed with the PSC a request to increase its rates for natural gas service by approximately $3.46 million or 16.2 percent. Ordinarily, major rate increases are not permitted by the PSC to take effect for approximately 11 months after filing, which, in this case, would be on or about October 1, 2006. In an effort to realize the benefits of the proposed increase as soon as possible, however, the Company moved for the establishment of the increased rates on an emergency temporary basis to take effect by January 1, 2006. Whether and the extent to which the PSC will authorize the Company to implement all or a portion of the requested rate increase on a temporary basis cannot be predicted.

On March 12, 2004, the Company filed with the PSC a petition to amend the Joint Proposal approved in its last rate case. Among the matters highlighted in the Petition as requiring review and modification were:

(a) The allocation of costs between utility and non-utility business functions to reflect the sale of the Company's Appliance business; (b) restrictions on the Company's ability to record as current income the $174,124 annual additional revenues for improving its equity ratio; (c) the treatment of the costs of Pensions and Other Post-Retirement Benefits (OPEBs) for prior periods; and (d) the computation of costs pertaining to natural gas stored underground. On July 23, 2004, the Company reached a settlement (Joint Proposal) with the staff of the Public Service Commission. The Joint Proposal represents a negotiated resolution of the issues, and is subject to final approval by the Public Service Commission. The Joint Proposal provides for the release of the $174,124 from rate year 2003 to income, as well as the release of the pro-rata portion of $174,124 for rate year 2004. The Joint Proposal also provides for the filing of a deferral petition for the allocation costs resulting from the sale of the Appliance business. Hence, these costs have been deferred on the balance sheet, and subject to future PSC review for recovery through utility rates. The Joint Proposal was approved by the PSC on September 1, 2004.

While the Joint Proposal will not improve cash flows, it provides a positive impact on the results of operations. Incentive revenue of $174,124 annually will be recognized. The revenue generated from local production amounted to $929,000 in 2005 and $81,000 in 2004.

Critical Accounting Policies

The Company's significant accounting policies are described in the notes to the Consolidated Financial Statements. It is increasingly important to understand that the application of generally accepted accounting principles involve certain assumptions, judgments and estimates that affect reported amounts of assets, liabilities, revenues and expenses. Thus, the application of these principles can result in varying results from company to company. The most significant principles that impact the Company are discussed below.

Accounting for Utility Revenue and Cost of Gas Recognition. The Company records revenues from residential and commercial customers based on meters read on a cycle basis throughout each month, while certain large industrial and utility customers' meters are read at the end of each month. The Company does not accrue revenue for gas delivered but not yet billed, as the New York PSC requires that such accounting must be adopted during a rate proceeding, which the Company has not done. The Company's tariffs contain mechanisms that provide for the recovery of the cost of gas applicable to firm customers, which includes estimates. Under these mechanisms, the Company periodically adjusts its rates to reflect increases and decreases in the cost of gas. Annually, the Company reconciles the difference between the total gas costs collected from customers and the cost of gas. The Company defers any excess or deficiency and subsequently either recovers it from, or refunds it to, customers over the following twelve-month period. To the extent estimates are inaccurate, a regulatory asset on the balance sheet is increased or decreased.

Accounting for Regulated Operations - Regulatory Assets and Liabilities. A significant portion of the Company's business is subject to regulation. The Company's regulated utility records the results of its regulated activities in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation, which results in differences in the application of generally accepted accounting principles between regulated and non-regulated businesses. SFAS No. 71 requires the recording of regulatory assets and liabilities for certain transactions that would have been treated as revenue and expense in non-regulated businesses. In certain circumstances, SFAS No. 71 allows entities whose rates are determined by third-party regulators to defer costs as "regulatory" assets in the balance sheet to the extent that the entity expects to recover these costs in future rates. Management believes that currently available facts support the continued application of SFAS No. 71 and that all regulatory assets and liabilities are recoverable or refundable through the regulatory environment.

Pension and Post-Retirement Benefits. The amounts reported in the Company's financial statements related to its pension and other post-retirement benefits are determined on an actuarial basis, which uses many assumptions in the calculation of such amounts. These assumptions include the discount rate, the expected return on plan assets, the rate of compensation increase and, for other post-retirement benefits, the expected annual rate of increase in per capita cost of covered medical and prescription benefits. Changes in actuarial assumptions and actuarial experience could have a material impact on the amount of pension and post-retirement benefit costs and funding requirements experienced by the Company. However, the company expects to recover substantially all of its net periodic pension and other post-retirement benefit costs attributed to employees in its Utility segment in accordance with the applicable regulatory commission authorization. For financial reporting purposes, the difference between the amounts of such costs as determined under applicable accounting principles is recorded as either a regulatory asset or liability.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report contains statements which, to the extent they are not recitations of historical facts, constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). In this respect, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forwardV-looking statements. All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the Company's business and financial results could cause actual results to differ materially from those stated in the forward-looking statements.

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
Assets	September 30, 2005	September 30, 2004
Plant:
Utility property, plant and equipment	$26,826,478	$25,749,195
Non-utility property, plant and equipment	392,241	373,120
Non-utility assets - discontinued operations	180,930	190,766
Less: accumulated depreciation	(10,567,331)	(9,953,708)
Total plant utility and non-utility net	16,832,318	16,359,373
Investments:
Marketable securities available-for-sale at fair value	2,440,237	2,058,709
Investment in joint venture and associated companies	185,719	199,406
Total investments	2,625,956	2,258,115
Current assets:
Cash and cash equivalents	255,037	253,863
Customer accounts receivable, (net of allowance for
uncollectible accounts of $92,000 and $80,000)	1,083,909	910,795
Gas stored underground, at average cost	3,734,795	3,552,908
Gas inventories	271,960	241,802
Prepaid expenses	658,857	619,155
Current assets - discontinued operations	309,865	173,661
Total current assets	6,314,423	5,752,184
Deferred debits and other assets:
Regulatory assets:
Unrecovered gas costs	3,090,280	1,257,783
Deferred pension and other	394,606	612,010
Goodwill (net of accumulated amortization of $521,294
for both years)	1,457,117	1,457,117
Unamortized debt issuance cost (net of accumulated
amortization of $269,849 and $259,880)	254,206	264,175
Other	420,528	474,780
Note Receivable - discontinued operations	491,852	509,774
Total deferred debits and other assets	6,108,589	4,575,639
Total assets	$31,881,286	$28,945,311
See accompanying notes to consolidated financial statements.

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
	September 30, 2005	September 30, 2004
Capitalization and liabilities:
Common stockholders' equity:
Common stock (common stock $5.00 par
value per share. Authorized 1,000,000 shares;
issued and outstanding 507,000 shares at
September 30, 2005 and 2004)	$2,534,590	$2,534,590
Other paid-in capital	959,512	959,512
Retained earnings	2,959,723	2,333,193
Accumulated other comprehensive loss	(1,420,165)	(990,718)
Total common stockholders' equity	5,033,660	4,836,577
Long-term debt, less current installments	9,196,060	9,786,528
Long-term debt, less current installments -
discontinued operations	63,797	78,735
Total Long-term debt	9,259,857	9,865,263
Current liabilities:
Current portion of long-term debt	612,390	79,999
Demand Note Payable	1,836,666	-
Borrowings under lines-of-credit	6,600,000	6,325,000
Accounts payable	270,139	1,356,047
Accrued expenses	745,119	474,873
Customer deposits and accrued interest	952,503	1,037,270
Deferred income taxes	460,055	558,681
Other current liabilities - discontinued operations	317,860	61,035
Total current liabilities	11,794,732	9,892,905
Deferred credits and other liabilities:
Deferred income taxes	837,727	928,598
Deferred compensation	1,910,686	1,678,486
Deferred pension costs & post-retirement benefits	2,429,958	1,413,412
Other	265,043	137,282
Other deferred liabilites - Deferred federal income
taxes discontinued operations	192,788	192,788
Other deferred liabilities - discontinued operations	156,835	-
Total deferred credits and other liabilities	5,793,037	4,350,566
Concentrations and commitments (notes 3 and 9)
Total capitalization and liabilities	$31,881,286	$28,945,311
See accompanying notes to consolidated financial statements.

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Condensed Consolidated Statements of Income
For the Years Ended September 30, 2005, 2004 and 2003
	2005	2004	2003
Utility Operating Revenues	$ 22,877,858	$ 21,995,505	$ 20,561,927
Cost and Expense
Natural Gas Purchased	14,487,154	14,109,162	13,268,087
Operating & Maintenance Expense	4,446,785	4,667,765	4,609,126
Taxes other than Federal Income Taxes	1,293,273	1,336,075	1,330,591
Depreciation	513,925	463,203	490,836
Other Deductions, Net	11,445	21,964	18,959
Total Costs and Expenses	20,752,582	20,598,169	19,717,599
Utility Operating Income	2,125,276	1,397,336	844,328
Other Income and (Expense)
Interest Expense	(1,294,782)	(1,185,000)	(1,199,108)
Interest Income	88,083	124,967	17,853
Net Income from Utility Operations, Before Income Tax	918,577	337,303	(336,927)
Income Tax Benefit (Expense)	(425,256)	(62,017)	128,566
Income from Non-Utility Operations, Net of Income Tax	108,076	184,170	70,251
Net Income from Continued Operations	601,397	459,456	(138,110)
Income from Discontinued Operations, Net of Income Tax	25,133	153,413	46,598
Net Income (Loss)	$ 626,530	$ 612,869	$ (91,512)
Weighted average earnings per share-
basic & diluted:
From Continued Operations	$ 1.186	$ 0.906	$ (0.286)
From Discontinued Operations	0.050	0.303	0.096
	$ 1.236	$ 1.209	$ (0.190)
Weighted average shares outstanding	506,918	506,918	482,900

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Statements of Stockholders' Equity

				Accumulated
		Additional		Other
	Common	Paid in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total

Balances at October 1, 2002	$2,300,000	$653,346	$2,352,592	($1,137,098)	$4,168,840

Comprehensive Income:
Change in unrealized gain on
securities available for sale,
net of income taxes of $99,289	-	-	-	192,738	192,738
Minimum pension liability, net of
income taxes of $415,275	-	-	-	(806,123)	(806,123)
Net income	-	-	(91,512)	-	(91,512)

Total comprehensive income					(704,897)
Stock dividends	115,000	137,540	(252,540)	-	-
Balances at September 30, 2003	2,415,000	790,886	2,008,540	(1,750,483)	3,463,943

Comprehensive Income:
Change in unrealized gain on
securities available for sale,
net of income taxes of $9,208	-	-	-	17,874	17,874
Minimum pension liability, net of
income taxes of $382,186	-	-	-	741,891	741,891
Net income			612,869		612,869

Total comprehensive income					1,372,634
Stock dividends	119,590	168,626	(288,216)	-	-
Balances at September 30, 2004	2,534,590	959,512	2,333,193	(990,718)	4,836,577

Comprehensive Income:
Change in unrealized gain on
securities available for sale,
net of income taxes of $7,259	-	-	-	64,651	64,651
Minimum pension liability, net of
income taxes of $254,536	-	-	-	(494,098)	(494,098)
Net income	-	-	626,530	0	626,530

Total comprehensive income					197,083
Balances at September 30, 2005	$2,534,590	$959,512	$2,959,723	($1,420,165)	$5,033,660

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Years Ended September 30, 2005, 2004 and 2003
	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$ 626,530	$ 612,869	($91,512)
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	609,181	589,542	832,451
Unamortized debt issuance cost	9,969	20,909	21,558
Gain on sale of marketable securities	(89,903)	(121,647)	37,006
Deferred income taxes	748,234	410,447	(35,898)
Gain on sale of discontinued operatons	0	(79,812)	(74,919)
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(173,114)	270,802	123,599
Gas stored underground	(181,887)	(376,960)	(1,576,770)
Gas inventories	(30,158)	(10,585)	423,622
Prepaid expenses	(39,702)	55,444	(72,189)
Unrecovered gas costs	(1,832,497)	(106,089)	(390,522)
Prepaid income taxes	0	0	35,478
Deferred pension and other	217,404	522,976	149
Other	(64,030)	(284,510)	0
Increase (decrease) in:
Accounts payable	(1,085,908)	(723,164)	(185,249)
Accrued expenses	270,246	(37,795)	(82,419)
Customer deposit liability	(84,767)	(263,527)	505,736
Deferred income taxes	(1,430,999)	1,054,909	(313,105)
Deferred compensation	232,200	196,056	(124,471)
Deferred pension & post-retirement benefits	1,016,546	(945,892)	181,887
Other liabilities and deferred credits	541,421	51,682	109,833
Net cash (used in) provided by operating activities	(741,234)	835,655	(623,586)
Cash flows from investing activities:
Purchase of securities available-for-sale	(214,282)	(203,939)	(225,000)
Sale of securities available-for-sale	78,160	22,997	16,945
Capital expenditures	(1,160,121)	(826,130)	(1,250,736)
Cash received from sale of discontinued operations	0	1,283,914	1,152,400
Net cash (used in) provided by investing activities	(1,296,243)	276,842	(306,391)
Cash flows from financing activities:
Proceeds under lines-of-credit	14,975,000	11,100,000	12,925,000
Repayment of lines-of-credit	(14,700,000)	(11,325,022)	(11,850,000)
Proceeds under long-term debt	1,900,000	0	0
Repayment of long-term debt	(136,349)	(899,772)	(159,899)
Net cash (used in) provided by financing activities	2,038,651	(1,124,794)	915,101
Net (decrease) increase in cash	1,174	(12,297)	(14,876)
Cash and cash equivalents at beginning of period	253,863	266,160	281,036
Cash and cash equivalents at end of period	$ 255,037	$ 253,863	$ 266,160
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$ 1,357,307	$ 1,282,261	$ 1,323,476
Income taxes	$ 212,194	$ 14,000	$ 227,148

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY Notes to Consolidated Financial Statements For the Years Ended September 30, 2005, 2004 and 2003

(1) Summary of Significant Accounting Policies

Corning Natural Gas Corporation (the Company) is a gas distribution company providing gas on a commodity and transportation basis to its customers in the Southern Tier of New York State. The Company follows the Uniform System of Accounts prescribed by the Public Service Commission of the State of New York (PSC) which has jurisdiction over and sets rates for New York State gas distribution companies. The Company's regulated operations meet the criteria and accordingly, follow the accounting and reporting of Statement of Financial Accounting Standards No. 71 (SFAS No. 71) Accounting for the Effects of Certain Types of Regulation. The Company's consolidated financial statements contain the use of estimates and assumptions for reporting certain assets, liabilities, revenue and expenses and actual results could differ from the estimates. The more significant accounting policies of the Company are summarized below.

(a) Principles of Consolidation and Presentation

The consolidated financial statements include the Company and its wholly owned subsidiary, the Corning Natural Gas Appliance Corporation. The Corning Natural Gas Appliance Corporation owns two businesses which have been established as New York State limited liability subsidiary corporations, as follows: Corning Realty Associates, LLC and Corning Mortgage, LLC. Hereinafter the Appliance Corporation and its limited liability subsidiary corporations are collectively referred to as "Appliance Corporation." All significant intercompany accounts and transactions have been eliminated in consolidation. The results of the Appliance Corporation are reported separately as unregulated operations in the consolidated statements of income. Shared expenses are allocated to the Appliance Corporation.

It is the Company's policy to reclassify amounts in the prior year financial statements to conform with the current year presentation.

(b) Cash and Cash Equivalents

Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. Cash and cash equivalents at financial institutions which periodically may exceed federally insured limits.

(c) Accounts Receivable

Accounts receivable are stated net of an allowance for doubtful accounts. The Company estimates the allowance based on its analysis of specific balances, taking into consideration the age of past due accounts.

(d) Debt Issuance Costs

Costs associated with the issuance of debt by the Company are deferred and amortized over the lives of the related debt.

(e) Property, Plant and Equipment

Utility plant is stated at the historical cost of construction. Those costs include payroll, fringe benefits, materials and supplies and transportation costs. The Company charges normal repairs to maintenance expense.

(f ) Depreciation

The Company provides for depreciation for accounting purposes using a straight-line method based on the estimated economic lives of property, which ranges from 3 to 55 years for all assets except utility plant. The depreciation rate used for utility plant, expressed as an annual percentage of depreciable property, and was 2.3% in 2005, 2.5% in 2004 and 2.7% in 2003. At the time utility properties are retired, the original cost plus costs of removal less salvage, are charged to accumulated depreciation.
Non-utility property, plant and equipment
	2005	2004	2003
Structures and improvements	$205,246	$240,587	$1,242,558
Land	-	-	214,555
Furniture and equipment	367,925	323,299	346,158
Total:	$573,171	$563,886	$1,803,271

(g) Revenue and Natural Gas Purchased

The Company records revenues from residential and commercial customers based on meters read on a cycle basis throughout each month, while certain large industrial and utility customers' meters are read at the end of each month. The Company does not accrue revenue for gas delivered but not yet billed, as the New York PSC requires that such accounting must be adopted during a rate proceeding, which the Company has not done. Pursuant to the most recent rate order, capacity assignment revenue is recorded at a rate of 15% of the amount received from released capacity and is recognized upon notification of capacity release from the pipeline company while the remaining 85% is returned to customers through reduced gas cost. The Company operates a weather normalization clause as protection against severe weather fluctuations. This affects space heating customers and is activated when degree days are 2.2% greater or less than a 30 year average. As a result, the effect on revenue fluctuations in weather related gas sales is somewhat moderated.

Gas purchases are recorded on readings of suppliers' meters as of the end of the month. The Company's rate tariffs include a Gas Adjustment Clause (GAC) which adjusts rates to reflect changes in gas costs from levels established in the rate setting process. In order to match such costs and revenue, the PSC has provided for an annual reconciliation of recoverable GAC costs with applicable revenue billed. Any excess or deficiency in GAC revenue billed is deferred and the balance at the reconciliation date is either refunded to or recovered from customers over a subsequent 12-month period.

Real estate commissions are recognized at closing while professional services revenues are recognized as services are performed.

(h) Marketable Securities

Marketable securities, which are intended to fund the Company's deferred compensation plan, are classified as available for sale. Such securities are reported at fair value based on quoted market prices, with unrealized gains and losses, net of the related income tax effect, excluded from income, and reported as a component of accumulated other comprehensive income in stockholders' equity until realized. The cost of securities sold was determined using the specific identification method. For all investments in the unrealized loss portion, none have been in an unrealized loss position for more than 12 months and none are other than temporary impairments. In 2005, 2004 and 2003 we sold equity securities for gains (losses) of $89,900, $121,600 and $(37,006) respectively.

A summary of the marketable securities at September 30, 2005, 2004 and 2003 is as follows:

	Cost	Unrealized	Unrealized	Market
	Basis	Gain	Loss	Value

2005
Cash and Equivalents	$125,779	$0	$0	$125,779
Government and Agency Issues	583,158	0	163	582,995
Corporate Bonds	320,669	0	11,777	308,893
Other Fixed Income	97,218	0	4,530	92,688
Equity Securities	1,114,167	172,917	0	1,287,084
Foreign Assets	27,662	6,158	0	42,799
Total Securities	$2,268,653	$179,075	$16,470	$2,440,237

2004
Cash and Equivalents	$103,374	$0	$0	$103,374

Government and Agency Issues	415,710	4,866	0	420,576
Corporate Bonds	384,642	8,967	0	393,610
Other Fixed Income	95,965	0	1,558	94,406
Equity Securities	900,833	108,541	0	1,009,374
Foreign Assets	27,662	0	222	37,370
Total Securities	$1,928,185	$122,374	$1,780	$2,058,709

2003
Cash and Equivalents	$170,000	$0	$0	$170,000
Government and Agency Issues	241,802	67,011	0	308,812
Corporate Bonds	206,279	8,968	0	215,246
Other Fixed Income	182,670	0	3,112	179,557
Equity Securities	822,462	44,972	0	867,434
Foreign Assets	0	0	0	0
Total Securities	$1,623,211	$120,951	$3,112	$1,741,050

(i) Investment in Joint Venture

Corning Mortgage, a subsidiary of The Corning Natural Gas Appliance Corporation holds a 50% equity interest in a joint venture, Choice One Lending, which began operations in August, 2000. Investment by the Company in the joint venture is recorded using the equity method of accounting. The Company's pro-rata share of the results of operations of the joint venture was a loss of $16,842 in 2005, a profit of $10,796 in 2004 and a profit of $37,246 in 2003.

(j) Inventories

Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

(k) Federal Income Tax

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

(l) Dividends

Dividends are accrued when declared by the Board of Directors. A stock dividend of 5% was paid in fiscal 2003 and 2004.

Under the most restrictive long-term debt covenants, the Company may not declare or pay annual dividends except to the extent that consolidated net worth exceeds $2,000,000.

(m) Goodwill

Goodwill represents the excess of purchase price over the fair value of the identified net assets of acquired businesses and primarily applies to Corning Realty. Goodwill in excess of associated expected operating cash flows is considered to be impaired and is written down to fair value, which is determined based on undiscounted future cash flows.

(n) Accounting for Impairment

Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), Accounting for the Impairment or Disposal of Long-Lived Assets establishes accounting standards to account for the impairment of long-lived assets, and certain identifiable intangibles. Under SFAS No. 144 the Company reviews assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. SFAS No. 144 also requires that a rate regulated enterprise recognize an impairment when regulatory assets are no longer probable of recovery. No impairment losses were incurred for the years ended September 30, 2004 and 2003.

(o) Comprehensive Income

Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Under SFAS No. 130, the Company's comprehensive income consists of net income, net unrealized gains (losses) on securities and minimum pension liability and is presented in the consolidated statements of stockholders' equity.

(p) New Accounting Pronouncements

In March 2005, The FASB issued FIN 47, an interpretation of SFAS 143. FIN 47 provides clarification of the term "conditional asset retirement obligation" as used in SFAS 143, defined as a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Company. Under this standard, a company must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 becomes effective no later than the end of 2006. The Company is currently evaluating the impact of FIN 47, if any, on its consolidated financial statements.

In May 2005, the FASB issued SFAS 154. SFAS 154 replaces APB 20 and SFAS 3 and changes the requirements for the accounting for and reporting of a chance in accounting principle. The Company is required to adopt SFAS 154 for accounting changes and corrections of errors that occur in 2007. The Company's financial condition and results of operations will only be impacted by FSAS 154 if there are any accounting changes or corrections or errors in the future.

(q) Revenue Taxes

The Company collects state revenue taxes on a gross basis. The amount included in Utility Operating Revenue and Taxes other than Federal Income Taxes was $286,801, $378,993 and $366,017 in 2005, 2004, and 2003 respectively.

(2) Information About Operating Segments

The Company's reportable segments have been determined based upon the nature of the products and services offered, customer base, availability of discrete internal financial information, homogeneity of products, delivery channel and other factors.

The Corning Natural Gas Corporation (the Gas Company) is a gas distribution company providing gas on a commodity and transportation basis to its customers in the Southern Tier of New York State. The Appliance Corporation, Foodmart Plaza and the Tax Center have discontinued operations as discussed in Note 10. Corning Realty is a residential and commercial real estate business with approximately 70 agents operating in three neighboring counties. Corning Mortgage is a mortgage service company working closely with the realty relationship.

The following table reflects the results of the segments consistent with the Company's internal financial reporting process. The following results are used in part, by management, both in evaluating the performance of, and in allocating resources to, each of the segments.

	Utlity	Non Utility Operations			Discontinued Operations
					(2)	(3)	(4)
	Gas	Corning	Corning			Tax	Foodmart		Total
	Company	Realty	Mortgage	Subtotal	Appliance	Center	Plaza	Subtotal	Consolidated
Revenue: (1)
2005	$22,877,858	$3,433,059	($13,683)	$3,419,376	$334,125	-$	-$	($334,125)	$26,631,359
2004	21,995,505	3,857,902	27,988	3,885,890	264,657	568,744	329,504	1,162,905	27,044,300
2003	20,561,927	4,021,089	62,785	4,083,874	2,401,642	621,975	262,287	3,285,904	27,931,705
Net Income (loss): (1)
2005	493,321	131,907	(23,831)	108,076	52,241	(27,108)	0	25,133	626,530
2004	275,286	132,466	9,626	142,092	57,062	42,078	96,351	195,491	612,869
2003	-208,361	39,702	30,549	70,251	(145,838)	153,085	39,351	46,598	(91,512)
Interest income:(1)
2005	87,483	0	0	0	188,363	0	0	188,363	275,846
2004	124,041	0	9	9	131,464	14,742	3,868	150,074	274,124
2003	25,725	0	0	0	70,871	10,544	51	81,466	107,191
Interest expense:(1)
2005	1,294,782	68,400	11,277	79,677	15,326	0	0	15,326	1,389,785
2004	1,185,000	81,955	8,103	90,058	23,365	0	35,280	58,645	1,333,703
2003	1,199,108	86,629	10,911	97,540	20,244	121	58,665	79,030	1,375,678
Total assets:
2005	28,964,893	1,607,966	178,318	1,786,284	1,130,122	0	0	1,130,122	31,881,299
2004	27,032,685	1,649,103	0	1,649,103	76,115	187,408	0	263,523	28,945,311
2003	26,651,374	1,694,824	0	1,694,824	934,901	328,184	1,126,633	2,389,718	30,735,916
Capital Expenditures:
2005	1,141,029	19,121	0	19,121	0	0	0	0	1,160,150
2004	797,640	28,490	0	28,490	0	0	0	0	826,130
2003	972,779	95,298	0	95,298	171,814	10,845	0	182,659	1,250,736
Federal income tax expense:
2005	487,447	72,626	(12,127)	60,499	26,912	0	0	26,912	574,858
2004	163,363	68,240	4,959	73,199	29,396	20,573	50,060	100,029	336,591
2003	-151,931	24,247	15,770	40,017	(117,196)	78,000	23,673	(15,523)	(127,437)

  (1) Before elimination of intercompany interest.
  (2) The Appliance Co. discontinued operations in September 2003.
  (3) Tax Center International discontinued operations in October 2004.
  (4) Foodmart discontinued operations in July 2004.

Interest income and expense have been displayed in the segment in which it has been earned or incurred. Segment interest expense other than the Gas Company is included within unregulated expenses in the consolidated statements of income.

(3) Major Customers

The Company has three major customers, Corning Incorporated, New York State Electric & Gas (NYSEG) and Bath Electric Gas & Water Systems (BEGWS). The loss of any of these customers could have a significant impact on the Company's financial results. Total revenue and deliveries to these customers were as follows:

	Mcf	% of Total	Amount	% of Total
Corning Inc.
Year ended September 30, 2005	1,497,000	16	$723,000	3
Year ended September 30, 2004	1,489,000	17	$774,000	4
Year ended September 30, 2003	1,704,000	21	$990,000	5
NYSEG
Year ended September 30, 2005	3,833,000	42	$303,000	1
Year ended September 30, 2004	3,223,000	37	$297,000	1
Year ended September 30, 2003	2,906,000	35	$291,000	1
BEGWS
Year ended September 30, 2005	654,000	7	$2,651,000	12
Year ended September 30, 2004	679,000	8	$2,953,000	13
Year ended September 30, 2003	740,000	9	$2,757,000	13

(4) Regulatory Matters

 Certain costs are deferred and recognized as expenses when they are reflected in rates and recovered from customers as permitted by SFAS No. 71. These costs are shown as deferred debits and other assets. Such costs arise from the traditional cost-of-service rate setting approach whereby all prudently incurred costs are generally recoverable through rates. Deferral of these costs is appropriate while the Company's rates are regulated under a cost-of-service approach.

In a purely competitive environment, such costs might not have been incurred or deferred. Accordingly, if the Company's rate setting were changed from a cost-of-service approach and it was no longer allowed to defer these costs under SFAS No. 71, certain of these assets may not be fully recoverable. However, the Company cannot predict the impact, if any, of competition and continues to operate in a cost-of-service based regulatory environment. Accordingly, the Company believes that accounting under SFAS No. 71 is still appropriate.

Below is a summarization of the Company's regulatory assets as of September 30, 2005, 2004 and 2003:

	2005	2004	2003
Deferred Pension and other:
Pension	$208,121	$337,541	$860,517
Interest	57,252	135,240	135,240
Insurance	93,856	93,856	93,856
Uncollectible A/R	35,377	45,373	45,373
	394,606	612,010	1,134,986

Deferred Debits - accounting for income taxes			1,016,661
Deferred Unrecovered gas costs	3,118,280	1,257,783	1,151,694
Total Regulatory Assets	$3,512,886	$1,869,793	$3,303,341

Unrecovered gas costs	These costs are recoverable over future years and
	arise from an annual reconciliation of certain gas
	revenue and costs (as described in Note 1).

The Company expects that its regulatory assets will be fully recoverable from customers.

(5) Long-term Debt

The fair market value of the Company's long-term debt is estimated based on quoted market prices of similar issues having the same remaining maturities, redemption terms and credit ratings. Notes payable to banks are stated at cost, which approximates their value due to the short-term maturities of those financial instruments. Based on these criteria, the fair market value of long-term debt, including current portion, was as follows at September 30, 2005, 2004 and 2003:

	2005	2004	2003
Unsecured senior note - 7.9%, due serially with annual payments of
$355,000 beginning on September 1, 2006 through 2016 and
$795,000 due in 2017	$4,700,000	$4,700,000	$4,700,000
First mortgage bonds - 8.25%, series all due 2018, secured by
substantially all utility plant	3,100,000	3,100,000	3,100,000
Unsecured senior note - 9.83%, due serially with annual payments of
$100,000 beginning on September 1, 2007 through 2015 and
$700,000 due in 2016	1,600,000	1,600,000	1,600,000
Mortgage note - 8.02% monthly installments through April 2008	-	-	801,876
Term Loan - variable rate 1/2 point below prime, monthly
installments through August 2010, payable on demand	1,836,666	-	-
Unsecured promissory note - 6.5%, due 2012, with annual
payments of $7,850	54,950	62,800	70,650
Note payable - 6.5% monthly installments through January 2004
secured by assets of Corning Realty	-	-	23,614
Note payable - 6.25% monthly installments through January 2009
secured by assets of Corning Realty	158,500	8,727	269,774
Mortgage note - 6.25% monthly installments through 2010	76,364	83,545	88,930
Note payable - at prime rate, 4.00% at September 2005,
due 12/31/2005	125,000	125,000	125,000
Note payable - at prime rate, 4.00% at September 2005,
due 12/31/2005	70,000	70,000	70,000
Total long-term debt	$11,721,480	9,950,072	10,849,844

Less current installments	2,449,056	79,999	309,977
Less current installments - discontinued operations	12,567	4,810	-
Long-term debt less current installments	9,259,85	7 9,865,263	10,539,867

2006	$2,461,623	2007	$535,145	2008	$522,125
2009	$478,001	2010	$483,886	2011	and thereafter $7,240,700

(6) Lines of Credit

The Company has consolidated lines of credit with local banks to borrow up to $6,600,000 on a short-term basis. Borrowings outstanding under these lines were $6,600,000, $6,325,000 and $6,550,000 at September 30, 2005, 2004 and 2003, respectively. The maximum amount outstanding during the year ended September 30, 2005, 2004 and 2003 was $6,600,000, $7,200,000 and $6,800,000respectively. The lines of credit are unsecured and payable on demand with interest at rates which range from the prime rate (6.25% on September 30, 2005) to the prime rate less 3/4%. As security for the Company's line of credit, collateral assignments have been executed which assign to the lender various rights in the investment trust account, membership interest in Corning Realty Associates, LLC and proceeds from the note agreement. In addition, the lender has a purchase money interest in and to all natural gas purchases by debtor utilizing funds advanced by the bank under the line-of-credit agreement and all proceeds of sale thereof and accounts receivable pertaining to such sale. The weighted average interest rates on outstanding borrowings during fiscal 2005, 2004 and 2003 were 4.92%, 3.35% and 3.48% respectively.

(7) Income Taxes

Income tax expense (benefit) for the years ended September 30 is as follows:

	2005	2004	2003
Utility Operations:
Current	$ (322,978)	$ (348,430)	$ (33,395)
Deferred	748,234	410,447	(95,171)
Investment Credits
	425,256	62,017	(128,566)
Unregulated Operations:
Current	109,309	216,270	119,937
Deferred			(94,120)
	109,309	216,270	25,81
Total Income Tax Expense	$ 534,565	$ 278,287	$ (102,749)

Actual income tax expense differs from the expected tax expense (computed by applying the federal corporate tax rate of 34% to income before income tax expense) as follows:

	2005	2004	2003
Expected federal tax expense	$ 574,858	$ 336,591	$ (127,437)
State tax expense	(40,293)	(58,304)	24,688
Actual tax expense	$ 534,565	$ 278,287	$ (102,749)

The tax effects of temporary differences that result in deferred income tax assets and liabilities at September 30 are as follows:

	2005	2004	2003
Deferred income tax assets:
Unbilled revenue	$ 26,228	$ 52,999	$ 26,372
Deferred compensation reserve	763,128	670,387	592,083
Post-retirement benefit obligations	414,330	352,310	262,140
Comprehensive income	814,196	670,914	941,829
Other	51,221	141,729	105,744
Total deferred income tax assets	2,069,103	1,888,339	1,928,168
Deferred income tax liabilities:
Property, plant and equipment, principally
due to differences in depreciation	2,307,529	2,370,873	2,453,532
Pension benefit obligations	44,633	43,740	666,583
Deferred expense - allocations	645,890	329,456	135,975
Other	561,621	824,337	414,127
Total deferred income tax liabilities	3,559,673	3,568,406	3,670,217
Net deferred income tax liability	$ 1,490,570	$ 1,680,067	$ 1,742,049

(8) Pension and Other Post-retirement Benefit Plans

In 1997, the Company established a trust to fund a deferred compensation plan for certain officers. The fair market value of assets in the trust was $2,440,237, $2,058,709 and $1,741,050 at September 30, 2005, 2004 and 2003, respectively, and the plan liability, which is labeled as deferred compensation on the balance sheet, was $1,910,686, $1,678,486 and $1,482,430 at September 30, 2005, 2004 and 2003, respectively. The assets of the trust are available to general creditors in the event of insolvency.

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

In addition to the Company's defined benefit pension plans, the Company offers post-retirement benefits comprised of medical and life coverages to its employees who meet certain age and service criteria. Currently, the retirees under age 65 pay 60% of their health care premium until Medicare benefits commence at age 65. After age 65, Medicare supplemental coverage is offered with Company payment of the premium. For union participants who retire on or after September 2, 1992, the Company cost, as stated above, shall not exceed $150 per month. The monthly benefit for all non-union employees, regardless of retirement date, shall not exceed $150. In addition, the Company offers limited life insurance coverage to active employees and retirees. The post-retirement benefit plan is not funded. The Company accrues the cost of providing post-retirement benefits during the active service period of the employee.

The following table shows reconciliations of the Company's pension and post-retirement plan benefits as of September 30:
	Pension Benefits		Post-retirement Benefits
	2005	2004	2003	2005	2004	2003
Change in benefit obligations
Benefit obligation at
beginning of year	$12,269,200	$12,593,920	$10,769,929	$1,147,138	$1,210,278	$1,170,079
Service cost	374,204	354,997	374,664	34,842	35,709	34,726
Interest cost	746,839	727,166	736,337	69,342	68,583	79,533
Participant contributions	-	-	-	64,374	67,262	89,750
Actuarial (gain) loss	870,123	(402,706)	1,247,377	(22,021)	(45,408)	(8,182)
Benefits paid	(531,511)	(560,158)	(534,387)	(120,374)	(123,029)	(155,628)
Curtailments	(18,675)	(444,019)	-	(2,268)	(66,257)	-
Benefit obligation at end of year	$13,710,180	$12,269,200	$12,593,920	$1,171,033	$1,147,138	$1,210,278

Change in plan assets
Fair value of plan assets at
beginning of year	$8,854,625	$8,279,121	$8,385,260	-	-	-
Actual return on plan assets	680,253	976,746	322,062	-	-	-
Company contributions	248,352	158,916	131,381	56,000	55,767	65,878
Participant contributions	-	-	-	64,374	67,262	89,750
Benefits paid	(531,511)	(560,158)	(559,582)	(120,374)	(123,029)	(155,628)
Fair value of plan assets at
end of year	$9,251,719	$8,854,625	$8,279,121	-	-	-
Funded status	(4,458,461)	(3,414,575)	(4,314,799)	(1,171,033)	(1,147,138)	(1,210,278)
Unrecognized net actuarial	3,787,750	3,186,891	4,799,777	(226,990)	(218,925)	(124,415)
loss / (gain)
Unrecognized PSC adjustment	90,752	131,087	171,422	-	-	-
Unrecognized prior service cost	208,121	337,541	658,480	10,853	16,278	21,703
Unrecognized net transition asset	(88,896)	(128,406)	(167,916)	349,790	393,110	574,250
(obligation)
Additional minimum liability	(2,562,764)	(1,943,550)	(3,388,566)	-	-	-

(Accrued) prepaid benefit cost	(3,023,498)	(1,831,012)	(2,241,602)	(1,037,380)	(956,675)	(738,740)
Accrued contribution	432,792	367,268	40,000	-	-	-
Changes in Amounts Recognized in the Balance Sheets Consist of:
(Accrued) / Prepaid pension cost
as of beginning of fiscal year	(1,831,012)	(2,241,602)	(422,659)	(956,675)	(738,740)	(640,849)
Pension (cost) income	(870,171)	(953,955)	(842,979)	(136,705)	(139,302)	(163,769)
Curtailment	(70,369)	(239,387)	-	-	(134,400)	-
Contributions	432,792	486,184	131,381	-	-	-
Change in receivable contribution	(65,524)	(327,268)	-	-	-	-
Net benefits paid	-	-	-	56,000	55,767	65,878
Change in additional
minimum liability	(619,214)	1,445,016	(1,107,345)	-	-	-

(Accrued) / prepaid pension
cost as of end of fiscal year	(3,023,498)	(1,831,012)	(2,241,602)	(1,037,380)	(956,675)	(738,740)
Weighted average assumptions used to
Determine benefit obligation at September 30
Discount rate	5.00%	6.25%	6.00%	5.00%	6.25%	6.00%
Expected return on assets	8.00%	8.00%	8.00%	-	-	-
Rate of compensation increase	4.50%	4.50%	4.50%	-	-	-

For measurement purposes, a 12% annual rate of increase in the per capita cost of covered benefits (health care cost trend rate) was assumed for 2005. The rate is assumed to decrease gradually to 5% by the year 2011 and remain at that level thereafter. A 1% increase in the actual health care cost trend would result in approximately a 4.1% increase in the service and interest cost components of the annual net periodic post-retirement benefit cost and a 4.1% increase in the accumulated post-retirement benefit obligation. A 1% decrease in the actual health care cost trend would result in approximately a 3.6% decrease in the service and interest cost components of the annual net periodic post-retirement benefit cost and a 3.6% decrease in the accumulated post-retirement benefit obligation.

	Pension Benefits			Post-retirement Benefits
	2005	2004	2003	2005	2004	2003
Components of net period
Benefit cost (benefit)
Service Cost	360,993	379,997	374,664	33,736	35,709	34,726
Interest Cost	750,512	727,166	736,337	70,077	68,583	79,533
Expected return on plan assets	(702,181)	(660,479)	(655,554)	-	-	-
Amortization of prior service	70,713	81,552	114,053	5,425	5,425	5,425
Amortization of transition obligation	(39,510)	(39,510)	(39,510)	43,320	46,740	57,000
Amortization of PSC adjustment	40,335	40,335	40,335	-	-	-
FAS88 Recognition - loss on curtailment	-	239,387	-	-	-	-

Amortization of unreconized actuarial loss (gain)	326,311	424,894	272,654	(21,893)	(17,155)	(12,915)
Net periodic benefit cost (benefit)	$807,173	$1,193,342	$842,979	$130,665	$139,302	$163,769

Amounts Recognized in the Balance Sheet Consists of:
Accrued Benefit Liability	($1,176,261)	($318,574)	($1,360,142)	($1,253,697)	($1,094,838)	($881,405)
Prior Period Adjustment	(208,070)	(206,863)	-	-	7,730	-
Regulatory Adjustments	(1,573,643)	(1,305,575)	(881,460)	216,317	130,433	142,665
Change in Receivable Contribution	(65,524)	-	-	-	-	-
Net Amount Recognized at End of Period	($3,023,498)	($1,831,012)	($2,241,602)	($1,037,380)	($956,675)	($738,740)

Weighted average assumptions used To determine net
period cost at September 30
Discount Rate	5.00%	6.25%	6.00%	5.00%	6.25%	6.00%
Expected Return on Assets	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
Rate of Compensation Increase	4.50%	4.50%	4.50%	4.50%	4.50%	4.50%

The expected returns on plan assets of the Retirement Plan and Post-Retirement Plan are applied to the market-related value of plan assets of the respective plans. For the Retirement Plan, the market-related value of assets recognizes the performance of its portfolio over five years and reduces the effects of short-term market fluctuations. The market-related value of Post-Retirement Plan assets is set equal to market value.

The current year pension expense recognizes a curtailment loss as of October 1, 2004 associated with a significant layoff of plan participants resulting from the sale of the Tax Division.

For ratemaking and financial statement purposes, pension expense represents the amount approved by the PSC in the Company's most recently approved rate case. Pension expense (benefit) for ratemaking and financial statement purposes was approximately $365,742, $359,218 and $214,385 for the years ended September 30, 2005, 2004 and 2003 respectively. The difference between the pension expense (benefit) for ratemaking and financial statement purposes, and the amount computed above has been deferred and is not included in the prepaid pension cost noted above. Such balances equal $1,573,641, $1,305,575 and $795,750 as of September 30, 2005, 2004 and 2003 respectively.

The PSC has allowed the Company to recover incremental cost associated with post-retirement benefits through rates on a current basis. Due to the timing differences between the Company's rate case filings and financial reporting period, a regulatory liability of ($44,955), ($38,102) and ($153,088) has been recognized at September 30, 2005, 2004 and 2003 respectively.

The Company also maintains the Corning Natural Gas Corporation Employee Savings Plan (the "Savings Plan"). All non-union employees of the Company who work for more than 1,000 hours per year and who have completed one year of service may enroll in the Savings Plan at the beginning of each calendar quarter. Under the Savings Plan, participants may contribute up to 50% of their wages. For non-union employees, the Company will match one-half of the participant's contribution up to a total of 3% of the participant's wages. The Company contribution to the plan was $35,337 in 2005, $37,184 in 2004 and $73,207 in 2003.

(9) Commitments

The Company has agreements with five pipeline companies providing for pipeline capacity for terms that extend through 2012. These agreements require the payment of a demand charge for contracted capacity at Federal Energy Regulatory Commission (FERC) approved rates. Purchased gas costs incurred under these pipelines capacity agreements during 2005, 2004 and 2003 amounted to $2,337,737, $2,451,471 and $2,921,838 respectively. Contracted capacity costs for the next five years will be at FERC approved rates and will likely approximate $2,500,000. The Company also has short-term gas purchase agreements averaging six months in length, with prices tied to various indices. The Company does not anticipate these agreements to be significantly in excess of normal capacity requirements.

(10) Discontinued Operations

In October 2004, the Company discontinued operations of Tax Center International. The Company was unsuccessful in locating a buyer in the limited marketplace, and remaining assets will be transferred to the parent company.

On July 8, 2004 the Company sold the assets of Foodmart Plaza LLC. Proceeds from the sale of $1.3 million were used to pay expenses and pay off the mortgage. A pre-tax gain of $133,020 was recognized on the sale of the assets.

The assets of the Appliance Company were sold in mid-September 2003 to a small group of primarily local investors. The assets, which consisted primarily of rented appliances in service, inventory, displays, equipment and vehicles, were sold for $1,992,400 including the $240,000 discussed below. The Company received $1,152,400 in cash and loaned the new Company $600,000 with interest at the rate of 6.25% which will be amortized and paid within five years. The remaining $240,000 will be paid in $80,000 increments at the conclusion of each of three years if the newly formed Company attains specific revenue levels during each of those three periods. The Company experienced a pre-tax profit of $364,740 on the sale of this business of which $124,740 was earned during fiscal 2003 and $80,000 was earned in 2004. An additional $80,000 will be earned in each of the years 2005 and 2006 if revenue levels meet expectations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors Corning Natural Gas Corporation and Subsidiary Corning, New York

We have audited the accompanying consolidated balance sheets of Corning Natural Gas Corporation and Subsidiary as of September 30, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corning Natural Gas Corporation and Subsidiary as of September 30, 2005 and 2004, and the results of their consolidated operations and their consolidated cash flows for each of the three years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

Rotenberg & Co., LLP Rochester, New York November 21, 2005

CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
SUMMARY OF FINANCIAL AND OPERATING STATISTICS
	2005	2004	2003	2002	2001
Total assets	$31,881,286	$28,945,311	$30,735,916	$28,853,981	$29,330,254
Long-term debt, less current installments	$9,259,857	9,670,263	10,539,867	10,593,738	10,905,093
Summary of earnings:
Utility operating revenue	$22,877,858	$21,995,505	$20,561,927	$17,241,615	$24,121,238
Total operating expenses and taxes	21,177,838	20,660,186	19,598,325	16,120,931	22,879,305
Net utility operating income	1,700,020	1,335,319	963,602	1,120,684	1,241,933
Other income	88,083	124,967	17,853	24,696	34,614
Non-utility Earnings	133,209	337,583	116,849	307,641	290,678
Interest expense-regulated	1,294,782	1,185,000	1,189,816	926,868	960,675
Net Income	$626,530	$612,869	($91,512)	$526,153	$606,550
Number of common shares	506,918	506,918	482,900	460,000	460,000
Earnings per common share	$1.25	$1.22	($0.19)	$1.14	$1.32
Dividends paid per common share	$0	$0	$0	$0.65	$1.30
Statistics (unaudited)-
Gas delivered (MMcf )
Residential	1,115	1,116	1,179	997	1,507
Commercial	270	298	325	263	307
Other utilities	313	340	404	300	339
Transportation deliveries	7,450	6,947	6,364	5,978	6,392
Total deliveries	9,148	8,701	8,272	7,538	8,545
Number of customers-end of period	14,344	14,378	14,316	14,388	14,454
Average Mcf use per residential customer	107	109.2	119.3	93.8	119.1
Average revenue per residential customer	$1,242.03	$1,167.69	$1,158.90	$897.71	$1,250.44
Number of degree days (1)	7,109	6,918	7,434	5,629	6,809
Percent (warmer) colder than avg.	3.2	1.7	8.3	(13.1)	5.0
Peak day deliveries (Mcf )	58,327	53,922	52,753	52,467	53,523
Number of rental appliances in service	0	0	0	6,179	6,213
Miles of mains	404.7	404.3	403.9	402.3	398.4
Investment in gas plant (at cost)	$26,826,478	$25,749,195	$24,953,757	$23,980,978	$22,940,150
Stockholders' equity per share	9.93	9.54	7.17	9.06	10.63
(1) Thirty year average degree days: 6,890

Common Stock Data-Market Price (OTC)

Quarter Ended High Low

December 31, 2003	13.25	12.00
March 31, 2004	13.00	10.10
June 30, 2004	20.00	13.30
September 30, 2004	17.40	9.50
December 31, 2004	14.00	9.50
March 31, 2005	13.00	10.60
June 30, 2005	16.00	10.80
September 30, 2005	16.00	14.45

NOTE: A stock dividend in the amount of 5% was paid during the 1st quarter of fiscal 2003 and 2004.